Exhibit 2.1

CONTRIBUTION AND TRANSFER AGREEMENT

BY AND AMONG

KAPLAN HIGHER EDUCATION, LLC,

IOWA COLLEGE ACQUISITION, LLC,

PURDUE UNIVERSITY,

AND

PURDUE NEWU, INC.

Dated April 27, 2017

TABLE OF CONTENTS
Page
1.	Definitions and Interpretation		2
	1.1	Terminology	2
	1.2	Interpretation	2

2.	Contribution and Transfer of Institutional Assets; Assumption of Certain Liabilities		3
	2.1	Contribution and Transfer of Institutional Assets	3
	2.2	Institutional Employees	4
	2.3	Excluded Assets	4
	2.4	No Assumed Liabilities	5
	2.5	Retained Liabilities	5
	2.6	Assignability and Consents	6
	2.7	Misallocated Transfers	6

3.	The Closing		6
	3.1	Consideration	6
	3.2	Closing	6
	3.3	Contributor Closing Deliveries	7
	3.4	Purdue Parties Closing Deliveries	8

4.	Representations and Warranties of Contributor		9
	4.1	Organization and Qualification	9
	4.2	Authority Relative to this Agreement	9
	4.3	Consents and Approvals; No Violations; Licenses	9
	4.4	Financial Statements	10
	4.5	Absence of Certain Changes or Events	10
	4.6	Tangible Assets	10
	4.7	Intellectual Property	10
	4.8	Transferred Contracts	11
	4.9	Real Property	11
	4.10	Student Records	12
	4.11	Employee Benefit and Labor Matters	12
	4.12	Compliance with Laws	12
	4.13	Education Matters	12
	4.14	Sufficiency of Institutional Assets	14
	4.15	Brokers	14
	4.16	Solvency; Fraudulent Conveyance	14
	4.17	No Restriction on Transfer	15
	4.18	Litigation; Judgments	15
	4.19	Related Party Transactions	15
	4.20	No Other Representations and Warranties	15

5.	Representations and Warranties of the Purdue Parties		15
	5.1	Organization and Qualification	16
	5.2	Authority Relative to this Agreement	16
	5.3	Consents and Approvals; No Violations; Licenses	16
	5.4	Brokers	17
	5.5	Compliance with Laws	17
	5.6	No Other Representations and Warranties	17

6.	Covenants		17
	6.1	Access	17
	6.2	Confidentiality	17
	6.3	Cooperation	18
	6.4	Further Assurances	20

Page

	6.5	Conduct of Business	20
	6.6	Public Announcements	20
	6.7	Use of Names, Brands	21
	6.8	Insurance	21
	6.9	Change of Names	21
	6.10	Mixed Use Contracts	21
	6.11	Credit Support Obligations; Security Deposits	22
	6.12	Tax Matters	22
	6.13	Schedule Updates; Certain Notices	22
	6.14	Exclusive Dealings	23

7.	Employment Matters		23
	7.1	Transferred Employees	23
	7.2	Service Credit	23
	7.3	401(k) Plans	24
	7.4	COBRA	24
	7.5	Welfare Benefit Claims	24
	7.6	Workers Compensation	24
	7.7	Vacation	25
	7.8	Payment of Bonuses	25
	7.9	No Third-Party Beneficiaries	25

8.	Conditions to Obligations to Close		25
	8.1	Conditions to Obligation of All Parties to Close	25
	8.2	Conditions to the Purdue Parties’ Obligation to Close	26
	8.3	Conditions to Contributor’s Obligation to Close	26

9.	Termination		27
	9.1	Termination	27
	9.2	Notice of Termination	27
	9.3	Effect of Termination	27

10.	Indemnification		27
	10.1	Survival of Representations, Warranties, Covenants and Agreements	27
	10.2	Indemnification by Contributor	28
	10.3	Indemnification by the Purdue Parties	29
	10.4	Limitations	30
	10.5	Indemnification Procedures	31
	10.6	Exclusive Remedy	33

11.	Miscellaneous		33
	11.1	Counterparts	33
	11.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	33
	11.3	Entire Agreement; Third Party Beneficiaries	34
	11.4	Expenses	34
	11.5	Notices	34
	11.6	Successors and Assigns	35
	11.7	Amendments and Waivers	35
	11.8	Severability	35
	11.9	No Admission	35
	11.10	No Recourse	35
	11.11	No Waiver	35
	11.12	Special Rule for Fraud	35

TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A  Definitions

Exhibit B  Form of Transition and Operations Support Agreement

Exhibit C  Closing Governmental Consents

Exhibit D  Authorization Statute

Exhibit E-1  Guarantees

Exhibit E-2  Performance Bonds

Exhibit F  License Agreement - Academic Content

SCHEDULES

Schedule 2.1(d)  Transferred Contracts

Schedule 2.1(e)  Transferred Leases

Schedule 2.1(f)  Kaplan University Courses

Schedule 2.1(h)  Transferred Intellectual Property

Schedule 2.2  Institutional Employees

Disclosure Schedule

Purdue Disclosure Schedule

CONTRIBUTION AND TRANSFER AGREEMENT

This Contribution and Transfer Agreement (together with the Exhibits and Schedules hereto, this “Agreement”), dated April 27, 2017 (the “Effective Date”), is made by and among Kaplan Higher Education, LLC, a Delaware limited liability company (“KHE”), Iowa College Acquisition, LLC, a Delaware limited liability company (“ICA”) (KHE and ICA, collectively, “Contributor”), The Trustees of Purdue University, an Indiana body corporate that manages and conducts Purdue University, the State of Indiana’s land-grant university (“Purdue”), and Purdue NewU, Inc., an Indiana nonprofit, public benefit corporation (“NewU”).  “Party” refers, as the context provides, to any of Contributor, Purdue and NewU; and “Parties” refers to Contributor, Purdue and NewU collectively.  “Purdue Parties” refers to Purdue and NewU collectively.  Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Exhibit A (Definitions).

RECITALS

A.            Contributor and Purdue have proposed that Contributor, on the one hand, and NewU, on the other hand, enter into an agreement to enable NewU to acquire the accredited, Title IV-participating, post-secondary ED Institution known as “Kaplan University” and its institutional assets and operations for the purpose of delivering a broad range of educational offerings in support of the efforts of Purdue, as the State of Indiana’s land-grant university, to: (i) expand access to higher education for adult learner and other non-traditional students, (ii) enhance and accelerate online and hybrid online/ground higher education offerings aimed at workforce and economic development goals within and for the State of Indiana, and (iii) extend those same offerings to a national and international student audience, thereby expanding access to education while also building Purdue’s higher education brand nationally and internationally and providing a source of incremental revenue for the advancement of Purdue’s missions of learning, discovery and engagement.

B.            Contributor owns and operates Kaplan University which, as of the Effective Date, consists of seven schools and colleges offering more than 100 diplomas, certificates, associates, bachelors, masters and doctoral degrees, as well as fifteen campus and learning center locations and three military base locations.

C.            Contributor wishes to contribute to NewU, and the Purdue Parties wish for NewU to accept from Contributor at Closing, the Institutional Assets in order to ensure a smooth and seamless transition of Kaplan University’s Academic Functions for the benefit of Kaplan University’s students.

D.            Contributor will support the transition and operations of NewU under an agreement substantially in the form attached as Exhibit B (the “Transition and Operations Support Agreement”).  The consideration for Contributor’s irrevocable transfer of the Institutional Assets hereunder at the Closing is the execution, delivery and performance of the Transition and Operations Support Agreement.  The terms hereof and of the Transition and Operations Support Agreement provide financial guarantees and priorities to NewU that create significant economic risk to Contributor.  Contributor’s willingness to irrevocably transfer its Institutional Assets without any upfront consideration or payment was based upon the following, each of which Contributor has relied upon in agreeing to consummate the transfer:  (i) the Parties’ beliefs that Contributor’s support of NewU would create the best opportunity for NewU to succeed and fulfill the goals described in the Transition and Operations Support Agreement and serve the best interests of the students of Kaplan University and NewU, and (ii) NewU’s agreement to perform pursuant to the terms of the Transition and Operations Support Agreement.

E.            The purpose of the transactions contemplated by this Agreement and the Transition and Operations Support Agreement is to establish a long-term relationship pursuant to which the Purdue Affiliate that owns and operates the Institutional Assets will deliver a set of high quality, affordable and effective education offerings via an online and hybrid online/ground higher education institution, which will be supported by Contributor pursuant to the Transition and Operations Support Agreement.

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AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions and Interpretation.

1.1     Terminology.  If the Agreement does not define a particular term, it will have its generally understood meaning (e.g., in the information technology or education industries) based on the context in which it is used.

1.2     Interpretation.

(a)            Generally.  Unless the context requires otherwise:

(i)          all references herein to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules of or to this Agreement;

(ii)         the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement;

(iii)       each term defined in this Agreement has the meaning assigned to it;

(iv)       each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;

(v)         words in the singular include the plural and vice versa;

(vi)       all references to “$” or “dollar” amounts will be to lawful currency of the United States;

(vii)      unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar day(s);

(viii)     references to the masculine, feminine or neuter gender include each other gender;

(ix)       the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(x)        the terms “including” and “includes” mean “including or includes without limitation;”

(xi)       reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time;

(xii)     the Recitals, Schedules and Exhibits are deemed a part of this Agreement and are incorporated by reference herein; and

(xiii)   whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or no later than the next succeeding Business Day.

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(b)            Schedules.  The information contained in the Schedules is disclosed solely for the purposes of this Agreement and may include items or information not required to be disclosed under this Agreement, and no information contained in any Schedule shall be deemed to be an admission by any Party to any third Person of any matter whatsoever, including an admission of any violation of any Law or breach of any agreement.  No information contained in any Schedule shall be deemed to be material (whether individually or in the aggregate) to the business, assets, Liabilities, financial position, operations or results of operations of the Party to whom the disclosure relates, nor shall it be deemed to give rise to circumstances which may result in a Material Adverse Effect solely by reason of it being disclosed.  Information contained in a Section, subsection or individual Schedule (or expressly incorporated therein) shall qualify the representations and warranties made in the identically numbered Section or, if applicable, subsection of this Agreement and all other representations and warranties made in any other Section, subsection or Schedule to the extent its applicability to such Section, subsection or Schedule is reasonably apparent on its face.  References to agreements in the Schedules are not intended to be a full description of such agreements, and all such disclosed agreements should be read in their entirety.  Nothing disclosed in any Schedule is intended to broaden any representation or warranty contained in this Agreement. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement, or the inclusion of any specific item in a Schedule, is not intended to imply that such amounts, or higher or lower amounts included, are or are not material, and no Party shall use the fact of the setting of such amounts, or the fact of the inclusion of any such item in a Schedule, in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Schedule is or is not material for purposes of this Agreement.

(c)            Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(d)            Exhibits.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall (without affecting the rights or obligations of any Party hereunder in respect of such agreement) constitute a contract independent of this Agreement.

2.	Contribution and Transfer of Institutional Assets; Assumption of Certain Liabilities.

2.1     Contribution and Transfer of Institutional Assets.  Subject to Section 2.6 (Assignability and Consents), upon the terms and subject to the conditions to Closing set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), Contributor shall contribute, transfer, assign, convey and deliver, or cause to be contributed, transferred, assigned, conveyed and delivered, to NewU the Institutional Assets, and NewU shall accept and acquire all of Contributor’s rights, title and interest in and to the Institutional Assets.  For the avoidance of doubt, neither Contributor nor any of its Affiliates shall contribute, transfer, assign, convey or deliver the Excluded Assets, and NewU shall not acquire any rights, title or interests in and to the Excluded Assets.  For purposes of this Agreement, the term “Institutional Assets” means, collectively:

(a)            subject to needed Governmental Consents, all Educational Approvals required to operate ED Institution immediately following the Closing;

(b)            all current Student Enrollment Agreements as of the Closing Date;

(c)            ownership of, and access to, all Student Records as of the Closing Date; provided, that Contributor may retain a copy of Student Records for archival and document retention purposes;

(d)            all Contracts listed on Schedule 2.1(d) (said Contracts, together with all Contracts added to or deleted from Schedule 2.1(d) pursuant to Section 6.13 (Schedule Updates; Certain Notices) prior to the Closing Date being collectively called the “Transferred Contracts”);

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(e)            all real property leases and subleases listed on Schedule 2.1(e) (said real property leases, together with all real property leases added to or deleted from Schedule 2.1(e) pursuant to Section 6.13 (Schedule Updates; Certain Notices) prior to the Closing Date being collectively called the “Transferred Leases”), together with all rights of Contributor to the refund of any security deposits made by Contributor under such Transferred Leases prior to the Closing Date (collectively, “Security Deposits”) subject to Section 6.11(b) (Credit Support Obligations; Security Deposits);

(f)              the Curriculum related to Kaplan University courses listed on Schedule 2.1(f), together with all Curriculum related to Kaplan University courses added to Schedule 2.1(f) pursuant to Section 6.13 (Schedule Updates; Certain Notices) prior to the Closing Date, but excluding all Excluded Kaplan Content and all such Curriculum that is licensed by Contributor under Transferred Contract(s) (“Transferred Curriculum”);

(g)            all tangible personal property located at any property (or portion thereof) subject to a Transferred Lease or the NB Lease (as defined in Section 3.3(f) (Contributor Closing Deliveries)) (collectively, the “Leased Real Property”), together with the laptop computers provided by Contributor to the Transferred Employees, in each case as of the Closing Date (“Transferred Personal Property”);

(h)            the Intellectual Property listed on Schedule 2.1(h) (“Transferred Intellectual Property”); and

(i)              all personnel files of the Transferred Employees, in each case only to the extent transfer is permitted under applicable Law;

2.2     Institutional Employees.  Contributor will use commercially reasonable efforts to assist NewU in hiring all of those employees listed on Schedule 2.2 (and any individuals who have replaced such employees) who are employed by Contributor at the time of the Closing (the “Institutional Employees”) as contemplated by Section 7.1 (Transferred Employees).

2.3     Excluded Assets.  All assets, rights and properties that are not specifically listed as part of the Institutional Assets (“Excluded Assets”) are not being transferred to NewU and are being retained by Contributor or one or more of its Affiliates.  Without limiting the foregoing, and for the avoidance of doubt, Excluded Assets shall include:

(a)            all cash, claims, refunds, credits, deposits (other than Security Deposits), rights of set off, warranties, prepayments and accounts receivable relating to the operation of Kaplan University prior to the Closing;

(b)            all rights to the names “Kaplan”, “KHE”, “KU” or any derivations thereof;

(c)            all Books and Records (other than Student Records and personnel files of Transferred Employees covered by Section 2.1(i));

(d)            rights to all insurance policies (and proceeds therefrom) owned by Contributor;

(e)            Mixed Use Contracts;

(f)              the Kaplan Platform;

(g)            Excluded Kaplan Content, all marketing and other data relating to inquiries from individuals who do not enroll as students within 60 days of initial inquiry, and all other Intellectual Property owned or used by Contributor or its Affiliates other than the Transferred Intellectual Property;

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(h)            all real property owned by Contributor; and

(i)              all phone and facsimile numbers, electronic mail addresses and electronic mail systems owned or used by Contributor or its Affiliates, and all domains names and URLs owned or used by Contributor or its Affiliates except for those included in the Transferred Intellectual Property.

2.4     No Assumed Liabilities.  Except as expressly provided in this Section 2.4, none of the Purdue Parties shall have or assume any Liabilities of the Contributor or ED Institution.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, NewU shall assume, and agrees to thereafter pay, perform and discharge when due, all Liabilities of Contributor for payment or performance arising on or after the Closing Date pursuant to the Transferred Contracts, Student Enrollment Agreements and Transferred Leases, but solely to the extent such Liabilities did not arise out of a breach of such Transferred Contracts, Student Enrollment Agreements or Transferred Leases prior to the Closing (collectively, the “Assumed Liabilities”).  All Liabilities following the Closing arising from or in connection with the ownership and operation of ED Institution, including the Institutional Assets and any Tax Liability arising from or in connection with the ownership and operation of ED Institution for periods on and after the Closing Date, shall be the sole responsibility of NewU.

The Purdue Parties will retain all Liabilities applicable to them arising pursuant to the terms of this Agreement and the other Transaction Documents, and all Liabilities for fees and expenses required to be borne by any of them in connection with the transactions pursuant to the terms of this Agreement and the other Transaction Documents. The assumption by NewU of the Assumed Liabilities shall in no way create or expand the rights or remedies of any third party with respect to such Assumed Liabilities as compared to the rights and remedies which such third party had prior to such assumption.

2.5    Retained Liabilities.  Without limiting the generality of the first sentence of Section 2.4, and notwithstanding any other provision of this Agreement, Contributor shall retain, and NewU shall not assume or be responsible or liable with respect to, the following Liabilities of any of Contributor or its Affiliates, whether arising before or after the Closing Date (collectively, the “Retained Liabilities”):

(a)            all Liabilities to the extent arising from or in connection with the operation or conduct (whether by act or omission) of Kaplan University prior to the Closing Date, including the lease and occupancy of the premises subject to, and performance under, the Transferred Leases prior to the Closing Date, and the performance under the Transferred Contracts prior to the Closing Date;

(b)            all Liabilities now or hereafter existing to the extent arising under or from the ownership, use or operation of the Excluded Assets.

(c)            any Tax Liability arising, imposed or assessed in respect of Contributor’s operation of Kaplan University or its ownership of the Institutional Assets for periods ending prior to the Closing Date or, with respect to periods straddling the Closing Date, the amount of any such Tax Liability relating to the portion of such tax period that ends on the Closing Date;

(d)            all Liabilities arising out of, relating to or resulting from (i) employment by Contributor or any of its Affiliates of Institutional Employees prior to the Closing, including severance and all accrued and unused vacation pay pertaining to Institutional Employees as reflected on the accounting books and records of Contributor on the Closing Date, (ii) any change of control arrangements that may be triggered by the contribution and transfer of the Institutional Assets on the Closing Date, and (iii) any payments made to Institutional Employees who refuse to accept offers of employment from NewU in accordance with Section 2.2, whether such payment relate to ongoing future employment or the termination thereof; and

(e)            all Liabilities of Contributor arising under or in connection with this Agreement and the other Transaction Documents, and all Liabilities for fees and expenses required to be borne by

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Contributor in connection with the transactions pursuant to the terms of this Agreement and the other Transaction Documents.

2.6     Assignability and Consents.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign, sublicense or sublease any Institutional Asset if an attempted assignment, sublicense or sublease thereof, without the consent of another party thereto or any Governmental Entity or Educational Agency, would constitute a breach of any such Institutional Asset or in any way violate any applicable Law, or in any way affect the rights of NewU thereunder.  Contributor shall use commercially reasonable efforts, and the Purdue Parties shall cooperate in all reasonable respects with Contributor, to obtain all Consents and waivers necessary to convey the Institutional Assets (including the Transferred Contracts and Transferred Leases) to NewU at the earliest practicable date.  If such Consents or waivers are not obtained, or if an attempted assignment, sublicense or sublease would be ineffective, then except in the case of Consents or waivers required by any Governmental Entity or Educational Agency:  (i) Contributor shall use its commercially reasonable efforts to provide NewU the benefit (and NewU will bear the burden) of any such Institutional Asset and to enforce, at the request of NewU and for the account of NewU, any rights of Contributor arising from any such Institutional Asset, and (ii) shall cooperate in any commercially reasonable and lawful arrangement designed to provide such benefits to NewU.  Contributor shall use commercially reasonable efforts, and the Purdue Parties shall cooperate in all reasonable respects with Contributor, to obtain from each landlord under a Transferred Lease:  (y) an acknowledgment of NewU’s right to any related Security Deposit, and (z) an estoppel certificate executed by the applicable landlord and, with respect to any Transferred Lease that is also subject to a sublease to a third-party tenant, an estoppel certificate executed by such tenant, in each case in form and substance reasonably acceptable to the Purdue Parties.

2.7     Misallocated Transfers.  In the event that, at any time or from time to time after the Closing, any Party hereto (or any of its Affiliates) shall receive or otherwise possess any asset or be liable for any Liability that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such Party shall promptly transfer or assign, or cause to be transferred or assigned, such asset or Liability to the Person so entitled thereto, and the relevant Party will cause such entitled Person to accept such asset or assume such Liability.  Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

3.	The Closing.

3.1     Consideration.  In consideration of the transfer of the Institutional Assets, at the Closing, NewU shall pay ICA $1.00 in cash and the Purdue Parties shall execute and deliver to Contributor the Transition and Operations Support Agreement (including all agreements attached thereto) and all other Transaction Documents to which each is a party.  The Parties acknowledge and agree that Contributor’s agreement to contribute the Institutional Assets without payment at the Closing of a sum reflecting the market value of the Institutional Assets, including the related good will, is being made in reliance upon the undertaking of the Purdue Parties to fulfill their obligations under the Transition and Operations Support Agreement, which agreement constitutes a portion of the consideration being provided to Contributor for its contribution of the Institutional Assets as well as its performance of various operational functions in support of ED Institution, all of which are consistent with the assumptions and expectations of the Parties in entering into this Agreement.

3.2    Closing.  The Closing shall take place at Purdue University, West Lafayette, Indiana at 9:00 a.m. Eastern Time on the date that is the first Business Day following the satisfaction or waiver of the conditions set forth in Article 8 (Conditions to Obligation to Close) (other than those conditions that by their nature are to be satisfied or, to the extent permitted by Law, can be waived at the Closing, but subject to the satisfaction in full or waiver of those conditions at or prior to the Closing) or at such other place or time or on such other date as may be mutually agreed upon in writing by Contributor and NewU.  The date on which the Closing occurs is referred to as the “Closing Date.”  In no event shall the Closing be deemed a waiver, termination or expiration of any Party’s rights or obligations under this Agreement, unless otherwise expressly set forth in this Agreement.

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3.3    Contributor Closing Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with NewU’s deliveries under this Article 3, Contributor shall deliver to NewU all of the following documents, certificates and instruments, all duly executed and in form and substance reasonably satisfactory to NewU (it being agreed that for purposes of this Section 3.3, the term Contributor means each of KHE and ICA, individually):

(a)            copies of the articles of organization of Contributor, certified by the Secretary of State of its jurisdiction of organization, and copies of the operating agreement, certified by the president or secretary of Contributor;

(b)            good standing certificate of Contributor, issued no earlier than ten (10) days prior to the Closing Date by the Secretary of State of its jurisdiction of organization and from each jurisdiction where Contributor is qualified or licensed to do business;

(c)            a copy of resolutions of the member of Contributor, certified as of the Closing Date by the entity’s corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by Contributor of this Agreement and the other Transaction Documents to which it is a party and the performance by Contributor of the transactions contemplated hereby and thereby;

(d)            a certificate, dated as of the Closing Date, executed on behalf of Contributor by an officer of Contributor, stating that the conditions specified in Section 8.1 (Conditions to Obligation of All Parties to Close) as they relate to Contributor and Section 8.2 (Conditions to the Purdue Parties’ Obligation to Close) have been satisfied;

(e)            incumbency certificates from the officers of Contributor authorized to execute and deliver on behalf of Contributor this Agreement and the other Transaction Documents to which it is a party;

(f)              a lease between Contributor, as landlord, and NewU, as tenant, for the portion of the property located at 1821 K Street, Lincoln, Nebraska  68508 that is used by Contributor in the operation of Kaplan University, which lease shall (i) have an initial term of five (5) years renewable at NewU’s option for up to five (5) additional five (5) year periods, (ii) provide for rent of One Dollar ($1.00) per year and NewU paying its proportionate share of taxes, utilities, property insurance and common area maintenance, (iii) provide for early termination upon the conclusion of any Teach-Out Period (as defined in the Transition and Operations Support Agreement), and (iv) otherwise be in form and substance reasonably satisfactory to the Parties (the "NB Lease");

(g)            each of the other Transaction Documents to which Contributor or any of its Affiliates is a party;

(h)            documentation evidencing the transfer of those Institutional Assets that are not Transferred Contracts or Transferred Leases, including, as appropriate, a bill of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer evidencing the transfer of all of the right, title and interest in and to those Institutional Assets that are not Transferred Contracts or Transferred Leases, from Contributor to NewU;

(i)              an assignment of Trademarks in form and substance reasonably satisfactory to Contributor;

(j)              UCC termination statements releasing each of the existing Liens consisting of any mortgage, pledge or other security interest upon the Institutional Assets, other than Permitted Liens;

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(k)            with respect to the Transferred Contracts, an assignment and assumption agreement in form and substance reasonably satisfactory to the Parties;

(l)              with respect to each Transferred Lease, an assignment and assumption of lease or sublease, as applicable, in form and substance reasonably satisfactory to the Parties; and

(m)          all such other documents and instruments executed by Contributor, in each case, as NewU or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

3.4    Purdue Parties Closing Deliveries.  Subject to the conditions set forth in this Agreement, at the Closing, simultaneously with Contributor’s deliveries under this Article 3, the Purdue Parties shall deliver to Contributor all of the following documents, certificates and instruments, all duly executed and in form and substance reasonably satisfactory to Contributor:

(a)            copies of the Organizational Documents of NewU, certified by the Secretary of State of Indiana, and copies of the bylaws, or similar documents, certified by its president or secretary;

(b)            certificate of existence of NewU, issued no earlier than ten (10) days prior to the Closing Date by the Secretary of State of Indiana and from each jurisdiction where it is qualified or licensed to do business;

(c)            a copy of resolutions of the Board of Trustees or the Board of Directors, as appropriate, of each of the Purdue Parties, certified as of the Closing Date by the entity’s corporate secretary or assistant secretary as having been duly and validly adopted and as being in full force and effect on the Closing Date, authorizing the execution and delivery by the Purdue Parties of this Agreement and the other Transaction Documents to which each is a party and the performance by the Purdue Parties, respectively, of the transactions contemplated hereby and thereby;

(d)            evidence satisfactory to Contributor that Purdue is the sole member of NewU and recognized by ED as either a public or not-for-profit institution of higher education;

(e)            certificates, dated as of the Closing Date, executed on behalf of each of the Purdue Parties by a duly authorized officer stating that the conditions specified in Section 8.1 (Conditions to Obligation of All Parties to Close) as they relate to the Purdue Parties and Section 8.3 (Conditions to Contributor’s Obligation to Close) have been satisfied;

(f)              incumbency certificates from the officers of each of the Purdue Parties, respectively, authorized to execute and deliver on behalf of Purdue Parties, respectively, this Agreement and the other Transaction Documents to which each is a party;

(g)            the NB lease;

(h)            each of the other Transaction Documents to which any of the Purdue Parties is a party;

(i)              sufficient instruments of assignment and assumption to evidence the transfer of Assumed Liabilities from Contributor to NewU and its designees necessary or desirable in Contributor’s reasonable discretion; and

(j)              all such other documents and instruments executed by the Purdue Parties, in each case as Contributor or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by this Agreement.

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4.	Representations and Warranties of Contributor.

Except as set forth in the Disclosure Schedule, Contributor hereby represents and warrants to the Purdue Parties as follows (it being agreed that the representations and warranties in this Article are made by KHE and ICA jointly and severally):

4.1    Organization and Qualification.  Each of KHE and ICA:  (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  Each of KHE and ICA has made available to one or more of the Purdue Parties copies of its Organizational Documents and all amendments thereto, which copies are true, correct and complete in all material respects.

4.2     Authority Relative to this Agreement.  Contributor has all requisite power and authority, and has taken all requisite action to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents in accordance with the terms of the Transaction Documents.  This Agreement has been, and each other Transaction Document (as applicable) when executed and delivered will be, duly and validly executed and delivered by Contributor and, assuming the due authorization, execution and delivery by the Purdue Parties of the Transaction Documents to which each is a party, this Agreement constitutes (and each other Transaction Document to which Contributor (as applicable) is a party when executed will be) a valid, legal and binding agreement of Contributor, enforceable against Contributor in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3    Consents and Approvals; No Violations; Licenses.

(a)            No filing with or notice to, and no permit, declaration, Order, registration or Consent of, any Governmental Entity is required to be made or obtained by or on the part of Contributor or Kaplan University for the execution, delivery and performance by Contributor of any of the Transaction Documents (as applicable) or the consummation by Contributor of the transactions contemplated by the Transaction Documents, except:  (i) the filings, notices, permits, declarations, Orders, registrations, Consents, or actions listed in Section 4.3(a) of the Disclosure Schedule, (ii) compliance with the applicable requirements of any applicable Education Requirements or (iii) any such filings, notices, permits, registrations or Consents, the failure to make or obtain would not reasonably be expected to, individually or in the aggregate:  (1) be material to the continued operation of ED Institution or (2) materially affect the ability of Contributor to execute, deliver or perform the Transaction Documents or consummate the transactions contemplated by the Transaction Documents.

(b)            Assuming compliance with the items described in clauses (i) through (iii) of Section 4.3(a), neither the execution, delivery or performance of the Transaction Documents by Contributor nor the consummation by Contributor of the transactions contemplated by the Transaction Documents will:  (i) conflict with or result in any breach or violation of any provision of the Organizational Documents of Contributor, (ii) conflict with or result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration under any Contract to which Contributor is a party or otherwise bound, or (iii) violate or give rise to a loss of benefit under any Law applicable to the operation of

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ED Institution except in the case of the foregoing clauses (ii) or (iii) for breaches, violations, defaults, Liens or other rights that would not have a Material Adverse Effect.

4.4     Financial Statements

(a)            Section 4.4 of the Disclosure Schedule sets forth the unaudited combined balance sheet of Kaplan University as of December 31, 2015 and December 31, 2016, and the related statements of income for the fiscal years then ended (collectively, and with any notes thereto, the “Unaudited Financial Statements”).

(b)            Each of the Unaudited Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods specified therein (except for the absence of footnotes or as may otherwise be noted therein), and fairly present, in all material respects, the combined financial position, results of operations of Kaplan University as of the dates set forth therein or the periods then ended.

4.5     Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(a)            From the period beginning on December 31, 2016 until the Effective Date, Contributor has operated Kaplan University in the ordinary course and there has not been any material adverse change in the operations of Kaplan University, other than changes which have had, do have or would reasonably be expected to have, individually or in the aggregate, an effect on Kaplan University’s operations which is substantially similar to the effect on the operations on other proprietary, online, post-secondary educational institutions operating in the United States.

(b)            As of the date of this Agreement, Contributor does not have any material Liabilities arising from or related to the ownership of the Institutional Assets or the operation of ED Institution, except for: (i) Liabilities disclosed, reflected or reserved against in the Unaudited Financial Statements, (ii) Liabilities incurred after the date of such financial statements in the ordinary course of business consistent with past practice, (iii) the matters disclosed in or arising out of matters disclosed in Section 4.5(b) of the Disclosure Schedule, (iv) Retained Liabilities, and (v) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

4.6     Tangible Assets.  Contributor owns and has good valid title to all of the tangible personal property which is part of the Institutional Assets (recognizing that, to the extent any such assets are subject to leases or licenses, Contributor owns such leases and licenses pursuant to a valid and binding leasehold interest), in each case free and clear of all Liens, except Liens set forth in Section 4.6 of the Disclosure Schedule, all of which Liens, except for Permitted Liens, shall be fully released prior to Closing.  Upon transfer of such personal property to NewU at Closing, and subject to Section 2.6 (Assignability and Consents), and the full satisfaction of all conditions to Closing set forth in Article 8 (Conditions to Obligations to Close), NewU will own all of such personal property, free and clear of all Liens other than Permitted Liens and Liens created by the Purdue Parties.

4.7        Intellectual Property.

(a)            Except as expressly set forth on Schedule 4.7 of the Disclosure Schedule, the Intellectual Property in the Transferred Curriculum is either owned by Contributor or its Affiliates, or licensed by third parties to Contributor or its Affiliates, and may be assigned, licensed or sublicensed to NewU as provided herein, subject to the Permitted Liens.  No final judgments have been entered, no lawsuits are pending and no written claims or demands have been received by Contributor holding or alleging that the Transferred Curriculum infringes or violates the intellectual property of any third party, and, to Contributor’s knowledge, there is no threatened litigation that makes such an allegation.

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(b)            To the knowledge of Contributor, no Person is infringing or violating any Intellectual Property in the Transferred Curriculum and no written claims or demands have been made by Contributor (or its Affiliates) against any Person with respect to alleged infringement or violation of Intellectual Property in the Transferred Curriculum.  Neither Contributor nor any of its Affiliates is in material default or violation of the terms or conditions under which the Transferred Curriculum was acquired or licensed and, to the knowledge of Contributor, no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, such a default or violation.

(c)            The registered Trademarks included in the Transferred Intellectual Property are valid, subsisting and in full force and effect and, to Contributor’s knowledge, are not subject to infringement by any third party.

4.8     Transferred Contracts.

(a)            Other than the Transferred Leases, Student Enrollment Agreements and Mixed Use Contracts, the Transferred Contracts are all the material Contracts that relate solely to the Academic Functions. Each Transferred Contract is, assuming the due authorization, execution and delivery of each party thereto other than Contributor (or its applicable Affiliate), a legal, valid and binding agreement and obligation of Contributor (or its applicable Affiliate) and is in full force and effect.  None of Contributor or its Affiliates is in default or breach in any material respect (and no event has occurred that, with notice or lapse of time, would constitute such a default or breach under the terms of any such Transferred Contract).  Except as set forth in Section 4.8 of the Disclosure Schedule, there are not any material disputes pending or, to the knowledge of Contributor, threatened, or any notice of any intention to terminate, not renew, amend or modify, with respect to any such Transferred Contract.

(b)            Section 4.8(b) of the Disclosure Schedule includes a list of all material Contracts which are used in connection with both to the Academic Functions and another area of business engaged in by Contributor or any one or more of its Affiliates (collectively, the “Mixed Use Contracts”).

4.9    Real Property.

(a)            Leased Real Property.  Except as set forth on Section 4.9(a) of the Disclosure Schedule, with respect to each Leased Real Property:  (i) the related Transferred Lease is (and, in the case of the NB Lease, as of the Closing will be) in full force and effect; (ii) the tenant under the related Transferred Lease has (and, in the case of the NB Lease, as of the Closing will have) possession of such Leased Real Property; (iii) if such Leased Real Property is the subject of a Transferred Lease, to the knowledge of Contributor, there are no existing defaults in any material respect on the part of Contributor or any other party to the related Transferred Lease, and no event has occurred which, with the delivery of notice or the passage of time, or both, would constitute a default in any material respect, or permit the termination, modification, or acceleration of rent under such Transferred Lease; (iv) to the extent the premises covered by the NB Lease are or will be subject to a lease or sublease with a third-party tenant, Contributor has performed in all material respects all of its obligations under such lease or sublease, including any environmental remediation work; (v) if such Leased Real Property is the subject of a Transferred Lease, Contributor has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion of such Leased Real Property; (vi) if such Leased Real Property is the subject of a Transferred Lease, the assignment or transfer of the related Transferred Lease pursuant to this Agreement does not require the Consent of any other party to such Transferred Lease, will not result in a breach of or default under such Transferred Lease, or otherwise cause such Transferred Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; and (vii) Contributor has not (and, in the case of the NB Lease, as of the Closing will not have) collaterally assigned or granted any other security interest in the related Transferred Lease or NB Lease, as applicable, or any interest therein.

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(b)                Ground Facilities.  The Leased Real Properties are all of the facilities (or portions thereof) at which Kaplan University provides in-person, on-ground student instruction.  After the Closing Date, NewU will be entitled to the continued possession and use of such facilities (or portions thereof) for purposes consistent with the past practices of ED Institution.

4.10    Student Records.  The Student Records are complete and correct in all material respects and have been maintained by Contributor in the ordinary course of business.

4.11       Employee Benefit and Labor Matters.

(a)                 For each of the Institutional Employees, Section  4.11(a) of the Disclosure Schedule sets forth such Institutional Employee’s title, current compensation (including base salary or wage rate, current target bonus entitlement and other incentive or contingent compensation), start date, service reference date (if different from the start date), work location, vacation entitlement formula and amount of accrued but unused vacation.  None of the Institutional Employees is represented by any labor union, works council or other labor organization with respect to such employee’s employment by Contributor or any of its Affiliates.  During the three (3) year period prior to the date of this Agreement, there has been no, and as of the date of this Agreement, there is no, labor strike, dispute, request for representation, slowdown or stoppage by any Institutional Employee actually pending or, to the knowledge of Contributor, threatened against or affecting Contributor.

(b)                 The Contributor Benefit Plans offered to Institutional Employees are set forth on Section 4.11(b) of the Disclosure Schedule.

(c)                 Neither Contributor nor any of its respective ERISA Affiliates has, or within the last three (3) years has had, any Liability with respect to:  (i) any multiemployer plan (as defined in Section 4001(a)(3) of ERISA), (ii) except as set forth on Section 4.11(b) of the Disclosure Schedule, any plan subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code, or (iii) any “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA.  Neither Contributor nor any of their respective ERISA Affiliates has been involved in any transaction that could cause Contributor, or following the Closing, the Purdue Parties or their Affiliates to be subject to Liability under Section 4069 of ERISA.  No Liability under Title IV of ERISA has been incurred by Contributor or any of its respective ERISA Affiliates that has not been satisfied in full (other than with respect to amounts not yet due).

(d)                Contributor does not have any current or potential obligation to provide post-retirement health, life and welfare other than as required under Section 4980B of the Code or any similar applicable Law to Institutional Employees or their beneficiaries or dependents.

4.12       Compliance with Laws.  Notwithstanding any provision of this Section 4.12 to the contrary, if any other Section of this Article 4 deals expressly with respect to a specific Law, then that Section shall contain the sole and exclusive representations and warranties relating to such Law.  Kaplan University is being conducted in all material respects in accordance with all Laws applicable to Contributor.  Except as set forth in this Section 4.12 of the Disclosure Schedule, during the three (3) year period prior to the Effective Date, Contributor has not received any notice of any material violation or material default under any Law applicable to Kaplan University that remains uncured, or has not been dismissed without further Liability to Contributor.

4.13       Education Matters.

(a)                 Contributor and ED Institution currently maintain and, since January 1, 2015, (the “Compliance Date”), have maintained without interruption in all material respects, all Educational Approvals necessary or required for the conduct of the business and operations of ED Institution.  ED Institution is a party to, and is in compliance in all material respects with, a valid and effective

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Program Participation Agreement with ED, and has a current and accurate, in all material respects, Eligibility and Certification Approval Report issued by ED.

(b)                 There are no material proceedings pending to revoke, suspend, withdraw, or to materially limit, condition, or restrict any Educational Approval.  Neither Contributor nor ED Institution has received written notice that any of the Educational Approvals will not be renewed, nor, to Contributor’s knowledge, is there any basis for such a non-renewal.  Since the Compliance Date, other than as set forth in Section 4.13(b) of the Disclosure Schedule, neither Contributor nor ED Institution has received written notice that either of them are in violation in any material respect with the terms or conditions of any Educational Approval.

(c)                Except as set forth in Section 4.13(c) of the Disclosure Schedule, ED Institution is and, since the Compliance Date, has been in compliance in all material respects with all Educational Requirements and with the terms and conditions of all Educational Approvals.

(d)             In addition, and without limiting the foregoing:

(i)            Each educational program offered by ED Institution and for which students receive federal student aid under Title IV Programs is, and since the later of the Compliance Date or the date on which Title IV Program funds were disbursed to students enrolled in the program has been, an eligible program in compliance in all material respects with the requirements of 34 C.F.R. § 668.8;

(ii)           since the Compliance Date, ED Institution has complied in all material respects with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22);

(iii)         since the Compliance Date, ED Institution has complied in all material respects with the applicable provisions of 34 C.F.R. §§ 668.171-175;

(iv)          except as set forth in Section 4.13(d)(iv) of the Disclosure Schedule, since the Compliance Date, no Educational Agency has required ED Institution to post a letter of credit or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that ED Institution process its Title IV Program funding under the reimbursement or heightened cash monitoring procedures set forth at 34 C.F.R. § 668.162;

(v)            with respect to any location or facility that has closed or ceased operating educational programs since the Compliance Date, or any program that it has ceased offering since the Compliance Date, ED Institution has complied in all material respects with all Educational Laws related to the closure or cessation of instruction at such location or facility, or with respect to any discontinued program, including applicable requirements for teaching out students from such location, facility, or program;

(vi)          since the Compliance Date, ED Institution has complied in all material respects with all applicable requirements of 34 C.F.R. § 600.9;

(vii)       since the Compliance Date, Contributor and ED Institution have complied in all material respects with applicable Educational Requirements that relate to the extension of credit or that are otherwise applicable to any of ED Institution’s student loan programs;

(viii)       since the Compliance Date, ED Institution has materially complied with the requirements of any Educational Agency concerning the proper and accurate calculation and timely reporting of student outcomes including, but not limited to, retention, completion and placement rates, graduate examination and professional licensure pass rates, and the methodology for calculating such rates;

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(ix)         since the Compliance Date, none of ED Institution nor any Person that exercises substantial control over ED Institution (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)), or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (1) exercises or has exercised substantial control over another school or third-party servicer (as that term is defined in 34 C.F.R. § 668.2) that owes a Liability for a violation of a Title IV Program requirement or (2) owes a Liability for a Title IV Program violation;

(x)           since the Compliance Date, none of Contributor nor any of Contributor’s employees have pled guilty to, pled nolo contendere to or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving funds under the Title IV Programs;

(xi)         since the Compliance Date, neither Contributor nor ED Institution has employed in a capacity involving administration of funds under the Title IV Programs or the receipt of funds under the Title IV Programs, any individual who has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state or local government funds, or has been administratively or judicially determined to have committed fraud or any other violation of law involving federal, state or local government funds;

(xii)        none of Contributor, ED Institution or any Person or entity that exercises substantial control over ED Institution or any member of any such Person’s family has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy; and

(xiii)       for each of the fiscal years ended December 31, 2015, and December 31, 2016, ED Institution has not received greater than 90% of its revenues from Title IV Programs, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28.

(e)                  Each of ED Institution’s Student Enrollment Agreements for current students are valid and binding in all material respects on ED Institution.

4.14      Sufficiency of Institutional Assets.  Provided that (i) all of the Institutional Employees accept employment with NewU at Closing, (ii) all required third party Consents to transfer the Transferred Contracts and Transferred Leases are obtained, and (iii) all conditions to the Closing have been satisfied in full, then, with the exception of the Mixed Use Contracts and any applicable Governmental Consents not listed on Exhibit C (Closing Governmental Consents):  (a) following the Closing, NewU shall own or have use of substantially all of the Institutional Assets owned or used by Contributor to operate the Academic Functions in the ordinary course of business immediately prior to the Closing, and (b) upon the effectiveness of the Transition and Operations Support Agreement, the Transition Services Agreement and the other Transaction Documents, NewU will have use of substantially all assets, properties and rights used by Contributor immediately prior to the Closing Date to operate Kaplan University in the ordinary course in all material respects.

4.15       Brokers.  No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Contributor.

4.16       Solvency; Fraudulent Conveyance. Contributor is solvent and will not be rendered insolvent by the transactions contemplated by this Agreement and, after giving effect to such transactions, Contributor will not be left with an unreasonably small amount of capital with which to engage in its business.  Contributor does not intend to incur, nor does it believe it has incurred, debts beyond its ability to pay such debts as they mature.  Contributor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment

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of a receiver, liquidator, conservator, trustee or similar official in respect of it or any of its assets.  Contributor is not transferring any assets with any intent to hinder, delay or defraud any of its creditors.

4.17       No Restriction on Transfer.  The Purdue Parties will suffer no loss, cost or expense because of the non-compliance of the Parties with any bulk sale/transfer statute or law.

4.18       Litigation; Judgments.  Except as set forth in Section 4.18 of the Disclosure Schedule, there are no material Actions pending or, to Contributor’s knowledge, threatened, and since January 1, 2016, there have not been any material Actions initiated in writing against Contributor or its Affiliates, in each case relating to or affecting ED Institution, or any of the officers and directors of Contributor (in connection with ED Institution) or any of the Institutional Assets.  Except as set forth in Section 4.18 of the Disclosure Schedule, there is no material judgment, order or decree of any Governmental Entity against or affecting Contributor or any of the Institutional Assets that has not been satisfied or resolved.  Contributor is not in material default under any judgment, order or decree.  To the knowledge of Contributor, there is no fact or circumstance that would reasonably be expected to give rise to any Action against, relating to or affecting Contributor or its assets or properties (taken as a whole) that would have a Material Adverse Effect.

4.19       Related Party Transactions.  None of the Transferred Contracts is made between or among Contributor, on the one hand, and any of Contributor's Related Parties, on the other hand.

4.20       No Other Representations and Warranties.  EACH OF THE PURDUE PARTIES HEREBY ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES MADE IN THIS ARTICLE 4 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES BEING MADE BY OR ON BEHALF OF CONTRIBUTOR OR ANY OF ITS AFFILIATES AND ARE EXCLUSIVE OF ANY OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES.  EXCEPT AS IS EXPRESSLY SET FORTH IN THIS ARTICLE 4, (A) NONE OF CONTRIBUTOR OR ANY AFFILIATE OF CONTRIBUTOR MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR SUITABILITY FOR USE, WITH RESPECT TO THE INSTITUTIONAL ASSETS, THE ASSUMED LIABILITIES, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, THE INSTITUTIONAL ASSETS OR THE ASSUMED LIABILITIES; AND (B) NONE OF THE PARTIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCURACY, SUFFICIENCY OR COMPLETENESS OF ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE PURDUE PARTIES’ DUE DILIGENCE INVESTIGATION OF THE INSTITUTIONAL ASSETS, THE ASSUMED LIABILITIES, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS; PROVIDED, HOWEVER, THAT SUBCLAUSE (B) OF THIS SECTION 4.20 SHALL NOT RELIEVE CONTRIBUTOR FROM LIABILITY WITH RESPECT TO ANY FRAUDULENT MISREPRESENTATIONS MADE BY IT TO THE PURDUE PARTIES WITH RESPECT TO ANY SUCH INFORMATION, DOCUMENTS OR MATERIALS.  THE PURDUE PARTIES ACKNOWLEDGE AND AGREE THAT UPON THE CLOSING CONTRIBUTOR SHALL CONTRIBUTE, TRANSFER, CONVEY, ASSIGN, AND DELIVER TO NEWU, AND NEWU SHALL ACCEPT, ASSUME, AND ACQUIRE CONTRIBUTOR’S RIGHTS, TITLE AND INTEREST IN AND TO, THE INSTITUTIONAL ASSETS “AS IS, WHERE IS, WITH ALL FAULTS.”

5.	Representations and Warranties of the Purdue Parties.

Except as set forth in the Purdue Disclosure Schedule, the Purdue Parties, jointly and severally but only to the extent set forth in Section 10.4(a) (Limitations), hereby represent and warrant to Contributor as follows:

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5.1           Organization and Qualification.

(a)                  Purdue is a state chartered, land-grant institution authorized by legislative authority of the State of Indiana, and NewU is a nonprofit, public benefit corporation duly organized and validly existing in the State of Indiana, and a controlled Affiliate of Purdue authorized pursuant to an Indiana state statute generally in the form of Exhibit D (Authorization Statute).  Each Purdue Party: (i) has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing individually or in the aggregate would not, and would not reasonably be expected to, have a material adverse effect on such Purdue Party.  NewU has made available to Contributor copies of its Organizational Documents and all amendments thereto, which copies are true, correct and complete in all material respects.

(b)                  The Purdue Parties have not made any elections or taken any other actions that would cause NewU to: (i) not have Purdue as its sole member, or (ii) not be recognized by ED as either a public or not-for profit institution of higher education.

5.2          Authority Relative to this Agreement.  Each of the Purdue Parties, and their respective authorized Representatives, including the signatories to this Agreement and the other Transaction Documents (as applicable), has all requisite power and authority, and has taken all requisite action to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents in accordance with the terms of the Transaction Documents.  This Agreement has been, and each other Transaction Document when executed and delivered will be, duly and validly executed and delivered by each of the Purdue Parties, respectively (and as applicable) and, assuming the due authorization, execution and delivery by Contributor of the Transaction Documents to which Contributor is a party, this Agreement constitutes (and each other Transaction Document to which such Purdue Parties (as applicable) are a party when executed will be) a valid, legal and binding agreement of such Purdue Parties, respectively (and as applicable), enforceable against such Purdue Parties, respectively (and as applicable) in accordance with its terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3          Consents and Approvals; No Violations; Licenses.

(a)                  No filing with or notice to, and no permit, declaration, Order, registration or Consent of, any Governmental Entity is required to be made or obtained by or on the part of  any of the Purdue Parties for the execution, delivery and performance by any of them of any of the Transaction Documents (as applicable) or the consummation by any of them of the transactions contemplated by the Transaction Documents, except:  (i) the filings, notices, permits, declarations, Orders, registrations, Consents or actions listed in Section 5.3(a) of the Purdue Disclosure Schedule, (ii) compliance with the applicable requirements of any applicable Education Requirements or (iii) any such filings, notices, permits, registrations or Consents, the failure to make or obtain would not reasonably be expected to, individually or in the aggregate:  (1) be material to the continued operation of ED Institution after the Closing Date or (2) materially affect the ability of any of the Purdue Parties to execute, deliver or perform the Transaction Documents to which it is a party or consummate the transactions contemplated by the Transaction Documents.

(b)                 Assuming compliance with the items described in clauses (i) through (iii) of Section 5.3(a), and except as set forth in Section 5.3(b) of the Purdue Disclosure Schedule, neither the execution, delivery or performance of the Transaction Documents by the Purdue Parties, nor the consummation by each of the Purdue Parties of the transactions contemplated by the Transaction

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Documents to which it is a party will:  (i) conflict with or result in any breach or violation of any provision of the respective Organizational Documents of the Purdue Parties, or (ii) conflict with or result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default under (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration under) any Law applicable to the operations of NewU.

5.4          Brokers.  No broker, finder or investment banker is or may be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Purdue Parties.

5.5          Compliance with Laws.  To the knowledge of the Purdue Parties, and except as set forth in Section 5.5 of the Purdue Disclosure Schedule, the Purdue Parties have conducted their operations in all material respects in accordance with all Laws and Educational Requirements applicable to the Purdue Parties.  To the knowledge of the Purdue Parties, except as set forth in Section 5.5 of the Purdue Disclosure Schedule, during the three (3) year period prior to the Effective Date, none of the Purdue Parties has received any notice of any material violation or material default under any Law applicable to the Purdue Parties that remains uncured, or has not been dismissed without further Liability to the Purdue Parties or that could result in the failure of any of the conditions to Closing set forth in Section 8.1(b)-(d) (Conditions to Obligation of All Parties to Close) to be satisfied.

5.6          No Other Representations and Warranties.  Contributor acknowledges and agrees that the representations and warranties made in this Article 5 are the sole and exclusive representations and warranties being made by or on behalf of the Purdue Parties or any of their respective Affiliates and are exclusive of any other representations and warranties, including any implied warranties.  Except for the representations and warranties expressly set forth in this Article 5, the Purdue Parties and their respective Affiliates have not made, nor are any of them making, any express or implied representation or warranty regarding the accuracy, sufficiency or completeness of any information provided to Contributor or prepared by or for Contributor, as applicable, in connection with this Agreement or the other Transaction Documents.  Each of the Purdue Parties hereby disclaims, and Contributor hereby acknowledges and agrees that none of the Purdue Parties or their respective Affiliates shall have or be subject to any Liability to Contributor resulting from Contributor’s use of, such information, or any such other express or implied representations or warranties, whether at Law or in equity, none of which shall have any legal effect.

6.	Covenants.

6.1          Access.  From and after the Effective Date and until the Closing Date, Contributor shall:  (i) afford the Purdue Parties and their Representatives, at the Purdue Parties’ sole cost and expense, reasonable access to the Institutional Assets and Books and Records that relate to, affect or support the Institutional Assets and Academic Functions, during normal business hours, upon reasonable notice, consistent with applicable Law and in a manner so as not to interfere with the conduct of Kaplan University or any of the other businesses of Contributor and its Affiliates and (ii) furnish to the Purdue Parties and their Representatives such additional financial and operating data and other information regarding Kaplan University (or true, correct and complete copies thereof) as the Purdue Parties or any of their Representatives may from time to time reasonably request and in a manner as not to interfere with the conduct of Kaplan University or any of the other businesses of Contributor and its Affiliates; provided, however, that Contributor and its Affiliates may withhold access to any document or information that is subject to any attorney client privilege or third-party confidentiality agreement.

6.2          Confidentiality.

(a)                  From and after the Closing, Contributor shall (and shall use commercially reasonable efforts to cause each of its Affiliates and Representatives to), not use or disclose to any Person (other than to any Representatives owing a confidentiality obligation to the Contributor or its Affiliate for the purpose of advising Contributor in connection with the transactions contemplated

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by this Agreement or the other Transaction Documents) confidential, non-public information which is part of the Institutional Assets (collectively, the “Academic Confidential Information”).  Any confidential, non-public information provided to Contributor or its Representatives in accordance with Section 6.3 (Cooperation) or otherwise pursuant to this Agreement shall be treated as Academic Confidential Information for the purposes of this Agreement.

(b)                  Except as expressly permitted under Section 6.6 (Public Announcements), each Party shall (and shall use commercially reasonable efforts to cause each of its respective Affiliates and Representatives to), not use or disclose to any Person (other than to any Representatives owing a confidentiality obligation to such Party or its Affiliate for the purpose of advising such Party in connection with the transactions contemplated by this Agreement or the other Transaction Documents) any of the terms of this Agreement or the other Transaction Documents.  In addition, in the event that any Party receives a request to produce this Agreement or any Exhibit or Schedule hereto pursuant to applicable public records laws, the Parties shall cooperate in producing a redacted version of the requested document(s) that is in conformance with requirements under the applicable public records law, and the Party that did not receive such public record law request shall have the right to produce the first draft of such redacted documents.

(c)                 This Section 6.2 shall not apply to the use or disclosure of Academic Confidential Information or information relating to the terms of this Agreement or the other Transaction Documents:  (i) to the extent that such information becomes generally known to the public through no fault of the disclosing Party or any of its Affiliates or its or their respective Representatives; (ii) to the extent that such information is required to be disclosed by Law, by a rule of a listing authority, stock exchange or by a Governmental Entity; (iii) to the extent that the disclosure of such information is necessary to obtain any Governmental Consent or pursuant to any Educational Requirement; or (iv) to the extent necessary or required in connection with any Action related to the enforcement of this Agreement or the other Transaction Documents.

(d)                  For the avoidance of doubt, nothing in this Agreement shall terminate or otherwise affect the Confidentiality Agreement, dated December 16, 2016, between Kaplan, Inc. and Purdue (the “Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.

6.3           Cooperation.

(a)                  Subject to the terms and conditions set forth in this Agreement, each Party shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including:  (i) the obtaining of all necessary actions or non-actions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from ED, each Accrediting Body and other Educational Agency, and other Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any Educational Consents or satisfy any Educational Requirement and any other approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all consents, authorizations, approvals or waivers from third parties, other than from Governmental Entities or Educational Agencies, necessary or advisable for consummation of the transactions contemplated hereby; provided, however, that such actions shall not include any requirement of any Party or any of their respective Affiliates to commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third-party, and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated this Agreement.

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(b)                  Subject to the terms and conditions herein provided and without limiting the foregoing, NewU and Contributor shall make or cause to be made, as soon as reasonably practicable, any appropriate notification filings, forms and submissions required under any Educational Requirements or other Laws with ED, each Accrediting Body and other Educational Agency and each other Governmental Entity, in each case to the extent set forth in Section 6.3(b) of the Disclosure Schedule and on or prior to the applicable dates set forth therein.  No Party, nor any of the respective counsel or Representatives, shall participate in any meetings, telephone calls, e-mail exchanges or discussions with any Educational Agency or Governmental Entity regarding the transactions contemplated by this Agreement without either including the other Party or its counsel therein or obtaining the other Party’s consent not to be included (which consent shall not be unreasonably, conditioned or delayed); provided, however, that this sentence shall not restrict any Party or its respective counsel from receiving unsolicited telephone inquiries from Representatives of any Educational Agency or Governmental Entity requesting additional information or clarification of previously filed or submitted information so long as the Party or its counsel receiving such unsolicited inquiry does not engage in any substantive discussions with, or provide any responses to, any such Representative without first complying with its obligations under this Section 6.3.  Prior to any Party attending any meetings, telephone calls, discussions or responding to unsolicited telephone inquiries from Representatives of any Educational Agency or Governmental Entity, NewU and Contributor shall discuss and agree upon strategy and issues to be pursued and responses to likely questions.  The Parties agree that they will participate in all such meetings, telephone calls and discussions in a manner consistent with the agreement described in the preceding sentence and will not introduce any new issues not agreed to by the other Parties prior to any such meeting, telephone call or discussion.  Each Party shall provide to the other within two (2) Business Days of receipt all written communications received by ED Institution or either of them from any Educational Agency or Governmental Entity which relate to the transactions contemplated in this Agreement.

(c)                  Further, and without limiting the generality of the rest of this Section 6.3, each of the Parties shall reasonably cooperate, as promptly as practicable, both before and after the Closing, in all respects with each other in connection with any filing or submission regarding the transactions contemplated by this Agreement and in connection with any compliance audits and any other reviews or investigations by any Educational Agency, including any entity that administers any form of Student Financial Assistance Program or that reviews student complaints (each, a “Compliance Review”), any action by an Educational Agency or Governmental Entity, or any investigation or other inquiry related in whole or in part to the operation of ED Institution prior to the Closing; provided, however, that after the Closing all costs shall be borne by the requesting party.  Such cooperation shall include, subject to applicable Law, promptly:  (i) furnishing to the other such necessary information and reasonable assistance as the other Parties may reasonably request in connection with the foregoing; (ii) informing the other Parties of any material communication from, with or to any Educational Agency or Governmental Entity regarding any of the transactions contemplated by this Agreement or regarding any Compliance Review, any action by an Educational Agency or Governmental Entity, or an investigation or other inquiry related in whole or in part to the operation of ED Institution prior to the Closing; and (iii) providing counsel for the other Parties with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Educational Agency or Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to an Educational Agency or Governmental Entity or received from an Educational Agency or a Governmental Entity in connection with the transactions contemplated by this Agreement or regarding any Compliance Review, any action by the Educational Agency or Governmental Entity, or any investigation or other inquiry related in whole or in part to the operation of ED Institution prior to the Closing; provided, that no Party shall be required to share attorney-client privileged information with the other.  Each Party shall, subject to applicable Law, permit counsel for the other Parties to review in advance, and consider in good faith the views of the other Parties in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity or Educational Entity in connection with the transactions contemplated by this Agreement or regarding any Compliance Review, any action by the Educational Agency or Governmental

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Entity, or any investigation or other inquiry related in whole or in part to the operation of ED Institution prior to the Closing.  Prior to any Party attending any meetings, telephone calls, discussions or responding to unsolicited telephone inquiries from Representatives of any Educational Agency or Governmental Entity, NewU and Contributor shall discuss and agree upon strategy and issues to be pursued and responses to likely questions.  The Parties agree that they will participate in all such meetings, telephone calls and discussions in a manner consistent with the agreement described in the preceding sentence and will not introduce any new issues not agreed to by the other Parties prior to any such meeting, telephone call or discussion.  Each Party shall provide to the other within two (2) Business Days of receipt all written communications received by ED Institution or any Party from any Educational Agency or Governmental Entity that relate to the transactions contemplated in this Agreement or in whole or part to the operation of ED Institution prior to the Closing.

(d)                  In the event and for so long as Contributor is actively contesting or defending any Action in connection with any fact, situation, circumstance, status, condition, activity, failure to act, event or occurrence existing on or prior to the Closing Date involving the Institutional Assets, NewU will cooperate as reasonably requested and provide Contributor with access to its Books and Records as may be necessary in connection with such contest or defense.

6.4          Further Assurances.  From time to time, from and after the Closing Date, each Party will reasonably cooperate with the other Parties hereto and execute and deliver (or cause to be executed and delivered) all instruments, including instruments of conveyance, assignment and transfer, and to take all such other actions as each of the Parties may reasonably request from time to time, consistent with the terms of this Agreement and at the cost of the requesting Party, in order to effectuate the transactions contemplated by the Transaction Documents.

6.5          Conduct of Business.  From and after the Effective Date through the earlier of the Closing or the termination of this Agreement pursuant to Article 9 (Termination), except as:  (i) otherwise contemplated by this Agreement or any Transaction Document, or (ii) required by Law or disclosed in Section 6.5 of the Disclosure Schedule, or (iii) necessary to consummate the transactions contemplated by the Transaction Documents, or (iv) as NewU shall otherwise consent to in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), Contributor shall:  (1) conduct Kaplan University in the ordinary course of business substantially as previously conducted during the prior twelve (12) month period, (2) use commercially reasonable efforts to preserve intact the Institutional Assets and maintain Kaplan University’s existing relations and goodwill with Governmental Entities, students, suppliers, creditors, Institutional Employees, lessors and agents as they Relate to KU, and (3) not, directly or indirectly, undertake any action intended to cause any of Contributor’s representations and warranties in Article 4 (Representations and Warranties of Contributor) to be materially incorrect at the Closing (taking into account the updating of Schedules as contemplated by this Agreement).

6.6          Public Announcements.  Except as required by Law or the rules of any national securities exchange, each of the Parties shall (and shall cause their respective Affiliates and Representatives to) consult with the other Parties and obtain the prior written consent of the other Parties (which consent (other than with respect to price) shall not be unreasonably conditioned, withheld or delayed) before issuing any press releases or any public statements or announcements with respect to this Agreement and the transactions contemplated by this Agreement; provided that, prior to any such release, statement or announcement as required by Law or the rules of any such exchange, the Person required to issue the release, statement or announcement shall allow the other Parties reasonable time to comment thereon in advance of such issuance; provided further, however, that, following the Closing, the Parties will issue a joint press release or public statements or announcement regarding this Agreement and the transactions contemplated hereby.  Notwithstanding the foregoing, prior to the Closing, each of the Parties shall have the right to (a) discuss the transactions contemplated by this Agreement with students and prospective students of Kaplan University and NewU; and (b) provide disclosure regarding the resulting transition from Kaplan University to NewU to such students and prospective students, in each case provided that such disclosure is made in furtherance of the

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legitimate academic interests of such students and prospective students and does not include any of the economic terms of this Agreement or of the transactions contemplated hereby.  Each Party grants the other a limited, nonexclusive license to use, for the period from the date of this Agreement to the Closing or earlier termination of this Agreement, the NewU, Purdue and Kaplan tradenames and logos, as applicable, in connection with any such communications.

6.7           Use of Names, Brands.  Except as otherwise set forth in the Transition and Operations Support Agreement, the Purdue Parties shall (a) as of the Closing Date cease to use the words “Kaplan”, “Iowa College Acquisition”, “Kaplan University”, “KU”, “Kaplan Higher Education” and “KHE” and cease to use all Trademarks of any of the foregoing; (b) as soon as reasonably practicable following the Closing cause the removal of all such words or expressions and Trademarks from the Institutional Assets; and (c) as soon as reasonably practicable following the Closing take all other actions reasonably necessary to accomplish the foregoing matters, including any notifications, filings or other actions required by any Governmental Entity or Educational Agency.

6.8           Insurance.

(a)                  On and after the Closing Date, and for a period of five (5) years after the Closing Date, or longer as required under the Transition and Operations Support Agreement, NewU agrees to purchase and maintain, at its expense, general liability insurance covering ED Institution and all other Institutional Assets with respect to all matters occurring on or after the Closing Date in types and amounts as is customary and reasonable for similarly situated organizations and businesses.

(b)                  Up to the Closing Date, Contributor agrees to maintain all current insurance coverage in types and amounts as is customary and reasonable for similarly situated organizations and businesses.  Before or on the Closing Date, and for a period of three (3) years after the Closing Date, or longer as agreed upon in the Transition and Operations Support Agreement, Contributor agrees to purchase and maintain, at its expense, extended reporting (“tail”) insurance covering ED Institution and all other Institutional Assets with respect to all matters occurring before the Closing Date in types and amounts as required under the Transition and Operations Support Agreement.

6.9           Change of Names.  As soon as practicable after the Closing, and execution and delivery of the Transition and Operations Support Agreement by the parties thereto, (i) Contributor will change its name to a name that does not include “Kaplan University,” and (ii) the Purdue Parties shall cause ED Institution’s name to be changed to a name that is mutually agreeable to the Parties and that incorporates Purdue’s brand in some form.

6.10       Mixed Use Contracts.  Except for Mixed Used Contracts which are the subject of the Transition Services Agreement, at the Closing, Contributor, in a manner reasonably acceptable to NewU, shall provide to NewU the benefits under, or assign to NewU its rights under, or obtain a separate contract to be included in the Transferred Contracts for, those benefits and rights of the material Mixed Use Contracts that relate exclusively to the Institutional Assets, as set forth on Section 4.8(b) of the Disclosure Schedule, and NewU shall assume and discharge the Liabilities of Contributor only with respect to such portions of such Mixed Use Contracts.  To the extent that a third party’s consent is required to assign any portion of a Mixed Use Contract which is to be assigned and assumed pursuant to Section 4.8(b) of the Disclosure Schedule, Contributor will use commercially reasonable efforts (which shall not include the payment of any money to such third party in exchange for such consent) to obtain such consent.  If such a required consent is not obtained, then Contributor shall provide NewU the benefits and NewU shall assume the Liabilities, in each case relating exclusively to the portions of each such Mixed Use Contract pertaining to the Institutional Assets.  In no event shall Contributor be required to provide NewU or any other Purdue Party with the benefits of:  (i) any Mixed Use Contract at any time after the date that is six (6) months after the Closing Date, or (ii) for the avoidance of doubt, any Contracts relating to the Kaplan Platform or other software and information technology services or products.

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6.11        Credit Support Obligations; Security Deposits.

(a)                 The Purdue Parties will use reasonable best efforts to substitute guarantors or terminate the guarantees set forth on Exhibit E-1 (Guarantees) made by Contributor or its Affiliates with respect to the Assumed Liabilities, and to provide for replacement performance bonds for the performance bonds of Contributor and its Affiliates relating to ED Institution set forth on Exhibit E-2 (Performance Bonds), in each case as promptly as practicable following the Closing.

(b)                 The Parties, desiring that Contributor receive the benefit of the Security Deposits without necessitating the replacement of the Security Deposits by the Purdue Parties, hereby agree that Contributor shall be deemed to have advanced $89,146.00 of expenses to NewU as contemplated by Section 5 (Application of Deposit Credits) of Exhibit F (Reimbursement of Payments) to the Transition and Operations Support Agreement in consideration for the Security Deposits being treated as Institutional Assets under Section 2.1(e) (Contribution and Transfer of Institutional Assets).

6.12        Tax Matters.

(a)                  For so long as Purdue is the sole member of NewU, the Purdue Parties will not make any elections or take any other actions that would cause NewU to: (i) not have Purdue as its sole member, or (ii) not be recognized by ED as a public or not-for-profit institution of higher education.

(b)                  NewU and Contributor hereby waive compliance with any “bulk sales” law under any applicable uniform commercial code.

(c)                  Notwithstanding anything to the contrary in this Agreement, NewU shall be responsible for, any transfer (including any indirect Real Estate transfer), documentary, stamp or similar Taxes, any “bulk sales”, “bulk transfer” or similar Taxes and related fees (“Transfer Taxes”) imposed on the sale or transfer of the Institutional Assets pursuant to this Agreement or the entering into of this Agreement.  NewU shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Contributor shall, and shall cause its respect Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law relating to Transfer Taxes, including in seeking any available exemption from or reduction of Transfer Taxes.

6.13              Schedule Updates; Certain Notices.

(a)                  Prior to the Closing Date, Contributor shall provide to NewU such updates to the Schedules made pursuant to Article 2 (Contribution and Transfer of Institutional Assets; Assumption of Certain Liabilities) as are necessary to accurately reflect the Institutional Assets as of the Closing Date; provided, however that no such update shall contain additions or deletions which constitute a material breach by Contributor of any of its obligations under this Agreement.

(b)                 Prior to the Closing, either Contributor or any of the Purdue Parties may (but is not required to) deliver to the other Party one or more supplements to the Disclosure Schedule or the Purdue Disclosure Schedule, respectively, under Article 4 or 5, respectively, to reflect any fact or condition occurring after the date of this Agreement that would cause a breach of a representation or warranty contained in Article 4 or 5 but for such update.  Any update made pursuant to this Section 6.13(b) shall not affect a Party’s right to indemnification for a breach of a representation or warranty that occurred as of the Effective Date, but all such claims for indemnification shall be made subject to the terms of Article 10 (Indemnity), including Section 10.4 (Limitations).

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(c)                  The Purdue Parties and Contributor, respectively, will promptly notify the other Parties in writing of any perceived breach by such other Party or perceived Material Adverse Effect that it believes would cause it not to close pursuant to Section 8.2 (Conditions to the Purdue Parties’ Obligation to Close) or Section 8.3 (Conditions to Contributor’s Obligation to Close) so that the receiving Party has an opportunity to cure such perceived breach or Material Adverse Effect.

6.14        Exclusive Dealings.  During the period from the Effective Date to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Contributor will not, directly or indirectly, enter into any definitive agreements, arrangements or understanding with any third Person other than the Purdue Parties with respect to any transaction that has a purpose of a contribution or other disposition of all or substantially all of the Institutional Assets or a business combination involving Contributor.  During the period from the Effective Date to the earlier of the Closing or the termination of this Agreement in accordance with its terms, none of the Purdue Parties nor Contributor nor any of their respective Affiliates, will, directly or indirectly, enter into or consummate any definitive agreements, arrangements or understandings which have the effect of creating, acquiring or operating any U.S. degree-granting online institution designed to specifically serve non-traditional students, except with the prior written consent of NewU, in the case of Contributor, and the prior written consent of Contributor, in the case of any of the Purdue Parties.

7.	Employment Matters.

7.1           Transferred Employees.

(a)                  NewU shall offer to hire, not later than five (5) days prior to the Closing Date, all Institutional Employees, and Contributor shall cooperate with NewU in NewU’s efforts to accomplish the retention and hiring of the Institutional Employees.  NewU will offer employment to all Institutional Employees on such terms and conditions of employment reasonably comparable to those enjoyed by such Institutional Employees prior to the Closing.  The obligations of NewU to hire Institutional Employees shall not be affected by virtue of the absence of any Institutional Employee as of the Closing Date due to any short term disability, long term disability or leave of absence.  Effective as of the Closing, the employment of all of the Transferred Employees will be terminated by Contributor or its Affiliates, as the case may be, and Contributor shall be responsible for severance, if any, due such Transferred Employees.

(b)                  Nothing contained in this Agreement shall confer upon any Contributor employee any right with respect to continuance of employment by NewU after the Closing Date.

7.2          Service Credit.  From and after the Closing, NewU shall give each Transferred Employee full credit for purposes of eligibility to participate and vesting under any employee benefit plans or arrangements maintained by NewU and its Affiliates for all purposes under any severance plan, paid-time-off or vacation pay plan maintained by NewU and its Affiliates, for such employee’s service with Contributor and its Affiliates to the same extent such service is recognized by the comparable Contributor Benefit Plan immediately prior to the Closing, other than for any newly established plans where prior service is not recognized for any of NewU’s employees.  Without limiting the foregoing, NewU shall:  (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents under the health and welfare plans of NewU for active employee coverage (each a “NewU Welfare Plan”) to the extent waived or otherwise satisfied under the applicable corresponding Contributor Benefit Plan immediately prior to the Closing and (ii) provide each Transferred Employee and his or her eligible dependents with credit under NewU Welfare Plans for any co-payments and deductibles paid under corresponding Contributor Benefit Plans prior to the Closing for the calendar year in which the Closing occurs, for purposes of satisfying any applicable deductible or out-of-pocket requirements under any NewU Welfare Plans.

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7.3           401(k) Plans.

(a)                  Each Transferred Employee participating in a defined contribution plan of Contributor (as applicable, a “Contributor 401(k) Plan”) as of immediately prior to the Closing shall become eligible to participate without any waiting period as of the Closing in a defined contribution plan of NewU that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“NewU 401(k) Plan”).

(b)                  Contributor agrees to take, or cause to be taken, actions necessary to permit each Transferred Employee to effect a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under a Seller 401(k) Plan within thirty (30) days following the Closing, if such rollover is elected in accordance with applicable Law by such employee.  Without limiting the generality of the foregoing, and provided that Contributor is reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that NewU 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, Contributor may take such actions necessary to provide that one or more Transferred Employees may elect to effect, and, provided that NewU is reasonably satisfied, consistent with the regulations under Section 401(a)(31) of the Code, that the applicable Contributor 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code, NewU agrees to cause NewU 401(k) Plan to accept, a “direct rollover” to NewU 401(k) Plan of such employee’s account balances (including promissory notes evidencing all outstanding loans) under the Contributor 401(k) Plan if such rollover is elected in accordance with applicable Law by such employee.  Upon completion of a direct rollover of an Transferred Employee’s account balances, as described in this Section 7.3, NewU and NewU 401(k) Plan shall be fully responsible for all benefits relating to past service of such Transferred Employee and none of Contributor and the Contributor 401(k) Plan shall have any Liability whatsoever with respect to such benefits.

7.4          COBRA.  On and after the Closing, NewU or its Affiliates shall be responsible for all Liabilities of the Transferred Employees (and their eligible dependents and beneficiaries) in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, Sections 601 et seq. and Sections 701 et seq. of ERISA, Section 4980B and Sections 9801 et seq. of the Code and applicable state or similar Laws (including with respect to the termination of any Transferred Employee’s employment with Contributor or its Affiliates, as applicable).

7.5           Welfare Benefit Claims.  Contributor and its Affiliates shall retain all Liabilities under Contributor Benefit Plans for payment of all medical, dental, vision, health, non-occupational short-term disability benefit and long-term disability benefit claims (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the Closing with respect to any Transferred Employee (or any dependent or beneficiary thereof).  NewU or its Affiliates shall be liable for payment of all Welfare Benefit Claims incurred on or after the Closing with respect to any Transferred Employee (or any dependent or beneficiary thereof), and NewU shall, and shall cause its Affiliates to, cause all such Welfare Benefit Claims to be assumed by and administered under the employee welfare plans of NewU or its Affiliates.  For purposes of the foregoing, a claim shall be deemed to be incurred as follows:  (i) life, accidental death and dismemberment, and business travel accident insurance benefits and long-term disability benefits, upon the death, disability or accident giving rise to such benefits, (ii) health, dental, prescription drug and vision benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies, and (iii) non-occupational short-term disability benefits, upon the initiation of any claim for such benefit payment.

7.6         Workers Compensation.  Contributor shall be responsible for all claims for workers compensation benefits that are incurred prior to the Closing Date by any Transferred Employee.  NewU or its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred on or after the Closing by any Transferred Employee.  A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs.  If the Workers Compensation Event occurs over a period both preceding and following the

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Closing, the claim shall be the joint responsibility and Liability of:  (i) NewU or its Affiliates and (ii) Contributor and shall be equitably apportioned between NewU or its Affiliates, on the one hand, and Contributor, on the other hand, based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Closing.

7.7           Vacation.  From and after the Closing, NewU shall honor all accrued but unused vacation and other paid time-off of the Transferred Employees.  On the date of Contributor's first regularly-scheduled payroll cycle on or after the Closing Date or, where required by Law, on the Closing Date, Contributor shall pay each Transferred Employee the amount of his or her vacation pay that, as of the Closing Date, was reflected on Contributor's accounting books and records as being accrued but unused.

7.8          Payment of Bonuses.  Contributor shall pay the Transferred Employees bonuses for any full year and pro-rated bonuses for any portion of a year during which the Transferred Employees worked for Contributor in the amount such Transferred Employees would have earned, and payable when such bonuses would be paid, if they had remained employed by Contributor; provided, however, that (a) no bonuses will be paid to Transferred Employees who are not still employed by NewU as of the date that such bonuses are payable, and (b) for the avoidance of doubt, no bonuses will be paid for any periods prior to the year in which this Agreement was executed.

7.9          No Third-Party Beneficiaries.  Nothing contained in this Agreement, express or implied:  (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit NewU’s or its Affiliates’, or Contributor’s or its Affiliates’, ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement; (iii) is intended to confer upon any current or former employee (including any dependent thereof) of Contributor or any of its Affiliates or any person other than the Parties (including any Transferred Employee) any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) of Contributor or any of its Affiliates or any person other than the Parties (including any Transferred Employee) any right as a third party beneficiary of this Agreement.

8.	Conditions to Obligations to Close.

8.1          Conditions to Obligation of All Parties to Close.  The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by NewU, in its sole discretion, and Contributor, in its sole discretion, in each case, at or prior to the Closing Date of the following conditions.  Each of the Parties shall use commercially reasonable efforts to prevent the occurrence of a Material Adverse Effect within its control.

(a)                  No Action by any Governmental Entity (other than one of the Purdue Parties) which seeks to prevent or enjoin the consummation of the transactions contemplated by the Transaction Documents shall have been commenced and be continuing.

(b)                  No Law or Educational Requirement shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal or otherwise prohibits or prevents the consummation of the transactions contemplated by this Agreement.

(c)                  All Governmental Consents to the transactions contemplated by this Agreement that are set forth on Exhibit C (Closing Governmental Consents) shall have been obtained, in form and substance reasonably satisfactory to NewU and Contributor.

(d)                  An ED Preacquisition Review Notice shall have been received from ED with respect to ED Institution.

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8.2           Conditions to the Purdue Parties’ Obligation to Close.  The Purdue Parties’ obligations to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver by NewU on or prior to the Closing Date of all of the following conditions:

(a)                 The Contributor Fundamental Representations shall be true as of the Closing Date as if made on the Closing Date (other than Section 4.15, which shall be true in all material respects) except for immaterial matters relating to Sections 4.1 or 4.2 which do not, individually or in the aggregate, prevent Contributor from, or allow Contributor to avoid, entering into and performing its obligations strictly in accordance with the terms of this Agreement and the other Transaction Documents.

(b)                  No breach(es) of Contributor’s representations and warranties in Article 4 (taking into account all permitted updates to the Schedules pursuant to Section 6.13 (Schedule Updates; Certain Notices)) shall exist as of the Closing Date, the effect of which, individually or in the aggregate, creates or gives rise to a Material Adverse Effect (except for any Material Adverse Effect arising under clause (b) of the definition of Material Adverse Effect with respect to which Contributor has agreed in writing to indemnify the Purdue Indemnitees on terms reasonably satisfactory to the Parties).

(c)                 There exists no Material Adverse Effect as of the Closing Date (except for any Material Adverse Effect arising under clause (b) of the definition of Material Adverse Effect with respect to which Contributor has agreed in writing to indemnify the Purdue Indemnitees on terms reasonably satisfactory to the Parties).

(d)                  The covenants and agreements of Contributor to be performed as of the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(e)                  Contributor shall have executed and delivered to NewU each of the Transaction Documents to which it is a party, including the Transition and Operations Support Agreement.

(f)                    NewU shall have received each other delivery required to be made to NewU pursuant to Section 3.3 (Contributor Closing Deliveries).

8.3          Conditions to Contributor’s Obligation to Close.  The obligations of Contributor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or written waiver of Contributor, in its sole discretion, on or prior to the Closing Date of all of the following conditions:

(a)                  The Purdue Fundamental Representations shall be true as of the Closing Date as if made on the Closing Date, except for immaterial matters relating to Sections 5.1 or 5.2 which do not, individually or in the aggregate, prevent any of the Purdue Parties from, or allow any of the Purdue Parties to avoid, entering into and performing its obligations strictly in accordance with the terms of this Agreement and the other Transaction Documents.

(b)                  No breach(es) of the representations and warranties of the Purdue Parties shall exist as of the Closing Date (taking into account all permitted updates to the Schedules pursuant to Section 6.13 (Schedule Updates; Certain Notices)), the effect of which, individually or in the aggregate, creates or gives rise to a Material Adverse Effect.

(c)                  There exists no Material Adverse Effect as of the Closing Date.

(d)                  The covenants and agreements of the Purdue Parties to be performed as of the Closing Date in accordance with this Agreement shall have been performed in all material respects.

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(e)                  Each of the Purdue Parties shall have executed and delivered to Contributor each of the Transaction Documents to which it is a party, including the Transition and Operations Support Agreement.

(f)                    Contributor shall have received each other delivery required to be made to Contributor pursuant to Section 3.4 (Purdue Parties Closing Deliveries).

9.	Termination.

9.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                  by the mutual written consent of Contributor and the Purdue Parties; or

(b)                  by either Contributor or the Purdue Parties, if:

 (i)            the Closing shall not have occurred on or before 11:59 p.m. Eastern Time on April 30, 2018; provided, however, that the right to terminate this Agreement pursuant to this Section shall not be available to any Party whose failure to perform or comply in  any material respect with any covenant, obligation or other agreement contained in this Agreement has been the principal cause of the failure of the transactions contemplated by this Agreement to occur on or before such date;

 (ii)            any applicable Law or Educational Requirement permanently restrains, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, and such Law or Educational Requirement becomes effective (and final and non-appealable); or

 (iii)            any final non-appealable refusal of any Governmental Entity or Educational Agency to grant or issue a Governmental Consent set forth on Exhibit C.

9.2           Notice of Termination.  In the event of termination of this Agreement by either or both of Contributor and the Purdue Parties pursuant to Section 9.1 (Termination), written notice of such termination shall be given by the terminating Party to the other Parties.  If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.3 (Effect of Termination).

9.3          Effect of Termination.  Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of Contributor and the Purdue Parties pursuant to Section 9.1 (Termination), this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in this Section 9.3 or Article 10 (Indemnification); provided, however, no such termination shall relieve any Party hereto from Liability for such Party’s fraud or willful and intentional breach of this Agreement prior to termination of this Agreement; provided further, that this Section 9.3, Article 10 (Indemnification) and, for the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement in accordance with their respective terms.

10.	Indemnification.

10.1        Survival of Representations, Warranties, Covenants and Agreements.

The representations, warranties, covenants and other agreements of the Parties contained in this Agreement or in any certificates delivered at Closing pursuant to this Agreement and the Parties’ other obligations will survive the Closing for the periods specified in this Section 10.1 (the “Survival Date”); provided, that the expiration of the Survival Date shall not limit or extinguish any claim for indemnification made in writing by any Person that may be entitled to indemnification under this Agreement (the

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“Indemnified Person”), to the indemnifying Party or Parties hereunder (the “Indemnifying Person”) on or prior to the applicable Survival Date:

(a)                  The Survival Date for claims under Section 10.2(a)(i) with respect to the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority Relative to this Agreement) and Section 4.15 (Brokers) (collectively, the “Contributor Fundamental Representations”) and for claims under Section 10.3(a)(i) with respect to the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority Relative to this Agreement) and Section 5.5 (Brokers) (collectively, the “Purdue Fundamental Representations”) shall survive the Closing until the date that is sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver, mitigation, tolling or extension thereof) for the matters described therein.

(b)                  The Survival Date for claims under Section 10.2(a)(ii) with respect to the representations and warranties set forth in Section 4.7(a) (Intellectual Property), Section 4.13 (Education Matters) and Section 4.14 (Sufficiency of Institutional Assets) (collectively, the “Contributor Extended Representations”) shall survive the Closing until the three (3) year anniversary of the Closing Date.

(c)                  The Survival Date for claims under Section 10.2(a)(ii) with respect to the representations and warranties set forth in Article 4 (Representations and Warranties of Contributor) other than the Contributor Fundamental Representations and the Contributor Extended Representations and the Survival Date for claims under Section 10.3(a)(ii) with respect to the representations and warranties set forth in Article 5 (Representations and Warranties of the Purdue Parties) other than the Purdue Fundamental Representations shall survive the Closing until the eighteen (18) month anniversary of the Closing Date.

(d)                  Subject to any applicable statute of limitations (giving effect to any waiver, mitigation, tolling or extension thereof) and except as otherwise provided in this Agreement, the Survival Date for claims under Sections 10.2(a)(iii)-(v) and Sections 10.3(a)(iii)-(v) shall survive Closing indefinitely; provided, however, that (a) the Survival Date for claims under Section 10.2(a)(iii) and Section 10.3(a)(iii) with respect to any covenant or agreement in this Agreement or any Closing Instrument required to be fully-performed on or before the Closing Date shall survive the Closing until the twelve (12) month anniversary of the Closing Date.

(e)                  The obligations to indemnify under this Article 10 shall not terminate with respect to any specific matter as to which the Indemnified Person shall have, before the expiration of the applicable Survival Date, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim to the extent then known to the party giving notice) (a “Claim Notice”) to the Indemnifying Person.

10.2        Indemnification by Contributor.

(a)            Subject to the terms and conditions of this Article 10, Contributor shall indemnify, defend and hold harmless the Purdue Parties, each of their respective Affiliates, and their respective successors, assigns, officers, trustees, directors, employees and agents (collectively, the “Purdue Indemnitees”) from and against any Loss suffered or incurred by any such Purdue Indemnitee, whether such Loss exists or accrues prior to, on or subsequent to the Closing Date, arising out of or in connection with any of the following:

(i)            any breach of a Contributor Fundamental Representation;

(ii)           any breach of any representation and warranty under Article 4 (Representations and Warranties of Contributor), other than the Contributor Fundamental Representations;

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(iii)          any breach of any covenant of Contributor contained in this Agreement or any Closing Instrument;

(iv)          any claims with respect to any of the Retained Liabilities, including the failure to discharge any of the Retained Liabilities when due; and

(v)            any claims with respect to the operation of ED Institution or the ownership, operation or use of the Institutional Assets prior to the Closing Date.

(b)                  Subject to Section 11.12 (Special Rule for Fraud) and notwithstanding any other provision of this Agreement to the contrary, Contributor shall not be liable for, nor be required to indemnify any Purdue Indemnitee against any Losses pursuant to Section 10.2(a)(ii):

(i)             in respect of any particular Loss (including any series of related Losses), unless and until such Loss is (or series of related Losses are) equal to or in excess of $10,000 (each individual Loss or series of related Losses not equal to or exceeding such amount, a “De Minimis Claim”), and any Loss pursuant to Section 10.2(a)(ii) constituting a De Minimis Claim shall not be taken into account for purposes of the Basket described in Section 10.2(b)(ii); or

(ii)           until the aggregate amount of the Purdue Indemnitees’ Losses pursuant to Section 10.2(a)(ii) (excluding Losses constituting De Minimis Claims) exceed $250,000 in the aggregate (the “Basket”), after which Contributor shall, subject to any other limitations contained herein, be required to indemnify any Purdue Indemnitee against any Losses in excess of the Basket amount.

(c)                  Subject to Section 11.12 (Special Rule for Fraud) and notwithstanding any other provision of this Agreement to the contrary, Contributor shall not be liable for, nor be required to indemnify any Purdue Indemnitee against, any Losses pursuant to Sections 10.2(a)(i)-(ii) for an aggregate amount in excess of $10,000,000.

10.3        Indemnification by the Purdue Parties.

(a)            Subject to the terms and conditions of this Article 10 and only to the extent set forth in Section 10.4(a), the Purdue Parties shall indemnify Contributor, each of Contributor’s Affiliates, and their respective successors, assigns, officers, directors, members, employees and agents (the “Contributor Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by any such Contributor Indemnitee, whether such Loss exists or accrues prior to, on or subsequent to the Closing Date, arising out of or in connection with any of the following:

(i)            any breach of a Purdue Party Fundamental Representation;

(ii)           any breach of any representation and warranty under Article 5 (Representations and Warranties of the Purdue Parties), other than the Purdue Fundamental Representations;

(iii)          any breach of any covenant of any of the Purdue Parties contained in this Agreement or any Closing Instrument;

(iv)          any claims with respect to any of the Assumed Liabilities, including the failure to discharge any of the Assumed Liabilities when due; and

(v)            any claims with respect to the operation of ED Institution or the ownership, operation or use of the Institutional Assets on or after the Closing Date.

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(b)                 Subject to Section 11.12 (Special Rule for Fraud) and notwithstanding any other provision of this Agreement to the contrary, the Purdue Parties in the aggregate shall not be liable for, nor be required to indemnify any Contributor Indemnitee against any Losses pursuant to Section 10.3(a)(ii):

(i)             in respect of any De Minimis Claim, and any Loss pursuant to Section 10.3(a)(ii) constituting a De Minimis Claim shall not be taken into account for purposes of the Basket described in Section 10.3(b)(ii); or

(ii)           until the aggregate amount of the Contributor Indemnitees’ Losses pursuant to Section 10.3(a)(ii) (excluding Losses constituting De Minimis Claims) exceed the Basket, after which the Purdue Parties shall, subject to any other limitations contained herein, be required to indemnify any Contributor Indemnitee against any Losses in excess of the Basket amount.

(c)                  Subject to Section 11.12 (Special Rule for Fraud) and notwithstanding any other provision of this Agreement to the contrary, the Purdue Parties shall not be liable for, nor be required to indemnify any Contributor Indemnitee against, any Losses pursuant to Section 10.3(a)(i)-(ii) for an aggregate amount in excess of $10,000,000.

10.4        Limitations.  Subject to the terms and conditions of this Article 10, following the Closing:

(a)                  Purdue shall have an indemnity obligation under this Article 10 only to the extent of (i) breaches of covenants by any of the Purdue Parties prior to the Closing; (ii) breaches of representations and warranties about it (and NewU if it owns NewU); and (iii) its failure (and the failure of NewU if it owns NewU) to execute and deliver any Transaction Document or execute, deliver and perform any Closing Instrument.  Subject to the foregoing, the obligations of NewU and its parent under this Article 10 are joint and several except that once the Closing has occurred, only NewU shall have any indemnity obligation with respect to matters described in Sections 10.3(a)(iv) and (v).  The foregoing shall not in any way limit the indemnity obligations of NewU under this Article 10.

(b)                  The amount of any Loss for which indemnification is provided under this Article 10 shall be net of any amounts actually recovered by the Indemnified Person under insurance policies in effect and applicable to such Loss.

(c)                 The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Article 10 (and their permitted successors and assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

(d)                   In no case shall Losses include any incidental, consequential, indirect or special losses or damages (including lost profits, lost revenues, and loss of business), whether foreseeable or not, whether occasioned by any failure to perform or the breach of any representation, warranty, covenant, or other obligation under this Agreement for any cause whatsoever.

(e)                  Neither the Contributor Indemnitees nor the Purdue Indemnitees may recover Losses more than once for any specific facts, omissions or circumstances notwithstanding the fact that such facts, omissions or circumstances may constitute the breach of more than one representation or warranty.

(f)                    If Contributor pays any amount in connection with a Third-Party Claim pursuant to Section 10.2(a) (Indemnification by Contributor), including any costs or expenses in defending such Third-Party Claim, and either:  (i) it is subsequently determined that Contributor has no indemnification obligation for such Third-Party Claim, or (ii) Contributor was not responsible for

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any such amount because of application of the Basket, or because such Third-Party Claim constitutes a De Minimis Claim, then the Purdue Parties shall, promptly following Contributor’s written request therefore, reimburse Contributor:  (y) in the case of Section 10.4(f)(i), for all such amounts paid by Contributor in connection with such Third-Party Claim, including any costs or expenses in defending such Third-Party Claim, or (z) in the case of Section 10.4(f)(ii), up to the amount of the Basket or such De Minimis Claim for any amounts paid by Contributor in connection with such Third-Party Claim, including costs or expenses, for which Contributor is not responsible because of the application of the Basket or because such Third-Party Claim is a De Minimis Claim.

10.5        Indemnification Procedures.

(a)            In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any third party against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within thirty (30) days after (i) receipt by such Indemnified Person of written notice of the Third-Party Claim, or (ii) such Indemnified Person becoming aware of any Loss for which such Indemnified Person may be indemnified under this Article 10, and describing in such notice the subject matter of such claim or demand; provided, however, that failure to give, or any delay in giving, such notification shall not release the Indemnifying Person from (or otherwise affect) any of its obligations under this Article 10 except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure or delay, it being agreed, however, that all indemnification claims must be delivered prior to the expiration of the applicable Survival Date, if any.  Such written notice shall set forth (i) the facts and circumstances giving rise to such claim for indemnification, including copies of all material written evidence thereof, (ii) the nature of the Losses suffered or incurred, (iii) a reference to the provisions of this Agreement in respect of which such Losses have been suffered or incurred and (iv) the amount of Losses actually suffered or incurred.  Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, promptly after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.

(b)            If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person reasonably acceptable to the Indemnified Person.  If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof.  Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof.  If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense.  The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof.  If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all Parties shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making members, officers, directors, employees and agents of the Indemnified Person available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the Indemnifying Person.

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(c)                  Notwithstanding the foregoing, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and:  (i) such Indemnified Person reasonably concludes that the Indemnifying Person has failed to assume the defense of the Indemnified Person, or that the Indemnifying Person is not diligently defending such Indemnified Person, (ii) the Indemnified Person’s insurance carrier requires that the Indemnified Person control defense of such Third-Party Claim; or (iii) if the Indemnified Person is a Contributor Indemnitee, and the Third-Party Claim adversely affects, or is reasonably likely to adversely affect, the Support Functions or Contributor’s ability to perform under the Transition and Operations Support Agreement, then in such case the Indemnified Person may elect to retain the defense of such Third-Party Claim and will be entitled to be reimbursed by the Indemnifying Person for its Losses incurred in such defense (including reasonable attorneys’ fees).

(d)                 Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent (which consent shall not be unreasonably withheld or delayed).  The Indemnifying Person shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the Indemnified Person’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, however, that the Indemnified Person shall not withhold its consent to any settlement, compromise or discharge of a Third-Party Claim that:  (i) the Indemnifying Person may recommend, (ii) by its terms obligates the Indemnifying Person to pay the full amount of the Liability in connection with such Third-Party Claim, (iii) releases the Indemnified Person completely in connection with such Third-Party Claim, and (iv) contains no sanction or restriction upon the future activities or business of the Indemnified Person or requires the Indemnified Person to take any action other than ministerial actions related to the dismissal of any proceedings related to the Third-Party Claim.

(e)                 Any claim by an Indemnified Party on account of Losses that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party written notice thereof promptly and in any event within thirty (30) days after such Indemnified Person becoming aware of any Loss for which such Indemnified Person may be indemnified under this Article 10; provided, however, that failure to give, or any delay in giving, such notification shall not release the Indemnifying Person from (or otherwise affect) any of its obligations under this Article 10 except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure or delay, it being agreed, however, that all indemnification claims must be delivered prior to the expiration of the applicable Survival Date, if any.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Losses that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of thirty (30) days from which to respond in writing to such Direct Claim.  If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.

(f)                    For the avoidance of doubt, to the extent that a Direct Claim or Third-Party Claim involves Losses that relate to both (i) Contributor’s acts (or failures to act) prior to Closing and/or breaches by Contributor of any of its representations and warranties in Article 4 (Representations and Warranties of Contributor); and (ii) the Purdue Parties acts (or failures to act) that occur on or after Closing, then, subject to the terms of this Article 10, (x) Contributor shall be responsible for Losses arising from its pre-Closing acts (or failures to act) and/or breaches by it of any of its representations and warranties in Article 4 (Representations and Warranties of Contributor); (y) the Purdue Parties shall be responsible for Losses arising from their post-Closing acts (or failures

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to act); and (z) each Party will indemnify the other for such Losses, as applicable, pursuant to Section 10.2(a)(v) and Section 10.3(a)(v), respectively.

10.6        Exclusive Remedy.  Other than (i) pursuant to Section 11.12 (Special Rule for Fraud), and (ii) as provided in the last sentence of this Section 10.6, the indemnification provisions of this Article 10 shall be the sole and exclusive remedy of any Indemnified Person and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, whether sounding in contract, tort, or otherwise, and whether asserted against any Contributor Indemnitee, Purdue Indemnitee or any other Person.  Without limiting the generality of the foregoing, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement.  Each of the Parties, on behalf of itself and its equity owners, trustees, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other Party or its and its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant or agreement in this Agreement, except pursuant to the express provisions of this Article 10.  Notwithstanding the foregoing restrictions, each Party shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance (the posting of bond being hereby waived), and no limitation or condition of Liability provided in this Article 10 shall apply to any claim arising from fraud or criminal misconduct by a Party.

11.	Miscellaneous.

11.1        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

11.2        Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(a)                   In any Action arising out of or in any way relating to the Transaction Documents or the administration thereof or any of the transactions contemplated thereby, each Party irrevocably submits to the exclusive jurisdiction of the federal courts of the Southern District of Indiana (and any federal courts of appeal with respect to such courts), or, in the event the federal courts of the Southern District of Indiana do not have jurisdiction, the state courts of Marion County, Indiana (and any Indiana courts of appeal with respect to such courts) (the “Chosen Courts”), and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in the Chosen Courts.

(b)                  Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts.  Delivery of any process required by any such Chosen Court in accordance with Section 11.5 (Notices) shall constitute valid and lawful service of process against a Party, without necessity for service by any other means provided by statute or rule of court.  To the extent permitted by Law, that final and non-appealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

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(c)                   Each Party waives trial by jury in any Action arising out of or in any way relating to the Transaction Documents or the administration thereof or any of the transactions contemplated thereby.  No Party shall seek a jury trial in any such Action and no Party shall seek to consolidate any such Action in which a jury trial has been waived with any other Action in which a jury trial cannot be or has not been waived.

11.3        Entire Agreement; Third Party Beneficiaries.  This Agreement and the other Transaction Documents:  (i) constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and such other Transaction Documents and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and, except for the obligations in the Confidentiality Agreement, there are no agreements, understandings, representations or warranties among the Parties other than those set forth in this Agreement or in the other Transaction Documents, and (ii) except for Section 10.2 (Indemnification by Contributor), Section 10.3 (Indemnification by the Purdue Parties) and Section 11.10 (No Recourse) which are intended to benefit, and to be enforceable by, the Persons specified therein, neither this Agreement nor any Transaction Document are intended to confer in or on behalf of any Person not a Party to this Agreement or any other Transaction Document any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

11.4        Expenses.  Except as set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.  If the Closing does not occur, the Parties will reimburse each other for the budgeted costs and expenses incurred for market analysis and development of NewU’s brand as necessary to ensure that such costs and expenses are born 50% by Contributor and 50% by the Purdue Parties.

11.5        Notices.  All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given:  (i) when personally delivered, (ii) when sent by facsimile (with hard copy to follow in accordance with subclauses (i), (iv) or (v)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iii) when sent by electronic mail (with hard copy to follow in accordance with subclauses (i), (iv) or (v)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (iv) one Business Day after being sent by reputable overnight express courier (charges prepaid), or (v) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the following addresses:

(a)                   If to Purdue:

The Trustees of Purdue University 610 Purdue Mall, Room 247 West Lafayette, IN 47907 Attn: Steven R. Schultz Fax: (765) 496-7465 Email: schult51@purdue.edu with a copy to:

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Stuart & Branigin LLP 300 Main Street, Suite 900 Lafayette, IN 647901 Attn: Thomas B. Parent Fax: (765) 742-8175 Email: tbp@stuartlaw.com

(b)                   If to New University:

Purdue NewU, Inc. 9000 Keystone Crossing, Suite 800 Indianapolis, IN 46240 Attn: Steven R. Schultz Fax: (765) 496-7465 Email: schult51@purdue.edu with a copy to:

Stuart & Branigin LLP 300 Main Street, Suite 900 Lafayette, IN 647901 Attn: Thomas B. Parent Fax: (765) 742-8175 Email: tbp@stuartlaw.com

(c)                  If to KHE or ICA:

Kaplan, Inc. 6301 Kaplan University Avenue Fort Lauderdale, FL 33309 Attn: Janice Block Fax: (888) 652-6308 Email: jblock@kaplan.edu with a copy to:

Dentons US LLP 233 South Wacker Drive, Suite 5900 Chicago, IL 60606 Attn: Linda Chaplik Harris Fax: (312) 876-7934 Email: linda.harris@dentons.com

11.6        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that except in the case of Contributor, pursuant to a transfer of all of its business, no Party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement.

11.7        Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought.  Contributor may waive compliance or performance by Contributor, with any term or provision of this Agreement.  Any such waiver shall only be made by an

35

instrument or instruments in writing signed by the Party waiving such compliance or performance.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights and the waiver by any Party of any one breach shall not be construed as a waiver of any other or subsequent breach.

11.8        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.9        No Admission.  Nothing herein shall be deemed an admission by Contributor or any of its respective Affiliates, in any action or proceeding by or on behalf of a third–party, which such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any contract.

11.10     No Recourse.  All Actions or Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to:  (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the transactions contemplated by this Agreement to be consummated, may be made only against (and are those solely of) the Persons that are expressly identified as “Parties” to this Agreement and their respective successors and assigns.  No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, option holder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to any of the foregoing shall have any Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any Actions or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d).

11.11    No Waiver.  The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by Law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies.  No single or partial exercise of a right or remedy provided by this Agreement or by Law prevents further exercise of the right or remedy or the exercise of another right or remedy.  The Parties’ respective rights or remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by Law.

11.12    Special Rule for Fraud.  Notwithstanding anything herein to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of any Party for fraud by any other Party or any Affiliate or Representative of such other Party.

36

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

KAPLAN HIGHER EDUCATION, LLC

by:	/s/ Andrew S. Rosen
Name: Andrew S. Rosen
Title: Chairman

IOWA COLLEGE ACQUISITION, LLC

by:	/s/ Andrew S. Rosen
Name: Andrew S. Rosen
Title: Chairman and Chief Executive Officer

THE TRUSTEES OF PURDUE UNIVERSITY

by:	/s/ William E. Sullivan
Name: William E. Sullivan
Title: Treasurer and Chief Financial Officer

PURDUE NEWU, INC.

by:	/s/ Mitchell E. Daniels, Jr.
Name: Mitchell E. Daniels, Jr.
Title: President

[Signature Page to Contribution and Transfer Agreement]

EXHIBIT A

DEFINITIONS

“Academic Confidential Information” has the meaning in Section 6.2(a).

“Academic Functions” means the functions, responsibilities and duties performed in the ordinary course of business in support of the academic operations of ED Institution, consisting of:  (a) maintenance of the office of President/Provost and of an academic operations management team, (b) establishing standards for student admission and oversight of the admissions process, (c) establishing academic standards and measures of student performance for program offerings, as well as requirements for awarding degrees, (d) creation and maintenance of curriculum course materials for program offerings, (e) management of student records though an office of the registrar, (f) management of instructors and professors, (g) offering of various student support services, including career services, maintenance of a library, and services for disabled students, and (h) procurement and maintenance of all required educational approvals and provision of reporting and analysis as needed to meet regulatory and accreditation requirements, and, for the avoidance of doubt, shall not include any support function, responsibility or duty to be performed by Contributor or any of its Affiliates under or in connection with the Transition and Operations Support Agreement or any other Transaction Document (collectively, the “Support Functions”).

“Accrediting Body” means any Person, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of post-secondary institutions or their educational programs in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such institutions.

“Action” means any action, claim (including any cross–claim or counterclaim), lawsuit, complaint, charge, arbitration, litigation, proceeding or hearing by or before a court, Governmental Entity or arbitral tribunal, whether at law or in equity.

“Affiliate” means, (a) with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; and (b) in the case of the Purdue Parties, any such Party or other Person that directly, or through one or more intermediaries, is a support organization for, or exists for the benefit of, such Purdue Party.  For purposes hereof, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Agreement” has the meaning in the Prologue.

“Assumed Liabilities” has the meaning in Section 2.4.

“Basket” has the meaning in Section 10.2(b)(ii).

“Benefit Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), any all other profit-sharing, bonus, commission, long-term incentive, stock option, employee stock purchase, employee stock ownership, other equity compensation, retention, employment, change of control, pension, redundancy, retirement, supplemental retirement, severance, termination indemnity, payment or benefit based on length of service, deferred compensation, excess benefit, supplemental unemployment, post-retirement welfare, welfare, other incentive, sabbatical, sick leave, long-term disability, medical, hospitalization, life insurance, other insurance, loan, or employee benefit plan, policy or agreement (including any employment agreement), whether formal or informal, oral or written.

“Books and Records” means originals (or true, correct and complete copies) of all business, accounting, Tax and financial records, files, lists, ledgers, correspondence, studies, reports databases and other

Exhibit A - Definitions

documents (whether in hard copy, electronic or other form), including:  (a) all analysis reports, advertising, promotional and marketing materials and creative material and (b) all records and lists relating to customers, vendors or personnel (including customer lists or databases, vendor lists or databases, mailing lists or databases, e-mail address lists or databases, recipient lists or databases, sales records, credit information, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with vendors), but shall exclude the Student Records.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to remain closed.

“Cash” means, as of the date of determination, without duplication, all cash and cash equivalents.

“Chosen Courts” has the meaning in Section 11.2(a).

“Claim Notice” has the meaning in Section 10.1(e).

“Closing” has the meaning in Section 2.1.

“Closing Date” has the meaning in Section 3.2.

“Closing Instruments” means (i) each delivery required to be made to NewU pursuant to Section 3.3 (Contributor Closing Deliveries), and (ii) each delivery required to be made to Contributor pursuant to Section 3.4 (Purdue Parties Closing Deliveries), in each case other than the Transition and Operations Support Agreement, the License Agreement - Academic Content, and the Transition Services Agreement.

“Code” means the Internal Revenue Code of 1986, as amended for time to time.

“Compliance Date” has the meaning in Section 4.13(a).

“Compliance Review” has the meaning in Section 6.3(c).

“Confidentiality Agreement” has the meaning in Section 6.2(d).

“Consent” means a consent, authorization, Order or approval of, or filing or registration with, or notification to any Person not a party to this Agreement, including any Governmental Entity.

“Contract” means any written agreement, contract, subcontract, indenture, deed of trust, note, bond, mortgage, lease, sublease, concession, franchise, license, sublicense, commitment, guarantee, sale or purchase order, undertaking or other instrument, arrangement or understanding of any kind, but excluding any Educational Approval.

“Contributor” has the meaning in the Prologue.

“Contributor 401(k) Plan” has the meaning in Section 7.3(a).

“Contributor Benefit Plan” means each Benefit Plan sponsored, maintained or contributed to by Contributor or its Affiliates on behalf of any current or former employee of Contributor or its Affiliates or any spouses, dependents, survivors or beneficiaries of any such persons, or under which Contributor or its Affiliates has any present or future Liability on behalf of any such individual.

“Contributor Extended Representations” has the meaning in Section 10.1(b).

“Contributor Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Contributor Indemnitees” has the meaning in Section 10.3(a).

2
Exhibit A - Definitions

“Curriculum” means the following items, in any form or media:  (a) course objectives, (b) lesson plans, (c) exams, (d) class materials (including interactive or computer-aided materials and videos), (e) faculty notes, (f) course handouts, (g) diagrams, (h) syllabi, (i) course and faculty evaluation materials, and (j) policy and procedure manuals.

“De Minimis Claim” has the meaning in Section 10.2(b)(i).

“Direct Claim” has the meaning in Section 10.5(e).

“Disclosure Schedule” means the disclosure schedule of Contributor dated as of the Effective Date and attached to this Agreement, taking into account all permitted updates pursuant to Section 6.13 (Schedule Updates; Certain Notices).

“ED” means the United States Department of Education.

“ED Institution” means the group of post-secondary educational institutions that as of the Effective Date comprise Kaplan University, which has been designated by ED as an eligible institution and assigned an OPE ID number by ED and which consists of a main campus and each of its additional locations, branch campuses, and other facilities at which the institution provides all or part of an educational program.

“ED Preacquisition Review Notice” means written notice from ED following ED’s review of a preacquisition review application for the change in ownership of ED Institution regarding the transactions contemplated herein.

“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding approvals for, or otherwise regulates, post-secondary educational institutions, their agents or employees in accordance with standards relating to performance, operation, financial condition or academic standards of such institutions, and the provision of financial assistance to such institutions or students attending such institutions, including ED, any Accrediting Body, the U.S. Department of Veterans’ Affairs, and state educational agencies.

“Educational Approval” means any license, permit, approval, authorization, certificate or accreditation issued or required to be issued by an Educational Agency to a Person with respect to any aspect of such Person’s operations subject to the oversight of such Educational Agency or the participation of such Person in Student Financial Assistance Programs.

“Educational Consents” means all Consents required in order to consummate the transactions contemplated by this Agreement and the ongoing operation of ED Institution following the Closing pursuant to all applicable Educational Requirements.

“Educational Requirements” means all applicable Laws and Accrediting Body standards relating to or administered by any Educational Agency or relating to any Student Financial Assistance Program, grants or loans, including all statutory and regulatory provisions related to the Title IV Programs.

“Effective Date” has the meaning in the Prologue.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and its regulations.

“ERISA Affiliate” means any corporation or trade or business that is or was, at a relevant time, together with Contributor, treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets” has the meaning in Section 2.3.

“Excluded Kaplan Content” means Kaplan Professional Education or Test Prep academic content.

3
Exhibit A - Definitions

“GAAP” means generally accepted accounting principles as in effect in the United States of America at the time the applicable financial statements were prepared, consistently applied.

“Governmental Consent” has the meaning in Section 6.3(a).

“Governmental Entity” means any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, provincial, local, municipal, domestic or foreign government or governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum of any nature, including any agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign, but excluding any Educational Agency.

“HEA” means the Higher Education Act of 1965, as amended, and the rules and regulations thereunder.

“ICA” has the meaning in the Prologue.

“Indemnified Person” has the meaning in Section 10.1.

“indemnify” and similar terms shall include all obligations to indemnify, defend and hold harmless.

“Indemnifying Person(s)” has the meaning in Section 10.1.

“Institutional Assets” has the meaning in Section 2.1.

“Institutional Employees” has the meaning in Section 2.2.

“Intellectual Property” means all Trademarks, copyrights, works of authorship, designs, emblems and logos, trade secrets, franchises, franchise rights, customer and supplier lists, and related identifying information, quality control, safety information, research records, other intangibles, and similar data, business and product names, slogans, taglines, rights of publicity, improvements, processes, procedures, specifications, technology, methodologies, computer software, firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, social media names, app names, all data bases and data collections and all rights therein, graphics, business or marketing plans or projections, market surveys, any other confidential, intellectual and proprietary right or information, in each case whether or not subject to statutory registration, as each of the foregoing rights may arise anywhere in the world, and all related technical information, and all unregistered rights, pending applications and registrations related to any of the foregoing in the United States and in all foreign countries  and under all international systems, conventions and treaties, and all goodwill associated with any of the foregoing, and the right to sue and recover for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files, and other media on which any of the foregoing is stored, and other proprietary rights, in the case of each of the foregoing which is proprietary to, or owned, used or held for use by or on behalf of the Contributor.

“IRS” means the Internal Revenue Service.

“Kaplan Platform” means (a) the IT infrastructure and the platform, technology or any transmission or storage methodology, including software and equipment, on which Institutional Assets are stored, housed, offered, delivered or otherwise made available, whether by any wireline or wireless networks now known or later developed (or any combination thereof) in any form, analog, digital, or other, now known or later developed (including limited downloads, permanent downloads, streams, streaming audio and/or video, digital downloads, direct broadcast satellite, point-to-multipoint satellite, multipoint distribution service, point-to-point distribution service, cable system, telephone system, and any other forms of transmission made on-demand or near on-demand (or otherwise interactive)); (b) the other IT infrastructure and technology used in connection with the delivery of the Support Functions; (c) any and all information, designs, materials, algorithms, business processes, practices, know-how and other

4
Exhibit A - Definitions

Intellectual Property related to the Kaplan Platform; and (d) any improvements and changes made to any of the foregoing.

“Kaplan University” has the meaning in Recital A.

“KHE” has the meaning in the Prologue.

“knowledge” means, (a) with respect to Contributor, the actual knowledge of either or both of Greg Marino and Jerry Dervin, and (b) with respect to NewU, the actual knowledge of either or both of William Sullivan and Steve Schultz and, with respect to each of (a) through (b), such knowledge as the named individuals would reasonably be expected to have if he had made due and reasonable inquiry of his immediate subordinates.

“Law” means any federal, national, supranational, state, provincial, local, municipal, administrative or foreign law (including common law), constitution, treaty, statute, ordinance (including zoning), rule, regulation, judgment, resolution, executive order, code, Order, arbitration award, agency requirement of, or any license or permit issued by, any Governmental Entity, but excluding any Educational Requirement.  Reference to any Law shall be construed as a reference to such Law as re-enacted, redesignated, amended or extended from time to time.

“Leased Real Property” has the meaning in Section 2.1(g).

“Liabilities” and “Liability” means any and all debts, liabilities, claims, demands, expenses, commitments of any nature, Losses and obligations, whether primary or secondary, direct or indirect, accrued or fixed, absolute or contingent, known or unknown, express or implied, matured or unmatured, liquidated or unliquidated, or determined or determinable, including those arising under any Law or Action and those arising under any Contract.

“License Agreement - Academic Content” means the license agreement, substantially in the form of Exhibit F.

“Liens” means all liens (statutory or otherwise), mortgages, pledges, charges, licenses, security interests, purchase agreements, options, rights-of-way, easements, restrictions on transfer, title defects or other encumbrances.

“Losses” means all losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), obligations, Liabilities, settlement payments, awards, judgments, Taxes, fines, penalties, damages, demands, claims, assessments or deficiencies of any kind.

“Material Adverse Effect” means (a) any event, development, circumstance, state of facts or effect that individually or in the aggregate will, or would reasonably be expected to:  (i) prevent NewU from operating ED Institution substantially as Contributor operated Kaplan University immediately prior to the Closing in all material respects; or (ii) cause a material adverse change to the financial condition or operations of Kaplan University; and (b) any event, development, circumstance, state of facts or effect disclosed in one or more Schedule updates pursuant to Section 6.13 (Schedule Updates; Certain Notices) that individually or in the aggregate constitutes a materially adverse increase to the financial obligations and Liabilities being assumed at Closing by NewU.  Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the following shall constitute, or shall be taken into account in determining whether there has been or will be, a Material Adverse Effect:  (1) changes in the economic conditions generally in the United States or any other jurisdiction in which Contributor operates; (2) changes in the financial condition or operations of Kaplan University resulting from events, developments, circumstances, facts or effects that apply to similarly situated businesses operating in the same industry and jurisdiction as Kaplan University, except to the extent such changes would cause a material adverse change of the type described in clause (b) above; (3) changes after the Effective Date in global or national political conditions, including the outbreak or escalation of hostilities or war, acts of terrorism, political instability or

5
Exhibit A - Definitions

other national or international calamity, crisis or emergency, or any governmental response to the foregoing; (4) changes in Law or accounting principles; (5) acts of God (including earthquakes, storms, fires, floods and natural catastrophes); or (6) the termination and subsequent rehiring of personnel and employees contemplated by the Parties’ compliance with this Agreement.

“Mixed Use Contracts” has the meaning in Section 4.8(b).

“NB Lease” has the meaning in Section 3.3(f).

“NewU” has the meaning in the Prologue.

“NewU 401(k) Plan” has the meaning in Section 7.3(a).

“NewU Welfare Plan” has the meaning in Section 7.2.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree of any Governmental Entity.

“Organizational Documents” means:  (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and the articles of organization of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Party(ies)” has the meaning in the Prologue.

“Permitted Liens” means the following Liens:  (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable and for which an applicable reserve has been made in accordance with GAAP and is expressly reflected on audited financial statements; (b) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and similar Liens arising or incurred in the ordinary course of business securing amounts that are not yet due and payable (or which are being disputed in the ordinary course of business) and for which an applicable reserve has been made and is expressly reflected on the audited financial statements; and (c) in respect of the Leased Real Property, the terms and conditions of the applicable lease (and for the avoidance of doubt, any Liens affecting the interests of any other party(ies) to such leases).

“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association, or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity and an Accrediting Body.

“Purdue” has the meaning in the Prologue.

“Purdue Disclosure Schedule” means the disclosure schedule of the Purdue Parties dated as of the Effective Date and attached to this Agreement, taking into account all permitted updates pursuant to Section 6.13 (Schedule Updates; Certain Notices).

“Purdue Fundamental Representations” has the meaning in Section 10.1(a).

“Purdue Indemnitees” has the meaning in Section 10.2(a).

“Purdue Parties” has the meaning in the Prologue.

“Related Party” means, with respect to any Person, (a) any Affiliate of such Person; (b) any other Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such

Exhibit A - Definitions
6

Person (or in any other similar capacity); (c) any other Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity); (d) any other Person that has direct or indirect record or beneficial ownership of at least five percent (5%) of the outstanding voting securities or other voting interests (a “Material Interest”) in such Person; and (e) any other Person in which such Person or an Affiliate of such Person holds a Material Interest.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, consultants, counsel, accountants, agents, advisors, equity holders and other representatives of such Person.

“Retained Liabilities” has the meaning in Section 2.5.

“Security Deposits” has the meaning in Section 2.1(e).

“Student Enrollment Agreements” means the enrollment agreements, as of the Effective Date and the Closing Date, between Kaplan University and students enrolled in Kaplan University.

“Student Financial Assistance Program” means any form of student financial assistance, grants or loans administered by any Governmental Entity including the Title IV Programs, state grant or loan programs, and veterans’ education benefits administered by the U.S. Department of Veterans’ Affairs.

“Student Records” means originals (or, to the extent originals are not required by applicable Law to be retained, true, correct and complete copies) of all education records relating to students enrolled in Kaplan University at any time prior to the Closing Date (including financial, class and transcript information for such students as well as correspondence with such students).

“Support Functions” has the meaning in the definition of “Academic Functions.”

“Survival Date” has the meaning in Section 10.1.

“Tax” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or Liabilities in the nature of a tax, whether disputed or not, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning in Section 10.5(a).

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV of the HEA.

“Trademarks” means trademarks, service marks, service mark rights, trade names, brand names, trade name rights, trade dress, trade dress, applications for trademarks and service marks, together with all goodwill associated with each of the foregoing.

“Transaction Documents” means this Agreement, the Transition and Operations Support Agreement, the License Agreement - Academic Content, the Transition Services Agreement, the NB Lease and any Closing Instruments.

“Transfer Taxes” has the meaning in Section 6.12(c).

“Transferred Contracts” has the meaning in Section 2.1(d).

Exhibit A - Definitions
7

“Transferred Curriculum” has the meaning in Section 2.1(g).

“Transferred Employees” means the Institutional Employees who accept employment with, and become employed by, NewU as of the Closing.

“Transferred Intellectual Property” has the meaning in Section 2.1(i).

“Transferred Leases” has the meaning in Section 2.1(e).

“Transferred Personal Property” has the meaning in Section 2.1(h).

“Transition and Operations Support Agreement” has the meaning in Recital D.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing by, and which shall be in form and substance reasonably satisfactory to, NewU and Contributor.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Unaudited Financial Statements” has the meaning in Section 4.4(a).

“Welfare Benefit Claims” has the meaning in Section 7.5.

“Workers Compensation Event” has the meaning in Section 7.6.

Exhibit A - Definitions
8

EXHIBIT B TO CONTRIBUTION AND TRANSFER AGREEMENT

Form of Transition and Operations Support Agreement

TRANSITION AND OPERATIONS SUPPORT AGREEMENT

Relating to the Transfer of Kaplan University

Dated as of ____________ __, 2017

TABLE OF CONTENTS

Page

1.	Defined Terms; Interpretation		2
	1.1	Terminology	2
	1.2	Interpretation	2
2.	Control of New University; Responsibilities of the Parties		4
	2.1	New University Board of Trustees	4
	2.2	New University Obligations	4
	2.3	New University Operating Policies	6
	2.4	Contributor’s Support Functions	6
	2.5	Support Function Standards	8
	2.6	Root Cause Analysis	11
	2.7	Excused Performance; Force Majeure	11
	2.8	Reports	12
	2.9	Access	12
3.	Coordination of Functions		12
	3.1	Advisory Activities - Cooperation	12
	3.2	Relationship Managers; Advisory Committee	13
4.	New University Budgets		14
	4.1	New University Budget and Line Items	14
	4.2	Line Items	15
5.	Marketing Plan		15
6.	Compliance with Laws and Policies		16
	6.1	FERPA; GLB	16
	6.2	Compliance with Law; Changes in Law	16
	6.3	Policies	16
7.	Confidentiality		17
	7.1	Definition	17

	7.2	Obligations	17
	7.3	Exclusions	17
	7.4	Requests for Documents	18
	7.5	Loss of Confidential Information	18
	7.6	Period of Confidentiality	18
	7.7	Return of Confidential Information	18
8.	Proprietary Rights		18
	8.1	Licenses	19
	8.2	Third Party Materials	19
	8.3	Reservation	20
	8.4	Residuals	20
9.	Reimbursements and Payments		20
10.	Books and Records; Audited Financial Statements; Examination		20
	10.1	Books and Records; Audited Financial Statements	20
	10.2	Examination	21
11.	Tax Matters		22
	11.1	Tax	22
	11.2	Tax Withholding	22
	11.3	Tax Treatment	23
12.	Representations and Warranties; Covenants		23
	12.1	Representations and Warranties; Covenants - Purdue and New University	23
	12.2	Representations and Warranties; Covenants - Contributor	23
	12.3	Performance Warranties	24
	12.4	Disclaimer	24
13.	Certain Covenants		24
	13.1	Restrictive Covenants	24
	13.2	Transfer of Revenue Generating Assets	25
14.	Term; Termination.		26

	14.1	Term	26
	14.2	Early Termination	26
	14.3	Non-Renewal by New University	27
	14.4	Termination for Certain Financial Results	28
	14.5	Termination of Agreement for Material Breach	28
	14.6	Reports; Unpaid Fees	29
	14.7	Teach-Out Period	30
	14.8	Buyout Option	31
	14.9	Transfer of Certain Support Functions and Related Assets	34
	14.10	Elections and Options	35
	14.11	Survival	35
15.	Limitation of Liability		35
16.	Management Escalation; Choice of Law; Available Remedies		36
	16.1	Management Escalation	36
	16.2	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	36
	16.3	Certain Remedies	37
17.	Duty to Cooperate		37
18.	Insurance		37
19.	Accreditation and Licenses		37
20.	Miscellaneous		38
	20.1	Third Party Servicer Requirements	38
	20.2	Relationship of the Parties	38
	20.3	Expenses	39
	20.4	Notices	39
	20.5	Amendment; Waiver	40
	20.6	Successors and Assigns	40
	20.7	Third Party Rights	40
	20.8	Public Announcements	41

TABLE OF EXHIBITS

Exhibit A  Definitions

Exhibit B  NU Policy Guide

Exhibit C  Support Functions - Additional Detail

Exhibit D  NU Policy Guide Departures

Exhibit E  Initial Budget

Exhibit E-1  New University Academic Cost Line Items

Exhibit E-2  Contributor Support Cost Line Items

Exhibit F  Reimbursements and Payments

Exhibit G  Agreed Principles

Exhibit H  Deposit Credits

Exhibit I-1  Form of Early Termination Note

Exhibit I-2  Form of Post-Initial Term Note

Exhibit I-3  Terms of Security Interest Grant

Exhibit J  Transfer - Examples

TRANSITION AND OPERATIONS SUPPORT AGREEMENT

This Transition and Operations Support Agreement (together with the Exhibits hereto, this “Agreement”), dated _____________ __, 2017 (the “Effective Date”), is made by and among Kaplan Higher Education, LLC, a Delaware limited liability company (“KHE”), Iowa College Acquisition, LLC, a Delaware limited liability company (“ICA”) (KHE and ICA, collectively, “Contributor”), and Purdue NewU, Inc., an Indiana nonprofit, public benefit corporation (“New University”).  The Trustees of Purdue University, an Indiana body corporate that manages and conducts Purdue University, the State of Indiana’s land-grant university (“Purdue”), joins as a Party to this Agreement solely for the purpose of being bound by the Purdue Provisions.  The term “Party” refers to Contributor, New University, or Purdue, and the term “Parties” refers collectively to Contributor, New University and Purdue; provided that, each of “Party” and “Parties” applies to Purdue only to the extent applicable pursuant to the Purdue Provisions.  Capitalized terms not otherwise defined in this Agreement have the meanings set forth in Exhibit A (Definitions).

RECITALS:

A.  Prior to the Effective Date, Contributor owned and operated an accredited, Title IV-participating, post-secondary educational institution (“ED Institution”) known as “Kaplan University” or “KU”, which consisted of seven schools and colleges offering more than 100 diplomas, certificates, associates, bachelors, masters and doctoral degrees, as well as fifteen campus and learning center locations and three military base locations.

B.  Prior to the Effective Date, Purdue had contemplated ways in which it could expand its academic services and offerings for the benefit of the State of Indiana and its citizens.

C.  Based on their mutual interests and goals, Contributor and Purdue proposed an agreement between Contributor and New University to enable New University to acquire the ED Institution and the institutional assets and operations of Kaplan University.  The intent of Contributor and Purdue in proposing this acquisition was to enable New University to deliver a broad range of educational offerings in support of the efforts of Purdue, as the State of Indiana’s land-grant university, to:  (i) expand access to higher education for adult learner and other non-traditional students, (ii) enhance and accelerate online and hybrid online/ground higher education offerings aimed at workforce and economic development goals within and for the State of Indiana, and (iii) extend those same offerings to a national and international student audience, thereby expanding access to education while also building Purdue’s higher education brand nationally and internationally and providing a source of incremental revenue for the advancement of Purdue’s missions of learning, discovery and engagement.

D.  Toward these ends, New University intends to utilize the ED Institution and assets acquired from Contributor, together with other assets owned by Contributor or its Affiliates, including, among others, test preparation, professional education and international student recruitment businesses, to advance and deliver its educational offerings.

E.  To enable the establishment of New University, Contributor, Purdue and New University entered into a Contribution and Transfer Agreement, dated April 27, 2017 (the “Transfer Agreement”), pursuant to which, among other things, Contributor agreed to contribute to New University the ED academic operations of Kaplan University (as defined in the Transfer Agreement, the “Institutional Assets”).  That transfer is being consummated concurrently with the execution of this Agreement.

F.  The Transfer Agreement specifies that the consideration for Contributor’s irrevocable transfer of the Institutional Assets is the execution and delivery of this Agreement by the Parties hereto at the time of consummating such transfer, and performance of this Agreement in accordance with its terms.  The terms of this Agreement, and the Transfer Agreement, provide financial guarantees and priorities to New University that create significant economic risk to Contributor.  Contributor’s willingness to irrevocably transfer its Institutional Assets without any upfront consideration or payment was based upon the following, each of which Contributor has relied upon in consummating such transfer:  (i) the Parties’ belief that Contributor’s support of New University pursuant to this Agreement would create the best opportunity for New University to succeed and fulfill the goals described in Recital C above, thereby benefitting not only the Parties, but also Contributor’s students and academic faculty and (ii) New University’s agreement to perform pursuant to the terms of this Agreement, including the economic benefits allocated to Contributor (which benefits reflect the assumptions made by, and the expectations of, the Parties in entering into this Agreement).  Following extensive due diligence of Contributor and its Institutional Assets, Purdue and New University have determined that these economic terms represent a fair market value for the Support Functions New University will receive hereunder, the Institutional Assets being contributed to New University and the financial guarantees provided herein.

G.  In order to perform the terms and obligations of this Agreement, and to ensure that the Parties’ respective rights and obligations under this Agreement are aligned with the economic assumptions made by them, and their expectations, in entering into the Transfer Agreement and this Agreement, the Parties wish to set forth, among other things, the manner in which the Support Functions will be provided, including advice and consultation by Contributor to support the following:  (i) the strategies and objectives of New University and the performance of activities designed to implement them, (ii) the financial terms of this Agreement, including allocation of expenses of both New University and Contributor, and compensation to Contributor for its operational support and other efforts, and (iii) all other rights and obligations of Contributor and New University in respect of the functions to be performed by each as detailed in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Defined Terms; Interpretation.

1.1        Terminology.

If this Agreement does not define a particular term, it will have its generally understood meaning (e.g., in the information technology or education industries) based on the context in which it is used.

1.2         Interpretation.

(a)            Generally.  Unless the context requires otherwise:

(i)            all references herein to Articles, Sections or Exhibits are to Articles, Sections or Exhibits to this Agreement;

(ii)          the headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions of this Agreement;

(iii)         each term defined in this Agreement has the meaning assigned to it;

(iv)         each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP;

(v)          words in the singular include the plural and vice versa;

(vi)         all references to “$” or “dollar” amounts will be to lawful currency of the United States;

(vii)        unless the context implies otherwise to the extent the term “day” or “days” is used, it will mean calendar day(s);

(viii)      all references to “year” means a calendar year; all references to “quarter” means a calendar quarter; and all references to “month”, unless the expressly indicated otherwise, means a calendar month;

(ix)        references to the masculine, feminine or neuter gender include each other gender;

(x)          the words “herein,” “hereby,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(xi)        the terms “including” and “includes” mean “including” or “includes without limitation;”

(xii)       reference to, and the definition of, any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time-to-time;

(xiii)     the Recitals and Exhibits are deemed a part of this Agreement and are incorporated by reference herein;

(xiv)      whenever payments are to be made or an action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on or no later than the next succeeding Business Day; and

(xv)        the term “New University” shall include any subsidiaries formed by it consistent with the terms of this Agreement and the ED Institution.  If any subsidiaries are so formed, “Revenue” and all other accounting terms with respect to New University shall mean “on a consolidated basis” unless otherwise expressly provided.

(b)            Presumption.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(c)            Exhibits.  If an Exhibit is a form of agreement, such agreement, when executed and delivered by the Parties, shall (without affecting the rights or obligations of any Party hereunder in respect of such agreement) constitute a document independent of this Agreement.

(d)            Precedence.  If there is a conflict between or among this Agreement (other than the Exhibits), any of the Exhibits, any Amendment to this Agreement and any other document incorporated by reference into this Agreement (if any), then such conflict will be resolved by giving precedence to such different parts of this Agreement in the following order:  (i) first, any Amendment executed by the Parties; (ii) then, this Agreement (other than the Exhibits); (iii) then, the Exhibits; and (iv) then, any other documents incorporated by reference (if any).

(e)            Changes.  The Parties anticipate that the specific services, duties, functions and responsibilities included as Academic Functions or Support Functions will evolve and change over time depending on the needs of New University and its students, and they agree that all such amendments shall be in writing and made pursuant to Section 20.5 (Amendment; Waiver).  New University and Contributor shall periodically evaluate changes to this Agreement (including following any Transfer pursuant to Section 13.2 (Sale of Revenue Generating Assets)), including the definitions of those terms which are needed or desirable in order to improve the academic quality, student outcomes, efficiency and performance of New University.  The Parties shall conduct such ongoing evaluation of this Agreement through the work of the Advisory Committee, subject to the Evaluation Process and to Section 1(e) (Changes in Costs) of Exhibit F, if and as applicable, all as described below.

2.            Control of New University; Responsibilities of the Parties.

2.1        New University Board of Trustees.

The operation and control of New University shall at all times be subject to the oversight and exclusive control of the New University Board of Trustees, the members of which shall be appointed by Purdue.  The New University Board of Trustees shall have ultimate approval (including veto power) and decision-making authority with respect to all functions of New University, all pursuant to New University’s organizational authority.

2.2        New University Obligations.

Without limiting the powers of the New University Board of Trustees to oversee the institution’s academic policies and practices and ensure it meets its legal and fiduciary responsibilities, New University shall have sole responsibility for, and oversight and control over, its operations, including development and delivery of its Academic Programs and performance of Academic Functions in alignment with academic and financial policies approved by the New University Board of Trustees from time-to-time.  The term “Academic Functions” means the functions, responsibilities and duties performed in the ordinary course of business in support of the academic operations of New University, including:

(a)            Student Admissions.  Establishment of standards for:  (i) the selection and admission of students to New University and (ii) oversight of student admission process and enrollment services.  Oversight and ultimate authority with respect to review of application material and admissions determinations.

(b)            Academic Standards.  Establishment for each Academic Program of:  (i) applicable standards, prerequisites, requirements, and measures of student performance; (ii) standards for the evaluation of the performance of students enrolled in each Academic Program; and (iii) processes for the evaluation of each such student’s performance.

(c)            Curriculum.  Creation and maintenance of course materials for approximately 1,000 online and blended courses (including competency-based material), and systems and processes to manage learning outcomes at the course and program level, including general education literacies and professional competencies.  Management, design, development and quality control of all curriculum resources.  Adoption and determination of the quality of each Academic Program and the curricula and course materials therefor, including approval of the courses to be offered, the nature and level of the credit ascribed thereto and establishing the modalities by which to deliver the courses.

(d)            Student Records.  Student records management through an office of the registrar, including setting appropriate standards for processing and maintaining all academic and administrative records of students who are enrolled, have graduated or are seeking enrollment in Academic Programs; prior learning assessment and transcript evaluation; degree planning and audit; and competency reporting.

(e)            Academic Reporting and Analysis  Management reporting to meet regulatory and accreditation requirements, to support academic quality control, and to understand and help improve student success, persistence and completion.  Assessment management, internal and external surveying of students, faculty and alumni, and the research pipeline (the systemic use of learning engineering to conduct 20 to 50 controlled trials annually exploring all aspects of learning and student support).

(f)            Faculty and Faculty Support.  Final hiring and management of full-time and part-time faculty.  Creating, maintaining and implementing standards for the appointment, supervision and evaluation of faculty and other instructional staff for the Academic Programs (“HR Evaluation Standards”), and the supervision and management of such faculty, staff and personnel.  Operating the Center for Teaching and Learning, which provides a comprehensive array of opportunities to enhance expertise in teaching adult learning and innovation, including a required orientation, live events, professional development workshops and an annual conference.

(g)            Student Support Services.  Management of all general administrative and operational services related to the Academic Programs, including the following:

(i)            Library.  Maintaining extensive online collection, including the ability to open and search the full text of thousands of subscribe journals and magazines relevant to degree programs as well as numerous e-book titles, newspapers, reports and other publications, completely integrated into the curriculum and accessible from each classroom and including a web-scale search engine allowing users to search library materials through a single point.  Management of professional library staff to answer reference and research questions by e-mail, instant message and telephone.

(ii)            Academic Success Centers.  Oversight of personalized academic support for increased student success and engagement in business, math, science, technology and writing as well as recorded webinars, video tutorials, interactive quizzes, and downloadable resources as well as synchronous workshops and seminars each month.

(iii)            Educational Advising.  Following a student’s first academic year, provision of educational student services, student advisement and retention services and student completion, satisfaction and monitoring services.

(iv)            Center for Disability Services.  Maintaining a comprehensive array of services to support disabled students including a Student Assistance Program for all students experiencing such life challenges.

(v)            Student and Alumni Clubs and Organizations.  Overseeing and supporting honor societies, clubs, and professional groups.

(h)            Degree Granting.  Establishment of procedures and requirements for the awarding of academic degrees and other credentials to students enrolled in the Academic Programs, and awarding, in accordance with such procedures, all academic degrees and other credentials to such students who have qualified to receive them.

(i)            Career Services.  Operation and oversight of career support services, programs and activities, including identification of employment opportunities, the CareerNetwork (a comprehensive resource providing 24/7 support for job seekers and answers to career-related questions, a real-time customized job feed based on program of study and geographic area, resume-building tools, and social media profile review), employer spotlights, and individualized support for interviewing confidently.

(j)            Educational Approvals.  Procurement and maintenance of all necessary Educational Approvals for the Academic Programs and the locations at which such programs are offered, including state agency approvals, regional accreditation, and programmatic accreditation.  To the extent applicable, coordinating accreditation with the Higher Learning Commission through 2025-2026 on an open pathway and programmatic accreditation and affiliation from organizations such as ACBSP, MAERB, CODA, CCNE, GAC/PMI, IFSAC, NASAC, SHRM, and NAADAC; provided however, New University may elect, as part of the Support Functions performed by Contributor under this Agreement, to seek assistance from Contributor for such procurement and maintenance of these Educational Approvals.

(k)             Office of the Chancellor.  Establish and maintain an Office of Chancellor of New University, which includes the Chief Academic Officer, VP of Finance, and an academic operations management team.

(l)              Compliance.  Subject to Section 6.2(a) (Compliance with Law), maintaining processes and procedures designed to ensure compliance with Laws applicable to New University’s businesses, including the Academic Programs, including Department of Education and state agency regulations and accreditation and programmatic accreditation requirements.

2.3         New University Operating Policies.

New University shall perform its Academic Functions in accordance with applicable Laws and Educational Approvals.  The New University Board of Trustees has also adopted the Key Academic and Operating Policy Guide, attached as Exhibit B, under which New University operates (the “NU Policy Guide”).  New University promptly shall provide the Advisory Committee with copies of each amendment to the NU Policy Guide.

2.4        Contributor’s Support Functions.

During the Term, Contributor will perform, on behalf of New University, and subject to the ultimate control of New University and its Board of Trustees, the following support functions (collectively referred to as the “Support Functions”), which functions are critical to the performance of the Academic Functions by New University and will be subject to oversight by the New University Board of Trustees.

(a)            Editorial Services, Marketing and Advertising.  Contributor will perform Support Functions relating to the marketing of Academic Programs to the general public and the identification, application and enrollment of qualified students, as such Support Functions are further described on Exhibit C.

(b)            Front-End Student Advising.  During the student’s first academic year, Contributor will provide educational student services, student advisement and retention services and student completion, satisfaction and monitoring services, such as answering questions, resolving issues, providing advice and monitoring and supporting the progression of students towards degree completion and graduation.

(c)            Admissions Support Services.  All student admissions decisions and policies shall be made by New University, with Contributor providing admissions Support Functions, described in more detail on Exhibit C, in each case, pursuant to New University’s codes of conduct and other policies (delivered to Contributor in writing).

(d)            Financial Aid and Student Finance.  The Financial Aid team provides services and administration related to the qualification of New University students for, and distribution to New University students of, federal financial aid under the Title IV Program, including maintenance of New University’s eligibility to participate in the Title IV Program.  Contributor also shall provide services and administration related to student and New University qualification and access to any other federal aid programs run through the Department of Defense, Department of Veterans Affairs, or any other federal department or agency, state run financial aid or loan programs, third party financial aid or loan programs, or scholarship programs provided by New University.  Specific areas of responsibility are set forth on Exhibit C.

(e)            International Student Recruitment.  Contributor has a team of marketing, admissions and operations personnel dedicated to the recruitment of and provision of support services to international students, and will continue to provide such services to New University.  Contributor will provide, at New University’s election and on terms the Parties agree from time-to-time, additional international student recruitment efforts by leveraging the international student recruiting network and capabilities of its Affiliated companies to endeavor to attract additional international students to New University in the U.S. and abroad.

(f)             Test Preparation.  Contributor provides test preparation services to students in certain programs that lead to standardized licensure or admission tests, using proprietary materials and approaches developed within Contributor and its Affiliated companies.  Contributor will continue to provide such services for New University.  Contributor (or its Affiliate(s)) will provide, at New University’s election and on terms the Parties agree to from time to time, additional test preparation for college and professional services to students and graduates of New University

(g)            Business Office.  Contributor will perform Support Functions related to Business Office functions consisting of:  (i) billing of tuition and fees to the student ledgers; (ii) calculation and application of drop and refund amounts to be applied to student ledgers; (iii) stipend and credit balance processing and payments; (iv) processing of write offs; (v) application of scholarship and discounts; and (vi) daily cash application of receipts to student ledgers.

(h)            Technology Support.  Contributor will provide the Contributor Platform to host New University’s online course offerings, and provide access to the Contributor Platform(s) that support the student experience and Academic Functions of New University, including learning management, content management, student management, and financial aid processing.  The Contributor Platforms are proprietary or may be hosted by a third party.  In addition, support related to the Contributor Platforms, including IT “help desk”, will be provided, comprised of the technology, hardware and support functions relating to the hardware infrastructure, computer systems, software systems, telecommunications systems, internet and other technology necessary for the operation of the academic institution of New University.

(i)              Human Resources.  Contributor will provide to New University certain Support Functions related to human resources functions.  Contributor’s human resources department provides human resource management by developing policies, programs and services that are designed to contribute to the attainment of New University institutional and employee goals.  Specifically for New University, the Human Resources department will work toward the goals of engagement by faculty, staff and administration in their work.  Specific areas of responsibility are set forth on Exhibit C.

(j)              Facilities and Property Management. Contributor will deliver certain property management and Support Functions related to facilities where New University operates.

(k)            Finance and Accounting.  Contributor will deliver certain Support Functions related to finance and accounting functions, comprised of month end closing of accounts, assistance in the preparation of New University Budgets, and financial reporting, to support New University in maintaining accurate and compliant financial reporting and internal mechanisms to assist in maintaining the financial health of the institution.

(i)            Account Management:  Contributor will assist New University in managing the NU Account, including calculations and processing of any set off, credit, and payments to or from New University or Contributor under this Agreement, and preparation of Reconciliation Statements.

(ii)            No Practice of Accountancy:  In no event shall the Support Functions include, or the Agreement be construed as requiring that Contributor:  (1) perform any services reserved to a licensed or certified public accountant pursuant to the Law of any applicable jurisdiction (“Accountancy”), or (ii) provide, or be deemed or construed to have provided, any Attestation or Opinion in connection with the Support Functions or with respect to any financial statements or disclosures made by New University or any of its Affiliates.  “Opinion” means a statement or other form of language on a financial statement or report that purports to be expressed in accordance with any AICPA standards, as to the fairness of presentation of certain information that is used for guidance in financial transactions, for accounting, for assessing the status of the performance of an enterprise, or as to the reliability of any financial statements or information.

(l)              General Administrative Functions.  Contributor will provide to New University Support Functions related to general administrative functions comprised of:

(i)            Communications:  Contributor will work with New University’s communications team to, as reasonably requested, provide professional communications services for consistent New University messaging internally and externally.

(ii)           Default Management:  Contributor will provide debt management services on behalf of New University to current and former New University students to assist in the management of debt load.

(iii)         Training:  Contributor will provide centralized training services to New University employees as requested and defined by New University.

(iv)          Advanced Analytics:  Contributor will provide certain data analytics support to New University.

(v)           Operations Support and Project Management:  Contributor will provide project management support to New University as reasonably requested.

(vi)         Compliance.  Upon request, provide compliance audit services, and will provide assistance to New University in connection with New University’s procurement and maintenance of Educational Approvals, or procure on behalf of New University such Educational Approvals.  Subject to Section 6.2(a) (Compliance with Law), maintain processes and procedures designed to ensure compliance with Law applicable to Contributor’s obligations under the Agreement, including the Support Functions.

The obligations of Contributor under Section 2.4(e) and Section 2.4(f) shall continue only so long as Contributor or any of its Affiliates own such businesses.

2.5         Support Function Standards.

Subject to Section 2.7 (Excused Performance; Force Majeure), Contributor will deliver the Support Functions, in accordance with the Service Levels.  “Service Levels” means the service levels and standards for the performance of the Support Functions in the categories set forth in Sections 2.5(a) through (j), which levels and services are agreed upon by New University and Contributor in writing annually in connection with the development of, and conditioned upon the adoption of, a mutually approved Annual New University Budget.  New University and Contributor agree that such Service Levels (including the budgeted line items reflecting Support Costs to deliver such Service Levels) shall substantially represent, and be consistent in all material respects with, the manner in which Contributor and its Affiliates have performed Support Functions for Kaplan University prior to the Effective Date.  If Contributor and New University do not agree on the line items costs in the Annual New University Budget that relate to Support Costs to deliver Service Levels, New University and Contributor shall revise the Service Levels to conform with the line item costs so approved.  To the extent Contributor’s collective ongoing failure to meet Service Levels directly causes a material adverse effect on the operations and results of New University taken as a whole (“Critical Service Level Failure”), then such Critical Service Level Failure, and no other Service Level failure or failures, may be a material breach under this Agreement under Section 14.5(c) (Termination for Contributor Material Breach).

(a)            Editorial Support Functions, Marketing and Advertising.

(i)            Requests for editorial services or for legal, regulatory and compliance services shall be completed in a number of Business Days as agreed by the Parties from time-to-time.  Such completion times will take into consideration the nature of the item for review and the volume of items in the queue.

(ii)          Content development projects shall be completed in the number of Business Days agreed by the Parties from time-to-time for a standard request; depending on the project scope and complexity.  The Parties also shall agree on shorter completion time frames for priority requests.  Both are subject to adjustment based on the nature of the projects/initiatives under development and the volume of projects/initiatives in the content development queue.

(iii)         Creative and production projects shall be completed in the number of Business Days as agreed by the Parties from time-to-time.  Such completion times will take into consideration the nature of the item for review and the volume of items in the queue.

(iv)         Maintain agreed-upon quality standards for any outside vendors, including advertising and marketing agencies, lead aggregators, communication specialists, etc.

(v)           Diligently monitor the activities of outside vendors via third party compliance intelligence firms, mystery shopping aggregator call centers, leveraging fraud detection technologies and big data analytics so as to adhere to all applicable New University practices and policies delivered to Contributor in writing.

(b)            Admissions Support Functions (Core Admissions).

(i)            Students enrolled at New University must be enrolled based on the specific enrollment requirements as set forth in the NU Policy Guide and in compliance with applicable Law, including Educational Law.

(ii)          Students enrolled at New University must complete a New University enrollment agreement and all other documentation as required by the NU Policy Guide.

(iii)         Students must complete an informational interview and attest to certain technological competencies.

(iv)         Seek improvement in the Net Promoter Score (“NPS”).

(c)            Admissions Support Functions (Military Affairs).

(i)            All military-affiliated students enrolled at New University must be enrolled based on the specific enrollment requirements as set forth in the NU Policy Guide and in compliance with applicable Law, including Educational Law.

(ii)           Students enrolled at New University must complete a New University enrollment agreement and all other documentation as required by the NU Policy Guide.

(iii)         Students also must complete an informational interview and attest to certain technological competencies.

(iv)          Seek improvement in the NPS.

(d)            Financial Aid/Student Finance.

(i)            Credit balance processing within ED guidelines.

(ii)           Agreed-upon Contact Center metrics on call and email turnaround times.

(iii)         Adherence to established turnaround times for packaging students once the ISIR imports into the New University systems.

(iv)         Satisfactory internal audit compliance score.

(v)           Seek improvement in the NPS.

(e)            Business Office.

(i)        Calculations relating to the student ledgers (including tuition billing; drop and refund calculations; stipends; scholarships and discounts) must be performed in a timely and accurate manner in accordance with generally accepted guidelines.

(ii)           Internal activities such as cash applications; and credit balance processing shall be performed in a timely and accurate manner in keeping with internal practices.

(iii)         Satisfactory internal audit compliance score.

(iv)          Processes must be in accordance with applicable Law, including Educational Law.

(f)              Technology Support.

(i)            Timely delivery of technology services that meet the specifications agreed by the Parties.

(ii)          Regular and periodic meetings to review status of outstanding projects.

(iii)         Support Functions delivered within agreed-upon budgetary requirements.

(iv)          Maintaining relationships with technology vendors and holding same accountable for agreed-upon technology services.

(v)            Maintaining up-time system availability for both outward and inward facing technology consistent with industry standards.

(g)            Human Resources.

(i)            Employee engagement (measured annually by institution-wide survey).

(ii)          Staff retention.

(iii)         Time to fill open positions.

(iv)         Utilization of employee LMS.

(v)           Successful outcome of employment litigation and charges.

(h)            Facilities and Property Management.

(i)            Periodic and routine maintenance of the facilities and other maintenance services as are commonly provided, or as generally accepted, in the operations of similar facilities and property under similar circumstances.

(ii)          Facilities with be maintained commensurate with standards of safety, performance, dependability, efficiency, and economy, and in accordance with generally accepted standards of professional care under similar circumstances.

(iii)         Provide services related to the expansion, contraction and re-configuration of existing and future sites.

(i)              Finance and Accounting.

(i)            Timely and accurate payroll processing and support to employees and adjunct faculty.  Timely accounts payable processing and payments.

(ii)           Month-end close of accounts and records within agreed-upon timeframe.

(iii)         Generation of monthly and periodic financial statements.

(iv)          Analytical review of monthly results.

(v)           Oversee internal audit compliance function and prepare monthly reporting to New University executive team.

(vi)          Develop/generate weekly and monthly financial forecasts.

(vii)        Provide financial analysis support to New University.

(viii)      Support New University in the development of the New University Budget and long-term financial planning.

(j)              General Administrative Support Functions.

(i)            All general administrative Support Functions will be provided in accordance with applicable Law.

(ii)           Internal and external communication Support Functions will be provided in a manner consistent with the style and messaging as agreed by the Parties.

(iii)        Other administrative Support Functions will be delivered in an agreed-to timeframe and within the guidelines as determined by the Parties, including assistance in procuring and maintaining Educational Approvals, if requested by New University pursuant to Section 2.2(j) above.

2.6         Root Cause Analysis

(i)            If Contributor does not provide the Support Functions in accordance with the applicable Service Levels, Contributor shall, after using commercially reasonable efforts to restore the Support Function or otherwise resolve any immediate problem, and unless New University agrees in writing to waive the Contributor obligations set forth in this Section:  (a) promptly investigate and report on the causes of the problem; (b) provide a Root Cause Analysis of such failure within the number of days designated in the applicable Service Level; (c) use commercially reasonable efforts to implement remedial action and begin meeting the Service Level as soon as practicable, but in any event within the target resolution times designated in the applicable Service Level if Root Cause Analysis has indicated the problem is the fault, or otherwise under the control, of Contributor; (d) advise New University of the status of remedial efforts being undertaken with respect to such problem; and (e) demonstrate that Contributor has a solution or work-around that corrects the causes of such problem and that allows Contributor to provide the Support Functions in accordance with the applicable Service Levels.  Nothing in this Section 2.6 shall limit New University’s rights under this Agreement based upon a Critical Service Level Failure.  “Root Cause Analysis” means the formal process to be used by Contributor to diagnose problems at the lowest reasonable level so that corrective action can be taken that will eliminate repeat failures.

2.7         Excused Performance; Force Majeure

(a)            Excused Performance.  The Parties agree that a Party (such Party, the “non-performing Party”) shall not have liability for any failure to perform, or for the late performance of, any such non-performing Party’s obligation to the extent:  (i) such non-performing Party’s non-performance is caused, directly or indirectly, by the failure of the other Party, or any of their respective Affiliates or third party providers, to perform its obligations under this Agreement; (ii) such non-performing Party’s obligations require possession of or Access to personnel or data, information or other materials possessed, prepared or generated or otherwise accessible by, the other Party (or its Affiliates or third party providers), or otherwise, and such other Party has failed to provide or grant Access to the same or to cause the same to be timely provided or Access to be given to the non-performing Party in accordance this Agreement or otherwise upon the non-performing Party’s reasonable written or oral requests; or (iii) the other Party interferes with the non-performing Party’s performance of its obligations under this Agreement.

(b)            Force Majeure.  Neither Party shall be liable, or in breach of this Agreement, for any delay or failure to perform under this Agreement, including, in the case of Contributor, any interruption of the provision of Support Functions, to the extent such interruption, delay or failure results from causes beyond that Party’s reasonable control (other than financial inability in and of itself), including as a result of strikes, lock-outs or other labor difficulties; riot, insurrection, acts of terrorism or other hostilities; embargo, fuel or energy shortage; fire, flood, acts of God, wrecks or transportation delays; or the inability to obtain necessary labor, materials or utilities from usual sources.  In such event, the Party suffering the force majeure event shall promptly notify the other Party in writing and use commercially reasonable efforts to resume performance.  The obligations of the Party subject to the force majeure event shall be postponed for such time as its performance is suspended or delayed on account thereof.  Upon the cessation of the force majeure event, each Party will use commercially reasonable efforts to resume its performance with the least possible delay.

2.8          Reports.

Each Party will produce (“Reporting Party”) and provide to the other Party such reports as are agreed by the Parties, or that are required by applicable Law, in the form and timeframe, and using the delivery method, agreed by the Parties, including the Financial Reports (collectively, the “Reports”).  Disputes regarding the matters addressed in the Financial Reports will be addressed pursuant to Section 10.2(d) (Examination Notice; Disputes) and Section 10.2(e) (Resolution), and disputes regarding the matters addressed in the Reports other financial Reports (if any) will be addressed pursuant to Section 16.1 (Management Escalation).

2.9         Access.

Each Party shall provide the other Party with reasonable and necessary Access, as necessary for such other Party to perform its obligations under the Agreement.  In furtherance of the foregoing, and subject to Contributor’s compliance with the terms of this Agreement, New University shall provide Contributor with immediate and ongoing Access to the Campuses and to New University’s systems as necessary to facilitate the performance of the Support Functions.

3.            Coordination of Functions.

3.1         Advisory Activities - Cooperation.

The Parties agree to cooperate and perform all functions contemplated in this Agreement in good faith and in accordance with the terms and conditions set forth in this Agreement.  Without limiting the foregoing, the Parties agree that the economic terms of this Agreement and Contributor’s willingness to enter into this Agreement are based upon the assumption that New University will operate in a manner consistent with its NU Policy Guide, which policies are designed to ensure institutional success.

3.2         Relationship Managers; Advisory Committee.

(a)            Relationship Managers.  New University will appoint an individual who will serve as the day-to-day primary New University representative under this Agreement (the “NewU Relationship Manager”).  The NewU Relationship Manager will:  (i) have overall responsibility for managing and coordinating the performance of New University’s obligations under this Agreement, and (ii) be authorized to act for and on behalf of New University with respect to all matters relating to this Agreement.  Contributor will appoint an individual who will serve as the primary Contributor representative under this Agreement (the “Contributor Relationship Manager”).  The Contributor Relationship Manager will:  (i) have overall responsibility for managing and coordinating the performance of Contributor’s obligations under this Agreement, and (ii) be authorized to act for and on behalf of Contributor to address day-to-day issues related to the Support Functions.  The NewU Relationship Manager and Contributor Relationship Manager will meet regularly to discuss the operations of New University and the performance of Contributor’s Support Functions.

(b)            Advisory Committee Make-Up and Meetings.  The New University Board of Trustees shall form a committee consisting of two (2) representatives of New University designated by Purdue and two (2) representatives designated by Contributor (“Advisory Committee”), who will meet from time-to-time (but no less than quarterly).  A representative of each Party must be present for a meeting to be held.  Each Party’s representatives to the Advisory Committee need not be employees of such Party, and can be any person who, in such Party’s sole discretion, is best suited to serve as its representative on the Advisory Committee.  Either Party may call a special meeting of the Advisory Committee upon delivery of prior written notice to the other Party no less than five (5) Business Days prior to the date of such special meeting.  Meetings may be held in person, or by teleconference, videoconference or similar communication technologies.  Each Party may change one or more of its designated representatives on the Advisory Committee from time-to-time, effective upon notice to the other Party of such change.  Each Party shall bear its own expenses related to the attendance of Advisory Committee meetings.

(c)            Advisory Committee Activities.  Subject to the ultimate authority of the New University Board of Trustees over the operation and control of New University and its policies and procedures, and without limiting the powers of New University Board of Trustees, the Advisory Committee shall meet to coordinate on developing strategies, objectives, and make recommendations to the New University executive leadership and Board of Trustees on topics or issues including:

(i)            development of the New University Budget, including amounts budgeted for Academic Functions and Support Functions thereunder;

(ii)           development of and modifications to the Marketing Plan;

(iii)         development of Service Levels;

(iv)          timing of implementation of Academic Functions and Support Functions, and Marketing Plan performance tracking;

(v)            increase or decrease in the tuition or fees, or changes in grants or relationship discounts, for any of the Academic Programs; provided that the Parties shall develop an expedited review process for proposed discounts in connection with strategic business opportunities and will seek to develop pre-approved frameworks under which Contributor can offer discounts to secure strategic business relationships for New University;

(vi)          the increase of any Cost in, or the implementation or roll out of, any Academic Programs, or the reduction or elimination of any Academic Program;

(vii)        material changes to the NU Policy Guide, including policies relating to New University admissions standards, student advancement or academic term structure; and

(viii)       any defense, settlement or prosecution of any legal action against or in the name of or on behalf of New University that could:  (1) result in financial liability to either Party or (2) reasonably be expected to adversely affect:  (A) the Support Functions, (B) the respective rights or expectations of the Parties under this Agreement, or (C) in any material respect, the tax liabilities or tax and financial reporting position of either Party.

(d)            Advisory Committee Recommendations.  Prior to submitting to the New University Board of Trustees for approval a Marketing Plan or New University Budget, or any other recommendation, strategy or objective, the members of the Advisory Committee shall seek consensus among all members and will work in good faith to resolve any matter with respect to which all members of the Advisory Committee have not agreed.

(e)            Material Departures from NU Policy Guide.  Actions taken by New University which are outside the parameters of the NU Policy Guide (whether by amendment to the NU Policy Guide or otherwise) could change the assumptions on which the Parties based the economic terms in this Agreement and cause Contributor material financial harm.  Accordingly, if New University, or the New University Board of Trustees, uses its authority to:  (i) materially change the NU Policy Guide; or (ii) take an action that is, or allow an omission that results in being, outside of the parameters the NU Policy Guide as described in Part B of Exhibit D (NU Policy Guide Departures), in each case, in a manner not previously agreed by Contributor, and Contributor believes that there is, or is likely to be, a Significant Adverse Impact, then the Parties shall follow the evaluation process set forth in set forth in Part C of Exhibit D (the “Evaluation Process”) to determine whether such action or omission has had, or is likely to have, a Significant Adverse Impact and, if so, whether and to what extent Contributor is to be compensated for such Significant Adverse Impact.  “Significant Adverse Impact” means the effect of an act or omission that Contributor believes in good faith has, or is likely to have, the effect of decreasing either or both of then-current and/or future Revenues by $5 Million or more.

4.            New University Budgets.

4.1        New University Budget and Line Items.

(a)            Initial Budget.  As of the Effective Date, and through the end of Fiscal Year 2018, the Parties shall perform their respective functions pursuant to the initial budget (“Initial Budget”), which shall be developed by the Advisory Committee and subject to approval by the New University Board of Trustees.  Set forth in Exhibit E is a preliminary initial budget based upon information, principles and assumptions of New University as of the date of execution of the Transfer Agreement.  New University, with input from Contributor, shall develop and finalize the Initial Budget no later than ten (10) days after the Effective Date using Exhibit E as the basis of such Initial Budget, but containing such changes and updates as are appropriate to project the operations of New University as of the Effective Date and for the remainder of the Fiscal Year.

(b)            Annual New University Budget.  During the Term, the Advisory Committee will prepare by May 15th of each Fiscal Year, a budget for the next Fiscal Year for New University, and  present such budget to the New University Board of Trustees for approval (each, an “Annual New University Budget”; the Initial Budget and the Annual New University Budgets are sometimes referred to individually as a “New University Budget” and collectively as the “New University Budgets”).  On at least a quarterly basis, New University shall consider the need to, and as appropriate, revise forecasted Revenues based upon historical performance and applicable trends and/or upon recommendation of the Advisory Committee.

(c)            Budget Approval.  The Advisory Committee shall work in good faith to recommend an annual New University Budget to the New University Board of Trustees at least six weeks prior to end of each Fiscal Year.  Until the Advisory Committee recommends, and the New University Board of Trustees approves, the Annual New University Budget for a new Fiscal Year, New University shall operate pursuant to the New University Budget for the Fiscal Year just-ended.  New University shall provide to the members of the Advisory Committee the Annual New University Budget within three days after the New University Board of Trustees’ approval of the Annual New University Budget.  If the approved New University Budget differs in any material way from the New University Budget recommended by the Advisory Committee, the New University Board of Trustees shall explain in writing within three-days from the date of approval the reasons for the difference(s) and why its determination deviated from the Advisory Committee recommendation.

4.2         Line Items.

Each New University Budget recommended by the Advisory Committee and/or approved by the Board of Trustees shall include at least the following line items:

(a)            projected Revenue, on a line item basis;

(b)            projected student enrollment numbers for the Academic Programs and any other additional data reasonably necessary for budgetary planning purposes;

(c)            costs related to completion and implementation of the Marketing Plan, and creation of marketing materials and other New University brand promotion;

(d)            costs incurred by New University in performing its obligations hereunder in the line item categories set forth on Exhibit E-1 (New University Academic Cost Line Items);

(e)            costs incurred by Contributor in connection performing its obligations hereunder in the line item categories set forth on Exhibit E-2 (Contributor Support Cost Line Items);

(f)               lease payments and license payments;

(g)            capital expenditure amounts;

(h)            maintenance and purchase requirements for technology;

(i)              costs for fees of attorneys, accountants, consultants and advisors engaged by the Advisory Committee or either Party in connection with the functions performed under this Agreement; and

(j)              other items reasonably requested by either Party, and agreed upon by the Parties;

provided that, in no event shall costs include Losses arising from or related to a Party’s failure to comply with applicable Law, including Educational Law, or Educational Approvals.

5.            Marketing Plan.

The Parties shall develop and finalize an initial Marketing Plan no later than ten (10) days after the Effective Date.  Thereafter, the Parties shall consult with each other on an annual basis or more frequently as the Parties may agree, to develop a Marketing Plan for upcoming periods, or to modify the then existing Marketing Plan.  The Parties shall use commercially reasonable efforts to conduct the activities set forth in the Marketing Plan, and shall operate within the constraints of the marketing budget set forth in the applicable New University Budget.  Any use of a Party’s trademarks or logos contemplated by a Marketing Plan shall be done in accordance with the provisions of Article 8 of this Agreement and such Party’s brand usage guidelines.

6.            Compliance with Laws and Policies.

6.1         FERPA; GLB.

New University acknowledges that, in order to perform certain of the Support Functions requested under this Agreement, it will be necessary and desirable for Contributor to have Access to personally identifiable information of students and prospective students of New University, and of New University employees, that is subject to the provisions of the Family Educational Privacy & Rights Act (“FERPA”), 20 U.S.C. § 1232g, the Gramm Leach Bliley Act, 15 U.S.C. § 6801 et seq. (the “GLB”) and/or any other applicable Laws.  New University and Contributor agree to maintain and use all such information in material compliance with the requirements of all such Laws, including taking required steps to comply with the requirements of 34 C.F.R. 99.31(a)(1) with respect to information protected by FERPA that may be disclosed to a party to whom an institution has outsourced institutional services or functions.

6.2         Compliance with Law; Changes in Law.

(a)            Compliance with Law.  Each Party will be responsible for compliance with:  (i) Law applicable to such Party and its business and operations; and (ii) with respect to Contributor, Law applicable to the performance and delivery of the Support Functions and, with respect to New University, Law applicable to performance and operation of the university.  Each Party also will comply with the specific requirements of any Law, which is primarily applicable to the other Party (“Primary Party”), to the extent:  (1) compliance by such Party in connection with the performance of its obligations under this Agreement is necessary for the Primary Party to remain in compliance with such Law and (2) the Primary Party specifically identifies such specific requirements in writing to such other Party, including through this Agreement.

(b)            Changes in Law.  The Parties will work together to identify the effect of changes in Law on New University and Support Functions performed under this Agreement, and the respective operations and businesses of each Party, and each Party will give notice to the other Parties of any such change in Law.  With respect to any change in Law that affects any of the Academic Functions or Support Functions performed under this Agreement, the Advisory Committee will discuss, and recommend to New University for consideration, modifications to the Academic Functions or Support Functions necessary to comply with such change in Law, and modifications to the New University Budget to allocate costs associated with actions necessary to comply with such changes in Law.  Subject to the consent of the New University Board of Trustees, the applicable Party will implement in a timely manner any modifications necessary to comply with such change in Law.

Neither Contributor nor its Affiliates (nor third party service providers) shall be required to provide any Support Functions to the extent that providing such Support Functions would require Contributor or its Affiliates (or the third party service providers) to violate any Law; provided, however, that promptly upon learning of such circumstance, Contributor shall deliver to New University written notice of such potential violation, and Contributor and the Parties shall reasonably cooperate to mitigate the impact of Contributor being unable to provide such Support Functions, including the development and implementation of a reasonable work-around.

6.3         Policies.

New University will access and use the Contributor Platform and any Contributor Confidential Information in compliance with the Contributor policies and procedures delivered to New University in writing (as modified from time-to-time, the “Contributor Policies”); provided that, subject to Section 6.2(b) (Changes in Law) and changes in data security or privacy measures responsive to market conditions, Contributor shall not modify the Contributor Policies in a way that prevents, in any material respect, New University’s use of or access to the Contributor Platform in connection with the Academic Functions for which the Contributor Platform is used.

7.            Confidentiality.

7.1        Definition.

“Confidential Information” shall mean:  (a) the terms of this Agreement; (b) any non-public, proprietary information, intellectual property and other confidential information, including any technical and non-technical information regarding current, future and proposed business operations, products and services, including for example, information concerning research and development, financial information, procurement requirements, student and customer information and lists, business forecasts, sales information and marketing plans, descriptions, specifications and the like of a Disclosing Party, and (c) any information the Disclosing Party has received from its Affiliate(s) or a third party, which the Disclosing Party is obligated to treat as confidential or proprietary, that is provided or communicated by the Disclosing Party to the Receiving Party in connection with this Agreement, including pursuant to Article 17 (Duty to Cooperate).

7.2        Obligations.

Each Party (in such capacity, the “Receiving Party”) acknowledges that Confidential Information may be disclosed to it by another Party (in such capacity, the “Disclosing Party”) in connection with this Agreement, and agrees to:  (a) use, with respect to the Confidential Information of the Disclosing Party, the same care and discretion to prevent such Confidential Information from being disclosed, published or disseminated as it employs to avoid disclosure, publication or dissemination of its own similar Confidential Information (but in no event less than reasonable care); (b) use the Disclosing Party’s Confidential Information only for the purpose for which it was disclosed; and (c) not disclose, disseminate or provide access to the Disclosing Party’s Confidential Information to any person other than to those Affiliates, employees and agents who:  (i) have a need to know it in order to assist the Receiving Party in performing its obligations hereunder, or to permit the Receiving Party to exercise its rights under this Agreement, and (ii) are legally bound by substantially the same obligations regarding Confidential Information as the Parties under this Article 7; provided that, the Receiving Party assumes full responsibility for any failure by such Affiliates, employees and agents to abide by the confidentiality obligations under this Article 7.  In addition, each of the Parties shall take commercially reasonable steps by agreement or otherwise so that their respective Affiliates, employees, and agents comply with these confidentiality provisions.

7.3         Exclusions.

Notwithstanding anything to the contrary in the foregoing, Confidential Information does not include, and this Article 7 will not apply to, any information that the Receiving Party can demonstrate was:

(a)            at the time of disclosure of such information to the Receiving Party, in the public domain through no unauthorized act of the Receiving Party;

(b)            after disclosure of such information to the Receiving Party, published or otherwise became part of the public domain through no fault of the Receiving Party or its directors, trustees, officers, employees and agents;

(c)            rightfully in the possession of the Receiving Party at the time of disclosure of such information to the Receiving Party, free of any obligation of confidentiality;

(d)            received after disclosure of such information to the Receiving Party from a third party who had a lawful right to disclose such information to the Receiving Party; or

(e)            independently developed by the Receiving Party without reference to Confidential Information of the Disclosing Party.

7.4         Requests for Documents.

If any Receiving Party is presented with a request for documents:  (a) by any Governmental Entity or Accrediting Body, or (b) by any other Person pursuant to applicable public records laws or (c) pursuant to a subpoena duces tecum regarding any records, data or documents of a Disclosing Party, which may be in such Receiving Party’s possession by reason of this Agreement, such Receiving Party must immediately give notice to the Disclosing Party, and the Disclosing Party will have the opportunity to contest such process by any means available to it, or to redact Confidential Information as provided below in this Section, before the records, data or documents are submitted to such Governmental Entity, Accrediting Body, court or other Person.  The Receiving Party, however, is not obligated to withhold the delivery beyond the time ordered by the Governmental Entity, Accrediting Body or court, or pursuant to applicable public records laws, unless the subpoena or request is quashed or the time to produce is otherwise extended.  In the event documents are requested pursuant to applicable public records laws, the Parties shall cooperate in producing a redacted version of the requested document(s) that is in conformance with requirements under the applicable public records law, with the Disclosing Party having the right to produce the first draft of such redacted documents.

7.5         Loss of Confidential Information.

In the event of any disclosure or loss of, or inability to account for, or unauthorized use of, Confidential Information, the Receiving Party will notify the Disclosing Party immediately in writing, and shall reasonably assist the Disclosing Party in remedying the unauthorized disclosure or use.

7.6         Period of Confidentiality.

Confidential Information will be subject to the terms of this Agreement until such time as it ceases to be characterized as Confidential Information under one or more provisions of this Article 7.

7.7         Return of Confidential Information.

Each Party will, upon expiration or termination of this Agreement or otherwise upon demand, at the Disclosing Party’s option, either return to the Disclosing Party or destroy (and certify in writing to the Disclosing Party the destruction of), any and all documents (including any writing, instrument, agreement, letter, memorandum, chart, graph, blueprint, photograph, financial statement or data, telex, facsimile, cable, tape, disk or other electronic, digital, magnetic, laser or other recording or image in whatever form or medium), papers and materials and notes thereon in the Receiving Party’s possession, including copies or reproductions thereof, to the extent they contain Confidential Information of the Disclosing Party.  All records in Contributor’s possession pertaining to the Title IV, HEA program funds received from or on behalf of New University shall be returned to New University pursuant to Section 20.1(e).  Notwithstanding the foregoing, each Party shall have the right to retain archival copies of the Confidential Information required for compliance with applicable Law; provided, however, that any use of such Confidential Information shall be restricted to uses that are required by applicable Law.

8.            Proprietary Rights.

8.1         Licenses.

In addition to the License Agreement - Academic Content, dated the date of this Agreement, between KHE, ICA and New University, the Parties grant the following licenses under this Agreement.

(a)            New University License.  New University hereby grants Contributor a limited, nonexclusive, nontransferable, royalty-free, fully paid-up, and non-assignable license to use, during the Term, any New University trademarks and logos listed in the Marketing Plan, in each case, as directed by New University or in the manner set forth in the Marketing Plan, solely in connection with the exercise of Contributor’s rights and performance of its obligations under the Marketing Plan.

(b)            Purdue License to Contributor.  Purdue hereby grants Contributor a limited, nonexclusive, nontransferable, royalty-free, fully paid-up, and non-assignable license to use, during the Term, the Purdue trademarks and logos listed in the Marketing Plan, in each case, as directed by Purdue or in the manner set forth in the Marketing Plan, solely in connection with the exercise of Contributor’s rights and performance of its obligations under the Marketing Plan.

(c)            Purdue License to New University.  Purdue hereby grants New University a limited, nonexclusive, nontransferable, royalty-free, fully paid-up, and non-assignable license to use, during the Term, the Purdue trademarks and logos listed in the Marketing Plan, in each case, as directed by Purdue or in the manner set forth in the Marketing Plan, solely in connection with the exercise of New University’s rights and performance of its obligations under the Marketing Plan.

(d)            Kaplan License to New University and Purdue.  KHE hereby grants to New University and Purdue a limited, nonexclusive, nontransferable, royalty-free, fully paid-up, and non-assignable license to use, during the Term, the Kaplan trademarks and logos as approved by Contributor and listed in the Marketing Plan, in each case, as directed by Contributor or in the manner set forth in the Marketing Plan, solely in connection with the exercise of New University’s and Purdue’s respective rights and performance of its obligations under the Marketing Plan.

(e)            Trademark Provisions.  Each of the Parties to the above license agreements agrees, as applicable, to the following:  (i) each Party, which is a licensor above (each, a “Licensor”), owns and will continue to own all right, title and interest in and to the trademarks such Licensor is licensing, and all Parties agree that any goodwill in such Licensor’s trademarks that may arise in connection with this Agreement shall vest in such Licensor immediately upon its coming into existence; (ii) each of the Parties above, which is a licensee (each a “Licensee”), shall execute, at no charge or expense to the applicable Licensor, any documents necessary in the reasonable judgment of the Licensor to vest all rights described in clause (i) in the applicable Licensor; (iii) each Licensee agrees that, during the Term and after the expiration or termination of this Agreement, it will not directly or indirectly contest, or aid in contesting, the validity or ownership rights of the Licensor in its trademarks or take any action whatsoever in derogation of the property rights in such trademark; (iv) each Licensee agrees to observe all such requirements with respect to trademark notices, fictitious name registrations, and the display of the legal name or other identification of the trademark as the applicable Licensor may direct; and (v) each Licensee agrees that it will promptly inform the applicable Licensor of any action by third parties, which comes to its attention, which in any way infringes or is reasonably likely to infringe a  Licensor’s rights, or impair the validity, scope or title of such Licensor, in its trademarks.  NO PARTY SHALL TAKE ACTION AGAINST SUCH THIRD PARTIES WHICH IS NOT DIRECTED IN WRITING, OR APPROVED IN ADVANCE BY THE APPLICABLE LICENSOR.

8.2         Third Party Materials.

To the extent a Party provides to the other Party access to, or use of, or uses in connection with meeting such Party’s obligations under this Agreement (“Supplier Party”), any third party Materials, such Supplier Party shall be responsible for obtaining any Consent or other rights with respect to such third party Materials, necessary to allow such Supplier Party to sublicense to the other Party the rights necessary for the other Party to perform its obligations under this Agreement, and to receive the benefits to which such Party is entitled under this Agreement.  In addition, each Party shall comply with any applicable third party restrictions or limitations regarding such third party materials made known to such Party.

8.3         Reservation.

Each Party retains all rights in its owned materials and third party Materials not expressly granted or licensed pursuant to this Agreement.  Notwithstanding anything to the contrary, no Party shall resell or distribute the other Party’s owned Materials or third party Materials other than as permitted under this Agreement.  For the avoidance of doubt, marketing and other data that is generated in connection with the provision of the Support Functions, including data relating to inquiries from individuals who do not enroll as students within 60 days of initial inquiry, as between the Parties, shall be owned by Contributor.  Upon the request of New University or Purdue, made with reasonable advance notice, Contributor will afford New University or Purdue reasonable access to such marketing and other data (on an aggregated, anonymized basis) for the purpose of conducting analytics designed to evaluate and improve New University’s performance in such areas as student access, recruitment and retention.

8.4         Residuals.

Nothing contained in this Agreement shall restrict either Party from the use of any general ideas, concepts or know-how which either Party, individually or jointly, develops or discloses under this Agreement, provided that in doing so such Party does not breach its obligations regarding confidentiality, or infringe or misappropriate the Intellectual Property Rights of any of the other Parties or any third party.

9.            Reimbursements and Payments.

In order to provide financial protection and certain financial incentives to New University, while compensating Contributor fairly for its original contribution of the Institutional Assets to New University under the Transfer Agreement and its performance of the Support Functions hereunder, the Parties have agreed that, in addition to the payments required under Article 14 and all other covenants of New University and Purdue in this Agreement, the Revenue that New University generates each Fiscal Year shall be applied in the order of the priorities set forth in Sections 2 and 3 of Exhibit F, as applicable (the “Distribution Waterfall”), and Contributor will not be reimbursed its costs or paid its Contributor Fee (as defined in Exhibit F) unless and until New University costs and fees with priority under the Distribution Waterfall have been paid.  In order to establish a mechanism to ensure the efficient day-to-day academic operations of New University and related Support Functions, the Parties have agreed on procedures for the timely payment of such expenses from cash in the NU Account, as described in Exhibit F.  In addition, to ensure that the Distribution Waterfall is given effect as intended, the Parties have established the Reconciliation procedures set forth in Exhibit F to reconcile the amounts paid under this Agreement with the priorities under the Distribution Waterfall.

10.         Books and Records; Audited Financial Statements; Examination.

10.1     Books and Records; Audited Financial Statements.

(a)            Books and Records.  Each Party shall maintain consistently applied, accurate and complete Books and Records, including as are necessary:  (i) to substantiate the Support Costs and Academic Costs, including supporting documentation; (ii) to substantiate the information in Reports, including Financial Reports, and (iii) to perform the Reconciliation process.  Each Party shall maintain such Books and Records in conformance with GAAP at or accessible from such Party’s principal place of business for the period of time required under applicable Law, but not less than seven (7) years after creation.

(b)            Audited Financial Statements.  New University shall deliver to Contributor each year, promptly upon completion thereof, its Audited Financial Statements.

10.2     Examination.

During the twelve (12) month period following receipt of any Financial Report, including Fiscal Year End Reconciliation Statement, each Party shall have the right to examine and audit (or cause its external auditors to examine and audit) the Books and Records of the other Party as necessary to verify the examined Party’s compliance with the terms of this Agreement, including the calculation of any of the information required to be included in the Reconciliation Statements and any other Financial Reports.  All examinations shall be performed in accordance with the following terms:

(a)            Limitations and Cooperation.  The examined Party shall reasonably cooperate with the examining Party in conducting any such examination.  The examining Party and its representatives (including third party accountants) shall keep all information obtained during any such examination confidential pursuant to and in accordance with Article 7 (Confidentiality).

(b)            Frequency.  Examinations shall:  (i) be performed, upon not less than five (5) Business Day’s advance written notice to the examined Party, at the examined Party’s principal place of business (or other location mutually agreed by the Parties in writing) during normal business hours, (ii) be performed no more frequently than twice during each Fiscal Year (or portion thereof) by any Party (except for examinations to ensure that a previously discovered problem is not reoccurring), (iii) not be conducted in a manner that unreasonably interferes with the audited Party’s course of business, and (iv) subject to delays outside the control of the Parties, be concluded within one hundred and eighty (180) days of commencement of the examination.

(c)            Third Party Auditors.  The examining Party may perform examinations hereunder using an independent third party accounting firm, in which case the examined Party shall permit entry of the examining Party’s third party auditor to its principal place of business to perform inspections of the examined Party’s Books and Records.

(d)            Examination Notice; Disputes.  If any examination made pursuant to this Section 10.2 reveals that any calculation, or any set off or credit, or payments to or from New University or Contributor under this Agreement have not been made in accordance with the terms of this Agreement, the examining Party shall promptly deliver to the examined Party written notice specifying the nature of any miscalculation or the disputed amount of such underpayment or overpayment and providing the data and information necessary, or requested, to support such claim (an “Examination Notice”).  Following its receipt of any such Examination Notice, the examined Party will have a period of thirty (30) days to dispute in writing to the examining Party any of the findings contained in the Examination Notice.  If the examined Party fails to dispute the findings in the Examination Notice during such thirty (30) day period, then the results of the examination set forth in the Examination Notice shall become final and binding on the Parties.  If the examined Party disputes any findings in the Examination Notice within the applicable thirty (30) day period in accordance with this Section, then the Parties will work together in good faith for a period of up to thirty (30) days to seek to resolve the disputed matter, including the exchange of underlying information and records as reasonably requested.  Should no resolution be reached within the first fifteen (15) days of said period, such efforts to resolve the disputed matter shall include escalating the matter to the Parties’ respective chief executives.  If the Parties agree in writing to the resolution of any disputed matters during the thirty (30) day negotiation period described above, then the terms of such written agreement shall be final and binding on the Parties with respect to such resolved matters.

(e)            Resolution.  If any of the disputed matters remain unresolved at the end of the thirty (30) day negotiation period described in Section 10.2(d) or in the case of any disagreements between the Parties regarding any Reconciliation or related payments, or any Financial Reports, then such disputed matters shall be resolved by an Independent Accounting Firm in accordance with this Section 10.2(e).

For purposes of this Agreement, “Independent Accounting Firm” means either:  (i) a nationally recognized independent chartered accounting firm mutually agreed upon and engaged by Contributor and New University within twenty (20) days after the expiration of the applicable time period for the Parties to resolve their disputes through negotiations, or (ii) if Contributor and New University are unable to mutually agree upon and engage the Independent Accounting Firm during such twenty (20) day period, then, no later than twenty (20) days thereafter, each of Contributor and New University shall select and engage a nationally recognized independent chartered accounting firm and those two accounting firms will promptly, but in no event more than twenty (20) days later, select and engage a third nationally recognized independent chartered accounting firm, which third accounting firm shall serve as the Independent Accounting Firm.  Notwithstanding the foregoing, in the case of the application of clause (ii) of this definition, if either Contributor or New University fails to timely engage an accounting firm, then the Independent Accounting Firm will be the accounting firm timely engaged by the non-defaulting Party.

Within thirty (30) days after the Independent Accounting Firm has been engaged, Contributor and New University shall each submit a written statement to the other Party and the Independent Accounting Firm identifying in reasonable detail such Party’s calculation of each disputed amount.  If either Party fails to timely submit its written statement to the other Party and the Independent Accounting Firm, or if either Party fails to timely provide records requested by the other Party, then the Independent Accounting Firm shall resolve such disputed matters in accordance with the written statement of the Party that was timely submitted.  Otherwise, the Independent Accounting Firm shall resolve each disputed amount by selecting either the calculation submitted by Contributor or the calculation submitted by New University, based on which calculation the Independent Accounting Firm determines to be more accurate.  The Independent Accounting Firm shall submit its final written report to the Parties within sixty (60) days (or such other time period as the Parties mutually agree in writing) after the deadline for the Parties to submit their written statements to the Independent Accounting Firm.  For the avoidance of doubt, the Independent Accounting Firm shall only decide the specific items under dispute by the Parties and its decision for each disputed amount must be either the calculation submitted by Contributor or New University and not a different calculation it performs.  In connection with the resolution of the disputes, each of the Parties shall make available to the other Parties and the Independent Accounting Firm, as the case may be, such Books and Records, documents, work papers, facilities and other information as such Party or the Independent Accounting Firm may reasonably request to resolve the dispute.  The Independent Accounting Firm determination made in accordance with this Section will be final and binding upon the Parties and will not be subject to appeal, absent fraud or manifest error.

Each Party shall be responsible for its own costs and fees relating to any dispute resolution pursuant to this Section 10.2(e) except that the cost and fees of the Independent Accounting Firm shall be the responsibility of the Party that fails to prevail in any such dispute.

11.         Tax Matters.

11.1     Tax.

The Contributor Fees are exclusive of all Tax.  New University will pay and be liable for any and all Tax imposed on, sustained, incurred, levied and measured by the cost, value or price of the Support Functions; provided, however, that in no event shall New University be liable for any Taxes that are imposed on or calculated by reference to the net income received or receivable by Contributor.  All such Taxes for which New University is liable will be New University Costs.  Notwithstanding anything to the contrary contained in this Agreement, in the event that any applicable Taxing Authority imposes a transaction privilege, sales or similarly denominated Tax on the delivery of the Support Functions, the responsibility for such Tax shall be borne by New University.  The Parties shall cooperate in obtaining any available exemption from, or reduction of, any Taxes for which New University is liable.

11.2     Tax Withholding.

New University shall:  (a) make all payments of Contributor Fees to Contributor without any Tax withholding, unless, based on either the written notice of any Taxing Authority or the Contributor’s Tax opinion, a Tax withholding is required by applicable Law and (b) promptly upon becoming aware that New University must make a Tax withholding (or that there is any change in that rate or the basis of a Tax withholding) notify Contributor accordingly.  If any such withholding is so required, New University shall increase the amount payable such that the amount that Contributor receives, net of such withholding, shall equal the amount Contributor would have received had no such withholding been made.  The Parties shall cooperate in obtaining any available exemption from, or reduction of, any withholding Taxes, including by completing any procedural formalities necessary for New University to obtain authorization to make payment without a Tax withholding.

11.3     Tax Treatment.

The Parties intend that, for U.S. federal income tax purposes, the payment of the Contributor Fees constitutes service fee income and agree to treat such payments consistent with the foregoing unless required to do otherwise by a change in applicable Tax Law or pursuant to the good faith resolution of any action with an applicable Taxing Authority.

12.        Representations and Warranties; Covenants.

12.1     Representations and Warranties; Covenants - Purdue and New University.

(a)            Representations and Warranties - Purdue and New University.  Purdue and New University represent and warrant, jointly and severally, as of the Effective Date as follows:

(i)            Purdue is a state chartered, land-grant institution authorized by legislative authority of the State of Indiana; and New University is a nonprofit, public benefit corporation duly organized and validly existing under the Laws of the State of Indiana, authorized by legislative authority, and of a controlled Affiliate of Purdue authorized pursuant to an Indiana State statute.

(ii)            The execution, delivery and performance of this Agreement have been duly authorized by Purdue and New University, respectively, and this Agreement constitutes a valid, legal and binding obligation of Purdue (to the extent of the Purdue Provisions) and New University, and assuming the due execution by KHE and ICA, is enforceable against each in accordance with the term of this Agreement.  Without limiting the foregoing, the New University Board of Trustees has authorized the execution, delivery and performance of this Agreement by New University intending that both it and New University shall comply with this Agreement.

(iii)            New University has obtained or will obtain all Consents (including Educational Approvals), including those set forth on Exhibit C to the Transfer Agreement and provided thereunder, necessary for it to perform its obligations and exercise its rights under this Agreement and to satisfy all material legal and regulatory requirements under applicable Law.

(b)            Covenants - Purdue and New University.  Neither Purdue nor New University shall take, or permit any other Person to take, directly or indirectly, any act or omission that results in any of the representations and warranties in Section 12.1(a) being untrue or inaccurate during the Term.

12.2     Representations and Warranties; Covenants - Contributor

(a)            Representations and Warranties - Contributor.  KHE and ICA represent and warrant, jointly and severally, as of the Effective Date as follows:  \

(i)            KHE is a limited liability company, and ICA is a limited liability company, and each is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(ii)            The execution, delivery and performance of this Agreement have been duly authorized by KHE and ICA, respectively, and this Agreement constitutes a valid, legal and binding obligation of each, and assuming due execution by Purdue and New University, is enforceable against each in accordance with the terms of this Agreement.

(iii)            Each of KHE and ICA has obtained, or will obtain, all Consents necessary for each to perform their respective obligations and exercise their respective rights under this Agreement and to satisfy all material legal and regulatory requirements under applicable Law, except for those Consents New University is obligated to obtain.

(b)            Covenants - Contributor.  None of KHE or ICA shall take, or permit any other Person to take, directly or indirectly, any act or omission that results in any of the representations and warranties in Section 12.2(a) being untrue or inaccurate during the Term.

12.3     Performance Warranties.

Without limiting Section 2.5 (Support Function Standards) or the Service Levels established by the Parties from time-to-time, each of the Parties agrees that, in performing their respective Academic Functions or Support Functions, as the case may be, it shall:

(a)            allocate the performance of activities related to such functions to sufficient personnel with appropriate experience, knowledge and competence;

(b)            perform such activities in a workmanlike manner; and

(c)            have responsibility for, and complete discretion with respect to, supervision and management of its employees and third party contractors providing support in connection with such activities.

12.4     Disclaimer.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION, NEITHER KHE NOR ICA MAKES ANY REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE SUPPORT FUNCTIONS OR ANY ITEMS TO BE DELIVERED OR PROVIDED TO NEW UNIVERSITY OF ANY KIND, NATURE OR DESCRIPTION, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, OR ANY WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE, AND CONTRIBUTOR HEREBY DISCLAIMS THE SAME.

13.         Certain Covenants.

13.1     Restrictive Covenants.

(a)            Discontinued Courses.  During the Term, if New University or the New University Board of Trustees decides to discontinue an online or hybrid online/ground Course or program that is part of the

Academic Programs offered by New University, neither Purdue nor any of its Affiliates shall offer such online or hybrid online/ground course or program in substantially the same manner, targeting the same student profile and using substantially the same content for at least three (3) years following such discontinuance.

(b)            New Online Institution.  During the Term, none of Purdue, KHE, ICA nor any of their respective Affiliates shall create a new U.S degree-granting online institution designed specifically to serve non-traditional students, except with the written consent of the other Parties hereto; provided that nothing herein shall prevent Purdue from offering its programs online or engaging an online program management provider to assist them in doing so.

(c)            Non-Solicitation; Non-Hire.  During the Term, and for one (1) year following expiration or termination of this Agreement, (i) without the approval of a Party (“Employer Party”), the other Party will not, directly or indirectly, solicit for employment any directors, officers, management level employees, or other employees of the Employer Party (collectively “Employee Group”); and (ii) will not hire any member of the other Party’s Employee Group who serves as a director or management level employee or who interfaces with the other Party under this Agreement or possesses specialized skill or know-how required by the Employer Party to operate its business, whether in connection with this Agreement or otherwise, without first notifying, consulting with and receiving, prior approval from, the other Party.  Notwithstanding the foregoing, the consideration of persons responding to classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications (print or electronic) of general availability or circulation shall not be deemed a breach of the prohibition on solicitation under this Section, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision; but in no event shall the other Party be permitted to hire any member of such Party’s Employee Group except as authorized by this Section.  If New University exercises the Buyout Option, the restriction on solicitation under this Section shall cease to apply to Exclusive Employees once they have been mutually identified by the Parties following New University’s delivery of the related Buyout Notice, and the restriction on hiring shall cease to apply upon consummation of the Buyout in accordance with the terms of this Agreement.

13.2     Transfer of Revenue Generating Assets

The assumptions and expectations which the Parties made in entering into this Agreement included, among other things, the continued operation and growth of New University’s ED Institution and Academic Programs.  Accordingly, without limiting Section 13.1(b), during the Term, any sales, assignments, licenses or other transfers (whether by merger, consolidation, sale of equity, sale of assets, joint venture or otherwise), of any Revenue generating assets or Academic Programs by New University (collectively, a “Transfer”), shall be made on an arm’s length basis in exchange for cash consideration, payable at the consummation of the Transfer, representing the fair market value of such transferred assets or Academic Programs.  New University shall pay to Contributor (without regard to any of the priorities set forth in Exhibit F), at the closing of any such Transfer, an amount in cash equal to (i) the Fee Based Product if such Transfer has not resulted in the Material Sales Threshold being exceeded or such Transfer occurs after the Initial Term, or (ii) the Revenue Based Product for all other Transfers.

For purposes hereof:

(a)            “Material Sales Threshold” means an amount of Revenue associated with the assets or Academic Programs transferred in a Transfer that, when aggregated with the Revenue associated with the assets or Academic Programs transferred in all prior Transfers during the Term, represents twenty percent (20%) of New University’s Revenues, with the latter such Revenues for this purpose being equal to:  (i) Revenues earned during the twelve (12) month period prior to the month in which New University provides Contributor with notice of Transfer as required below, plus (ii) the Revenue associated with the assets or Academic Programs transferred in all prior Transfers;

(b)            “Fee Based Product” means the product of 0.75 multiplied by the Revenue earned from the transferred assets or Academic Programs during the twelve (12) month period prior to the month in which such Transfer was consummated; and

(c)            “Revenue Based Product” means the product of 1.25 multiplied by the Revenue earned from the transferred assets or Academic Programs during the twelve (12) month period prior to the month in which such Transfer was consummated.

Any dispute between the Parties relating to payment under this Section 13.2, including the calculation of Revenues and Contributor Fees, shall be resolved by the Financial Expert pursuant to Section III of Part C of Exhibit D and pending such resolution, the proceeds of the Transfer shall be placed into an escrow account which requires the approval of both Parties to withdraw.  If New University wishes to Transfer any assets or Academic Programs prior to the first anniversary of the Effective Date, the Revenue generated from the assets or Academic Programs proposed to be Transferred, and the Contributor Fee paid or payable to Contributor, shall be annualized for purposes of determining the Applicable Product.  New University shall provide Contributor with not less than thirty (30) days prior written notice of any Transfer, specifying in such notice the projected closing date and details of such transaction, including the purchaser, purchase price, the Revenue earned from the transferred assets or Academic Programs during the applicable period, the amount projected to be payable to Contributor under this Section 13.2 at the closing of such Transfer, and the advice and opinions obtained by New University regarding fairness and valuation of the purchase price.  Purdue shall not take or permit any action to be taken which would impede New University’s compliance with the terms of this Section. Whenever this Section refers to Transfers of assets or Academic Programs, the meaning is either or both.

Exhibit J sets forth, by way of example only, an illustration of the methodology contemplated by this Section.

14.         Term; Termination.

14.1      Term.

The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Agreement, continue until the thirtieth (30th) anniversary of the Effective Date (“Initial Term”), and shall automatically renew for successive five (5) year terms (each, a “Renewal Term”; the Initial Term and all Renewal Terms, the “Term”), unless either Party shall give written notice to the other Party of non-renewal at least twelve (12) months prior to the end of the Initial Term or then current Renewal Term.

14.2     Early Termination.

(a)            Early Termination.  At any time following the sixth (6th) anniversary of the Effective Date and prior to the expiration of the Initial Term, New University may elect to terminate this Agreement by providing Contributor with not less than one hundred and eighty (180) days’ prior written notice of termination, specifying therein the effective date of termination.  As a condition to such termination, New University shall have the obligation to pay, and Contributor shall have the right to receive, on the effective date of termination, an Early Termination Fee payable in the form of the Early Termination Note if such termination occurs during the Initial Term (and, in each case, with execution and delivery of a Security Agreement having terms more particularly described in Section 14.2(b) and together with the Guaranty or letter of credit described in Section 14.8(c)(ii)(2)).  Upon any termination under this Section 14.2(a), New University shall not be subject to any non-competition covenant with respect to Contributor’s business or to any non-solicitation covenant with respect to the Exclusive Employees.

(b)            Early Termination Fee.  “Early Termination Fee” means an amount equal to the product of 1.25 multiplied by the total Revenue earned during the twelve (12) month period prior to the month in which the termination notice was duly delivered (provided that if such termination notice is delivered during the first twelve (12) months after the Effective Date, the amount of Revenues will be calculated on an annualized basis) payable:  (i) pursuant to Section 14.2(a) (Early Termination for Convenience) or (ii) during the Initial Term, upon the exercise by New University of the Buyout Option in connection with a termination pursuant to Section 14.4 (Termination for Certain Financial Results), Section 14.5(b)(v) (Termination for New University Material Breach), or Section 14.5(c) (Termination for Contributor Material Breach).  The Early Termination Fee shall be payable in the form of a ten (10) year senior note, substantially in the form of Exhibit I-1, secured by the assets of New University, with monthly payments equal to the quotient of the entire Early Termination Fee due divided by 120, and bearing interest at Current Fair Market Rate (“Early Termination Note”).  Fifty percent (50%) of the principal of the Early Termination Note shall be unconditionally and irrevocably guaranteed by Purdue, another third party guarantor acceptable to Contributor or by the provision of a letter of credit, all on terms and conditions and in such form as is acceptable to Contributor.  Purdue hereby agrees to unconditionally and irrevocably guarantee fifty percent (50%) of the principal of any Early Termination Note issued by New University to Contributor if New University chooses Purdue to be the guarantor of such Note.  “Current Fair Market Rate” means LIBOR plus two percent (2%).

To secure timely payments of the Early Termination Fee in accordance with the terms of the Early Termination Note (which Early Termination Fee, the Parties acknowledge and agree, is a contingent obligation until the termination date on which the Early Termination Fee becomes payable), New University hereby grants to Contributor a continuing security interest in, and a right to set off against, any and all right, title and interest of New University in and to all of the assets described, and pursuant to the terms set forth, in Exhibit I-3.  At the time of execution and delivery to Contributor of an Early Termination Note, the Parties also shall execute and deliver a Security Agreement, which amends and supplements the terms of the security interest herein, containing reasonable and customary terms designed to secure New University’s obligations under the Early Termination Note and otherwise in form and substance reasonably acceptable to the Parties.

(c)            Post-Initial Term Fee.  “Post-Initial Term Fee” means an amount equal to the product of six (6) multiplied by the amount of the most recent Contributor Fee paid or payable (regardless of sufficiency of cash or Available Cash) to Contributor for the twelve (12) months ending on the last day of the most recently completed quarter prior to the date the termination notice was duly provided after the Initial Term, payable:  (i) pursuant to Section 14.3 (Non-Renewal by New University) or (ii) in connection with the exercise by New University of the Buyout Option pursuant to Section 14.4 (Termination for Certain Financial Results), Section 14.5(b)(v) (Termination for New University Material Breach), or Section 14.5(c) (Termination for Contributor Material Breach).  The Post-Initial Term Fee shall be payable in the form of a ten (10) year senior note in the form of Exhibit I-2, with monthly payments (subject to the following sentence) equal to the quotient of the entire Post-Initial Term Fee due divided by 120 and bearing interest at the Current Fair Market Rate (“Post-Initial Term Note”).  Each payment under the Post-Initial Term Note will be made by New University from the Revenue remaining for the applicable month after payment of its Academic Costs for such month (but excluding for this purpose any costs paid to any third party for delivery of services which are the same or comparable to any of the Support Functions), and any amounts that are not paid when due will be added to the following month’s payment, and such amounts will continue to roll over to subsequent months (including years) to the extent sufficient Revenue is not available for payment until the maturity of the Post-Initial Term Note, at which time the Post-Initial Term Note shall be paid in full. If any monthly payment under such Post-Initial Term Note is not paid in full due to insufficient Revenues, New University shall provide to Contributor on such due date a statement setting forth the detail reflecting the shortfall and the Parties shall have the rights of examination set forth in the Post-Initial Term Note.

14.3     Non-Renewal by New University.

If New University chooses not to renew this Agreement either after the Initial Term or any Renewal Term (“Non-Renewal”), then, as a condition to such Non-Renewal, New University shall have the obligation to pay, and Contributor shall have the right to receive on the last day of the Initial Term or then current Renewal Term, as applicable, a Post-Initial Term Fee, in the amount and payable in the form of the Post-Initial Term Note and otherwise in the manner described in Section 14.2(c) (Post-Initial Term Fee).  Upon such Non-Renewal, New University shall not be subject to any non-competition covenant with respect to Contributor’s business or to any non-solicitation covenant with respect to the Exclusive Employees.

14.4     Termination for Certain Financial Results.

Either Party shall have the right to terminate this Agreement in the event that New University generates $25 million or more in annual Cash Operating Losses for three (3) consecutive Fiscal Years, or incurs, during any period of the Initial Term, aggregate Cash Operating Losses greater than $75 million (taking into account gains during such period) (either circumstance being called a “Triggering Loss”).  At any time within six (6) months of the completion of Audited Financial Statements of New University that demonstrate the existence of a Triggering Loss, either Party may notify the other in writing of its election to terminate this Agreement, specifying therein the effective date of such termination, which shall not be more than sixty (60) days from the date the Parties agree that the Audited Financial Statements of New University demonstrate the existence of the Triggering Loss.  In the event of a termination under this Section 14.4, no termination fee shall be owed by either Party to the other unless New University elects to exercise its Buy Out Option under Section 14.8, in which case New University shall be obligated to pay the consideration in the amount, at the time and on the terms set forth in that Section.  If Contributor objects to information contained on the Audited Financial Statements on which the determination of a Triggering Losses is based, Contributor shall have the right to object to such information and the Parties shall attempt to resolve any differences between them pursuant to Section 10.2.  Upon any termination of this Agreement pursuant to this Section 14.4, New University shall not be subject to any non-competition covenant with respect to Contributor’s business or to any non-solicitation covenant with respect to the Exclusive Employees.

14.5      Termination of Agreement for Material Breach.

(a)            Termination for Material Breach - Generally.  This Agreement may be terminated by either Party (such Party, the “Non-Defaulting Party”) upon a material default or material breach by the other Party (the “Defaulting Party”) of the terms of this Agreement.  A material breach shall include any act or omission by a Defaulting Party which materially interferes with another Party’s performance of its obligations under this Agreement.  The Non-Defaulting Party shall give the Defaulting Party written notice of such material default or breach, stating the nature thereof.  If the Defaulting Party does not remedy any such default or breach within one hundred and twenty (120) days after delivery of such notice by the Non-Defaulting Party (the “Cure Period”), the Non-Defaulting Party may thereafter terminate this Agreement effective immediately upon written notice or such later date as specified in the Non-Defaulting Party’s notice.  Upon any termination pursuant to this Section 14.5, New University shall not be subject to any non-competition covenant with respect to Contributor’s business or to any non-solicitation covenant with respect to the Exclusive Employees.  References in this Section 14.5 to a Party’s breach shall include a breach by Purdue of any Purdue Provisions (with respect to which Purdue shall be responsible).  The obligations of each of New University and Contributor under this Agreement include the obligations of its Board and designated members of the Advisory Committee to perform their respective functions contemplated by this Agreement, so as to cause New University and Contributor, as applicable, to perform their respective obligations hereunder.

(b)            Termination for New University Material Breach.  Upon termination of this Agreement by Contributor pursuant to Section 14.5(a) (Termination for Material Breach - Generally), as a result of New University’s or Purdue’s uncured material default or breach, subject to Section 14.5(b)(v), New University will pay to Contributor, as Contributor’s sole and exclusive remedy, an agreed measure of damages determined pursuant to the procedure described in this Section, and New University will thereafter have no further obligation or liability to Contributor with respect to this Agreement, unless New University exercises the Buyout Option as permitted under Section 14.5(b)(v).

(i)            Prior to termination of this Agreement by Contributor pursuant to Section 14.5(a) (Termination for Material Breach - Generally), as a result of New University’s uncured material default or breach, the Parties will work together in good faith for a period of sixty (60) days (the “Pre-Termination Resolution Period”) to seek to resolve the matter prior to Contributor terminating this Agreement (including escalating the matter to their respective chief executives should no resolution be reached within the first thirty (30) days).

(ii)            Thereafter, if Contributor terminates this Agreement, the Parties will again work in good faith in the manner contemplated in the preceding subsection (i), for a period of sixty (60) days (the “Post-Termination Resolution Period”) to seek to agree on the agreed measure of damages suffered by Contributor.

(iii)            During the Post-Termination Resolution Period, the Parties will agree upon a third party mediator (or, if the Parties fail to agree upon a third party mediator, Allen & Co.) and if at the conclusion of the Post-Termination Resolution Period, they are unable to agree on the measure of damages suffered by Contributor, the Parties shall engage such mediator to assist in resolving the matter over the course of the next sixty (60) days (the “Mediation Period”).

(iv)            During the Mediation Period, the Parties also will agree upon a third party valuation firm of national reputation (and, if the Parties fail to agree upon a third party valuation during the Mediation Period, the then serving Financial Expert’s firm shall be deemed the selected valuation firm), and if after the Mediation Period, no resolution has been reached, the Parties will engage such third party valuation firm to determine over the course of the next sixty (60) days (the “Valuation Period”) the agreed measure of damages suffered by Contributor, which amount shall reflect (without double counting) both:  (1) the contribution made to New University under the Contribution Agreement and the value of New University as a going concern, nonprofit entity, taking its tax status at the time of termination into consideration, and (2) the present value of all future payments that would have been made to Contributor if this Agreement had not been so terminated and New University had not materially breached its obligations under this Agreement, including the Contributor Fee, Unpaid Contributor Funds, and either the Early Termination Fee if the effective date of termination is during the Initial Term, or the Post-Initial Term Fee if the effective date of termination is after the Initial Term.  The determination made in accordance with this Section by such third party valuation firm will be final and binding upon the Parties and will not be subject to appeal, absent fraud or manifest error.

(v)            At any time before, during or within ten (10) days after completion of the process described in Section 14.5(b) above, New University may elect to pay to Contributor, in lieu of damages agreed to or awarded pursuant to this Section, the Early Termination Fee if the effective date of termination is during the Initial Term, or the Post-Initial Term Fee if the effective date of termination is after the Initial Term, in connection with New University’s exercise of the Buyout Option in accordance with Section 14.8 (Buyout Option).

(c)            Termination for Contributor Material Breach.  Upon termination of this Agreement by New University pursuant to Section 14.5(a) (Termination for Material Breach - Generally), as a result of Contributor’s uncured material default or breach, New University may elect, without prejudice to any other available remedy pursuant to this Agreement, to exercise the Buyout Option upon payment to Contributor of:  (i) an Early Termination Fee, if the effective date of termination is during the Initial Term, or (ii) the Post-Initial Term Fee, if the effective date of termination is after the Initial Term, in either case in accordance with and subject to the terms of Section 14.8 (Buyout Option).  For the avoidance of doubt, no Early Termination Fee or Post-Initial Term Fee shall be payable in connection with a termination under this Section 14.5(c) unless New University elects to exercise the Buyout Option.

14.6    Reports; Unpaid Fees.

(a)            Termination Fee Report.  With respect to all payments required to be made by New University upon termination or Non-Renewal under the preceding Sections of this Article 14, Contributor shall prepare and deliver to New University for its approval, a calculation of the amount of the Early Termination Fee or the Post-Initial Term Fee, as applicable, and all supporting documentation relating to such calculation.  If New University objects to such calculation, the Parties shall cooperate to reach a settlement of any differences between them and if the Parties fail to reach resolution, such differences shall be resolved pursuant to Section 10.2(d) (Examination Notice; Disputes) and Section 10.2(e) (Resolution).

(b)            Unpaid Funds.  With respect to any termination or expiration of this Agreement contemplated by this Article 14, the Parties shall perform a Reconciliation as of the effective date of such termination or expiration to determine the amount, if any, owed to a Party pursuant to the Distribution Waterfall for the period ending on the effective date of termination or expiration, including all Unpaid Contributor Funds existing as of such date (“Reconciled Termination Sum”).  Based upon the Agreed Reconciliation Statement for such period, such amount shall be paid to the appropriate Party on such effective date in accordance with the Distribution Waterfall from funds (if any) remaining in the NU Account.  However, if New University has delivered to Contributor on the effective date of termination or expiration either an Early Termination Note or Post-Initial Term Note, as applicable, pursuant to the terms of this Article (whether on account of termination or Buyout), then no Reconciled Termination Sum is owed by New University to Contributor.  For the avoidance of doubt, and subject to New University’s obligation to pay the agreed measure of damages in the event of a termination pursuant to Section 14.5(b) (which damages shall include any unreimbursed costs and fees of Contributor described in this Section below), if there is a deficiency in the NU Account following a termination or expiration that does not involve the delivery of a Note, New University shall have no obligation to pay Contributor any amounts that have accumulated in any deferred account maintained to record New University working capital balances, unreimbursed Unpaid Contributor Funds and/or Contributor Fees that have accrued but not been paid in accordance with the Distribution Waterfall.

14.7     Teach-Out Period.

(a)            Establishment of Teach-Out Period.  If New University elects to both:  (i) terminate or not renew this Agreement and (ii) close or shut down its ED Institution, assets and operations (collectively, a “Closure”), then, provided that New University has not exercised the Buyout Option, the Parties will continue to operate as contemplated under this Agreement until such time as all students enrolled, as of the date such expiration or termination is effective, as the case may be, in any Academic Program have either graduated or withdrawn from the Academic Program (the “Teach-Out Period”).

(b)            Operations During Teach-Out Period.  During the Teach-Out Period, the Parties shall continue to operate under this Agreement as if the term of the Teach-Out Period were part of the Term and shall comply with all provisions of this Agreement, except that, to the extent of any inconsistency between the terms of this Agreement and the remaining provisions of this Section 14.7, the terms of this Section 14.7 shall control.

(c)            Closure Budget; Closure Reserve.  New University shall notify Contributor of its election of Closure no later than the date upon which Contributor receives notice of termination or non-renewal of this Agreement.  Promptly following notice to Contributor of such Closure decision, the Parties, acting through the Advisory Committee, shall meet and collaborate in good faith:  (i) to develop a Closure Budget and (ii) to establish a Closure reserve within the NU Account to cover the estimated Wind-Down Costs reflected in the Closure Budget (“Closure Reserve”).  The term “Closure Budget” shall mean a budget mutually approved by the Parties, prepared (and updated as necessary during the Teach-Out Period) by the Parties in good faith, reflecting reasonably anticipated Revenue of New University during the Teach-Out Period and reasonably anticipated Wind-Down Costs which New University is expected to incur (regardless of when payable) from the commencement of the Teach-Out Period through the date of Closure (“Closure Period”).  The term “Wind-Down Costs” shall mean the estimated reasonable expenses owed to Persons (other than any Party or its Affiliates) which New University is, or will be, obligated to pay to fulfill its educational obligations to students, its obligations to faculty and other employees (including severance), and such other reasonable expenses, including lease obligations and contingent liabilities (or insurance covering such liabilities), during the Closure Period and, to the extent applicable, thereafter.  For purposes of this Section 14.7, the reasonableness of Wind-Down Costs shall be determined in a manner consistent with  the historic practices of Contributor in closing or shutting down academic programs or schools.  To the extent New University has incurred, or chooses to incur, costs and expenses in excess of reasonable Wind-Down Costs, Contributor shall not be responsible for contributing to the NU Fund, for purposes of funding the Closure Reserve, the amount of such excess costs and expenses that are not reasonable Wind-Down Costs.

(d)            Distributions.  During the Teach-Out Period, the distribution of cash in the NU Account shall be distributed as follows, subject in all cases to retention of cash in an amount equal to the then applicable Closure Reserve (it being agreed that the Closure Reserve shall be decreased to the extent of payments from the NU Fund in satisfaction of expenses reflected in calculating the amount of the Closure Reserve):  (i) first, to reimburse New University for unpaid Academic Costs incurred in the applicable period, up to the NU Costs Cap (as the same may be adjusted by the Advisory Committee in the preparation of the Closure Budget), as well as for any Unpaid NU Funds, (ii) second, 20% of the balance of the NU Account funds to New University, and (iii) third, all remaining funds to Contributor.  The foregoing distributions shall not be made in lieu of damages or fees to which Contributor may be entitled under this Agreement.

(e)            Insufficient Revenue.  If, based upon the Closure Budget, there is insufficient estimated Revenue to cover the reasonable Wind-Down Costs, then Purdue and Contributor shall share the responsibility for covering such deficiency on a 50-50 basis and make appropriate cash contributions to the NU Fund.  Contributor shall continue to manage the cash in the NU Fund during the Teach-Out Period and thereafter, New University or its assignee shall assume such responsibility.

14.8     Buyout Option.

Upon each of the following events, New University shall have the right to acquire from Contributor the Buyout Assets, subject to the terms and conditions described in this Section 14.8:  (i) Non-Renewal of this Agreement by New University pursuant to Section 14.3 (Non-Renewal by New University), or (ii) termination of this Agreement by New University pursuant to Section 14.2, Section 14.4 or Section 14.5 (each of the foregoing being called “Buyout Option”).  New University shall exercise the Buyout Option by delivering written notice of its exercise to Contributor at least thirty (30) days prior to the effective expiration date under Section 14.3 or the effective date of termination in Section 14.2, Section 14.4 or Section 14.5 (or such shorter period as exists between the date of a notice of termination (or notice of material breach) and the effective date of termination) (“Buyout Notice”).

Within ten (10) Business Days of Buyer’s timely exercise of the Buyout Option as permitted by this Section 14.8, Contributor shall deliver to New University for its approval, a calculation of the amount of the Early Termination Fee or Post-Initial Term Fee, as applicable, arising solely by reason of the exercise of the Buyout Option under Section 14.4 and Section 14.5, and all supporting documentation relating to such calculation.  If New University objects to such calculation, the Parties shall cooperate to reach a settlement of any differences between them, and if the Parties fail to reach resolution, such differences shall be resolved pursuant to Section 10.2(d) (Examination Notice; Disputes) and Section 10.2(e) (Resolution).

(a)            Buyout Option Exercise.  If New University delivers to Contributor a Buyout Notice, Contributor shall transfer or license, or make available for hire (in the case of Exclusive Employees) to New University, in accordance with, and subject to this Section 14.8, the following (collectively, the “Buyout Assets”).  Notwithstanding anything to the contrary herein, New University will be responsible for payment of:  (i) any one-time transition or implementation related fees and ongoing, executory fees and obligations, in each case, under Buyout Contracts or otherwise charged by third parties in connection with the transfer or license of Buyout Assets and (ii) any reasonable fees for transition services.

(i)            Contributor shall transfer to New University all of Contributor’s right, title and interest in and to the equipment and other tangible assets owned by Contributor and used by Contributor exclusively to provide the Support Functions to New University at the time of exercise of such Buyout Option (“Buyout Tangible Assets”).

(ii)            Contributor shall transfer to New University third party contracts:  (1) for the license of software, equipment or other technology, including maintenance contracts related to any of the foregoing; (2) for services; or (3) for the lease of tangible personal property or real property, in each case that is licensed or leased by Contributor, and, in each case where the services and assets, which are the subject of such contracts, are used exclusively in the performance of the Support Functions at the time of exercise of such Buyout Option, subject in each case, to any third party Consents required by, and assumption by New University of post-transfer liabilities under, and any obligations imposed under, such third party contracts (“Buyout Contracts”).

(iii)            New University must extend employment offers to key personnel of Contributor whose employment at the time of exercise of such Buyout Option is solely dedicated to providing the Support Functions, and who are then deemed integral to the operation of New University and the servicing of the Institutional Assets (“Exclusive Employees”).

New University shall offer to hire Exclusive Employees, not later than five (5) days prior to the Buyout Closing Date, and Contributor shall cooperate with New University in New University’s efforts to accomplish the retention and hiring of such Exclusive Employees.  New University will offer employment to such Exclusive Employees on such terms and conditions of employment reasonably comparable to those enjoyed by such Exclusive Employees prior to the Buyout Closing.  The obligations of New University to hire such Exclusive Employees shall not be affected by virtue of the absence of any such Exclusive Employee as of the Buyout Closing Date due to any short term disability, long term disability or leave of absence.  Effective as of the Buyout Closing, the employment of all of those Exclusive Employees who are so hired by New University will be terminated by Contributor, and Contributor shall be responsible for severance, if any, due such Exclusive Employees who are hired by New University.  Nothing contained in this Agreement shall confer upon any Contributor employee any right with respect to continuance of employment by New University after the Buyout Closing Date.

(b)            Shared Assets; Prohibitions on Transfer.  Contributor will use commercially reasonable efforts throughout the Term to cause material contracts entered into after the Effective Date, which would be part of the Buyout Contracts, to not contain restrictive clauses that would limit or preclude Contributor’s ability to assign to New University such Buyout Contracts in connection with the exercise of the Buyout Option without the Consent of the applicable third party and without the payment of additional compensation and will not, without the prior written consent of New University, execute any such contracts that require by their express terms the payment of a fee upon assignment of such contract.

To the extent that any of Contributor’s assets, contracts or personnel used to deliver the Support Functions at the time of exercise of the Buyout Option are also used in another area of business engaged in by Contributor or its Affiliate(s), or are subject to restrictions on transfer or assignment, Contributor will use commercially reasonable efforts to provide to New University assets substantially comparable to those which are shared, or which are subject to agreements which prohibit transfer or assignment (through transition services, forking of code or otherwise), and will assist New University in obtaining comparable contracts from third party service Contributors, it being the intent of the Parties that following the consummation of the transfer of the Buyout Assets, New University will have the property required to operate and perform services for itself that are substantially comparable to the Support Functions performed at the time of exercise of the Buyout Option.

(c)            Buyout Closing Date; Closing Deliverables.

(i)            Buyout Closing Date.  The closing of the transfer of the Buyout Assets and the hiring of the Exclusive Employees (the “Buyout Closing”) shall take place on the date that is mutually agreeable to the Parties, but not later than ninety (90) days following the date of the Buyout Notice, except as may be extended due to any good faith dispute resolution or a Party’s need to comply with any Law applicable to the Buyout.

(ii)            Closing Deliverables of New University.  At the Buyout Closing, New University shall deliver to Contributor, in forms satisfactory to Contributor, the following:

(1)            An Early Termination Note, substantially in the form of Exhibit I-1, together with the Security Agreement, or a Post-Initial Term Note, substantially in the form of Exhibit I-2, as applicable, in connection with New University’s obligation to pay a fee on account of its exercise of the Buyout Option (and, if for any reason, Contributor has not received the applicable Note and, if applicable, Security Agreement in payment of the Early Termination Fee or Post-Initial Term Fee);

(2)            In the event of a termination pursuant to Section 14.2(a) (Early Termination for Convenience) or, if the Buyout Option is exercised during the Initial Term in connection with a termination pursuant to Section 14.4 (Termination for Certain Financial Results), Section 14.5(b)(v) (Termination for New University Material Breach), or Section 14.5(c) (Termination for Contributor Material Breach), either:  (1) an unconditional, irrevocable guaranty, substantially in form and substance reasonably satisfactory to Contributor, executed by either Purdue or another third party guarantor reasonably acceptable to Contributor, guaranteeing fifty percent (50%) of the principal of an early Termination Note (“Guaranty”), or (2) a letter of credit, in form and substance reasonably satisfactory to Contributor, by New University, and payable to Contributor and denominated in U.S. dollars, issued by a bank or financial institution that is federally insured, rated investment grade or higher, chartered, doing business in, and incorporated in the United States.

(3)            A mutual general release, in form and substance reasonably satisfactory to Contributor, which pertains to the Parties’ respective payment and/or performance obligations under this Agreement through the date of the Buyout Closing (“Release”), executed by New University and Purdue;

(4)            To the extent necessary, a transition services agreement mutually agreeable to the Parties and executed by New University, which sets forth the terms and conditions governing the delivery by Contributor of certain transition services in support of the orderly transition of the Buyout Assets to New University (“Transition Services Agreement”);

(5)            A transfer agreement executed by New University, and containing agreed-upon representations and warranties regarding the Buyout Assets, and customary covenants and conditions (“Buyout Transfer Agreement”),

(6)            Sufficient instruments of assignment and assumption to evidence the transfer of assumed liabilities from Contributor to New University necessary or desirable in Contributor’s discretion; and

(7)            All such other documents and instruments executed by New University or Purdue, in each case as Contributor or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by the Buyout Transfer Agreement.

(iii)            Closing Deliverables of Contributor.  At the Buyout Closing, Contributor shall deliver to New University, in forms satisfactory to New University, the following:

(1)            The Release, executed by KHE and ICA;

(2)            The Transition Services Agreement, if any, executed by KHE and ICA;

(3)            The Buyout Transfer Agreement, executed by KHE and ICA;

(4)            Sufficient instruments of assignment and assumption to evidence the transfer of assumed liabilities from Contributor to New University necessary or desirable in Contributor’s discretion; and

(5)            All such other documents and instruments executed by KHE and ICA, in each case as New University or its counsel shall reasonably request in connection with the consummation of the transactions contemplated by the Buyout Transfer Agreement.

14.9     Transfer of Certain Support Functions and Related Assets.

(a)            Transfer of Select Support Functions.  New University may, at any time with nine (9) months prior written notice to Contributor (“Support Transfer Notice”), elect to directly assume performance of a Back-Office Support Function, as designated by New University in such Support Transfer Notice; provided that:  (i) Contributor will be paid any Support Costs related to the Back-Office Support Function assumed for the period prior to the effective date of such assumption, and continue to be paid its other Support Costs and Contributor Fee, in each case, pursuant to the Distribution Waterfall as provided in Sections 2 and 3 of Exhibit F without regard to such assumption of performance; (ii) the Parties will negotiate in good faith to determine appropriate adjustments to the Academic Cost Percentage Limit and the Non-Brand Support Cost Percentage Limit, as the case may be, to give effect to any transfer of costs associated with such assumption; and (iii) any such assumption of performance by New University, unless otherwise agreed by the Parties:  (1) shall not be subject to Section 1(e)(ii) (Other Changes in Costs) of Exhibit F; and (2) shall not be subject to Section 1(e)(i) (Changes in Academic Costs) of Exhibit F (it being agreed that any additional Academic Costs arising from such transfer of responsibility shall be deemed not to be Special Academic Costs).  The Parties agree that to the extent performance of the Back-Office Support Function assumed by New University requires amendment to this Agreement, the Parties shall make such amendments (in accordance with Section 20.5 (Amendment; Waiver)) in good faith consistent with the remaining terms of this Agreement.  New University shall not retain any other Person during the Term to perform any Back-Office Support Functions assumed pursuant to this Section; provided a New University Affiliate, may perform such Back-Office Support Functions on behalf of New University.  “Back-Office Support Functions” means the Support Functions described in Section 2.4(h) (Technology Support) (except that, New University will supply its own technology and IT platforms and will no longer have the right to access or use the Contributor Platform, except in connection with Support Functions that are not assumed by New University), Section 2.4(i) (Human Resources), Section 2.4(j) (Facilities and Property Management), Section 2.4(k) (Finance and Accounting), Section 2.4(l)(i) (Communications), and Section 2.4(l)(ii) (Default Management).

(b)            Transfer of Certain Support Function Assets.  At any time after the sixth (6th) anniversary of the Effective Date, as part of a Support Transfer Notice, New University may request that Contributor transfer to New University some, but not all, of the Buyout Assets designated in such Support Transfer Notice, whereupon the Parties shall negotiate in good faith, for a period of up to ninety (90) days, the terms of transfer of such Buyout Assets, including price and, upon agreement by the Parties, amend this Agreement accordingly pursuant to Section 20.5 (Amendment; Waiver), and effectuate the transfer of such Buyout Assets.  If the Parties do not reach agreement within such ninety (90) day period, then either Party shall have the right to withdraw from such negotiations and Contributor shall have no obligation to transfer any of such Buyout Assets, unless and until, for the avoidance of doubt, such time as New University exercises the Buyout Option pursuant to the terms of this Agreement.

14.10     Elections and Options.

Any provision in this Article 14 that grants to any Party the right to make an election or exercise an option shall not obligate such Party to make such election or exercise such option.

14.11     Survival.

The provisions of Section 1(b) (Presumption), Section 1(c) (Exhibits), Section 1(d) (Precedence), Section 2.4(k)(ii) (No Practice of Accountancy), Section 6.1 (FERPA; GLB) (with respect to the last sentence), Article 7 (Confidentiality), Section 8.3 (Reservation), Section 8.4 (Residuals), Section 10.1(a) (Books and Records), Section 10.2 (Examination), Article 11 (Tax Matters), Section 12.1(b)(ii) (with respect to the last sentence of Section 12.1(a)(ii)), Section 12.4 (Disclaimer), Section 13.1(a) (Discontinued Courses), Section 13.1(c) (Non-Solicitation; Non-Hire), Section 13.2 (Transfer of Revenue Generating Assets) and Exhibit J (Transfer - Example), Section 14.2(a) (Early Termination for Convenience) (with respect to the last two sentences), Section 14.2(b) (Early Termination Fee), Section 14.2(c) (Post-Initial Term Fee), Section 14.3 (Non-Renewal by New University), Section 14.4 (Termination for Certain Financial Results (with respect to the last three sentences), Section 14.5(a) (Termination for Material Breach - Generally) (with respect to the fifth sentence), Section 14.5(b) (Termination for New University Material Breach), Section 14.5(c) (Termination for Contributor Material Breach), Section 14.6 (Reports; Unpaid Fees), Section 14.7 (Teach-Out Period), Section 14.8 (Buyout Option), Section 14.10 (Elections and Options), Section 14.11 (Survival), Article 15 (Limitation of Liability), Section 16.2 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial);  Section 16.3 (Certain Remedies), Article 17 (Duty to Cooperate), Sections 20.1(b), (c), (d)(ii) and (e), Section 20.2 (Relationship of the Parties), Section 20.3 (Expenses), Section 20.4 (Notices) Section 20.5 (Amendment; Waiver) (with respect to the last sentence), Section 20.7 (Third Party Rights) through Section 20.10 (Severability), and Section 20.12 (Further Assurances), and Exhibit A (Definitions) (as applicable), Exhibit I-1 (Early Termination Note), Exhibit I-2 (Post-Initial Term Note) and Exhibit I-3 (Terms of Security Interest Grant), as well as any other provisions of this Agreement which contemplate performance or observance subsequent to any termination or expiration of this Agreement, or is required to survive to give the Parties the benefits of this bargain, will survive any termination or expiration of this Agreement and continue in full force and effect.  To the extent a provision of this Agreement relates to the Teach-Out Period or provides for rights, interests, duties, claims, undertakings and/or obligations during any Teach-Out Period, such provision shall survive termination or expiration until such Teach-Out Period is completed and any issues with respect thereto have been fully resolved.  To the extent a provision of this Agreement relates to any reimbursement or payment to be made under this Agreement, or to payments under any Note, or provides for rights, interests, duties, claims, undertakings and/or obligations related to any such payment, including Article 9 (Reimbursements and Payments), Section 10.1(b) (Audited Financial Statements), Article 19 (Accreditation and Licensing) (with respect to the second paragraph), Section 20.6 (Successors and Assigns), Exhibit F (Reimbursements and Payments), Exhibit G (Agreed Principles) and Exhibit H (Deposit Credits), such provision shall survive termination or expiration until the later of that time when all reimbursements and payments have been paid in full in accordance with this Agreement, or until all amounts due under any Note have been fully paid, and any issues with respect to any of the foregoing have been fully resolved.

15.         Limitation of Liability.

Except as provided below, the Parties hereby agree that:  (i) the total aggregate liability of Contributor under or in connection with the Agreement, regardless of the form of the action or the theory of recovery, shall be limited to an amount equivalent to the greater of (a) the Contributor Fees paid or payable during the twelve (12) months prior to the month in which the most recent event (before asserting the claim) giving rise to liability occurred (provided that if such event giving rise to liability occurs during the first twelve (12) months after the Effective Date the amount will be calculated as four (4) times the average quarterly Contributor Fees paid or payable under this Agreement during the elapsed time since the Effective Date) and (ii) IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, WILL A PARTY BE LIABLE TO THE OTHER PARTY UNDER THE AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL,

INCIDENTAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING LOST REVENUES, LOST PROFITS, OR CONTRIBUTION IN RESPECT OF ANY CLAIM AGAINST THE PARTY), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE OR SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN BY SUCH PARTY.  The foregoing limitations shall not apply to any losses arising from the willful malfeasance, gross negligence or fraud of a Party.

For purposes of clarification, this limitation of liability is an aggregate limitation of liability for this Agreement, and all remedies provided for in this Agreement are cumulative.

16.         Management Escalation; Choice of Law; Available Remedies.

16.1            Management Escalation.

Except for a dispute, claim or other controversy that is subject to the Evaluation Process, to Section 10.2 (Examination) or is a matter that is subject to the process set forth in Section 14.5(b) (Termination for New University Material Breach), in the event of any other dispute, controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement), arising out of or related to each Party’s obligations hereunder, prior to taking formal legal action, the Parties agree to:  (a) work in good faith for thirty (30) days to attempt to resolve such matter, and (b) if such matter is not resolved in such thirty (30) day period, escalate the matter to the Chief Executive Officer of Contributor and the President of Purdue, who will then work in good faith for thirty (30) days to attempt to resolve the matter, and following such time if the matter has not been resolved, the Parties are free to pursue any legal remedy available to them.

16.2     Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)            Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Indiana applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(b)            Jurisdiction and Forum.  In any Action arising out of or in any way relating to this Agreement or the administration thereof or any of the transactions contemplated hereby, each Party irrevocably submits to the exclusive jurisdiction of the federal courts of the Southern District of Indiana (and any federal courts of appeal with respect to such courts), or, in the event the federal courts of the Southern District of Indiana do not have jurisdiction, the state courts of Marion County, Indiana (and any Indiana courts of appeal with respect to such courts) (the “Chosen Courts”), and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in the Chosen Courts.  Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in the Chosen Courts.  Delivery of any process required by any such Chosen Court in accordance with Section 20.4 (Notices) shall constitute valid and lawful service of process against a Party, without necessity for service by any other means provided by statute or rule of court.  To the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            Waiver of Jury Trial.  Each Party waives trial by jury in any Action arising out of or in any way relating to this Agreement or the administration thereof or any of the transactions contemplated thereby.  No Party shall seek a jury trial in any such Action and no Party shall seek to consolidate any such Action in which a jury trial has been waived with any other Action in which a jury trial cannot be or has not been waived.

16.3     Certain Remedies.

Notwithstanding anything herein to the contrary, the Parties agree that the failure of a Party to perform any obligation which arises under Section 6.1 (FERPA; GLB), Article 7 (Confidentiality), Section 8.1(e) (Trademark Provisions), Section 8.3 (Reservation) and Section 13.1 (Restrictive Covenants) will cause irreparable harm to the other Party, which may not be fully or adequately compensated by the award and/or payment of monetary damages alone.  In the event of actual or threatened breach by a Party of any of the foregoing Sections, the Parties agree that the non-breaching Party shall be entitled to seek injunctive or other equitable relief in order to enforce or prevent any such conduct or continuing violation, without having to post a bond or other security and the breaching Party agrees not to raise the defense of an adequate remedy at law in any such proceeding.  Nothing herein shall be construed as prohibiting either Party from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages, costs, and reasonable attorneys’ fees from the other.

17.        Duty to Cooperate.

If a Governmental Entity, Educational Agency, or third party files any type of demand, suit, claim, action or cause of action, or commences an investigation, review, audit, or site visit against Contributor or one of its Affiliates or New University or one of its Affiliates, each Party (and its respective Affiliates, to the extent applicable) shall use commercially reasonable efforts to cooperate with the other Party’s defense.  Each Party (and its Affiliates, to the extent applicable) further agrees in principle to execute such joint defense agreements, on customary terms, as may be necessary or appropriate for the protection of any privilege or confidentiality in the course of cooperating with the other Party’s defense.  Contributor and New University agree to use commercially reasonable efforts to make available to the other, upon reasonable request in writing, any and all non-privileged or non-proprietary documents that either Party (or either of their respective Affiliates, to the extent applicable) has in its or their possession, which relate to any such demand, suit, claim, action or cause of action, investigation, review, audit, or site visit.  This provision is not intended to waive or otherwise limit any privilege or work product protection any Party may have over any documents or other information.  However, neither Party (nor any of their respective Affiliates) shall have the duty to cooperate with the other Party if the dispute is between the Parties themselves, nor shall this provision preclude the raising of cross-claims or third party claims between Contributor and New University (or one of their respective Affiliates) if the circumstances justify such proceedings.  The Parties agree that this provision shall survive the termination of this Agreement.

18.         Insurance.

Throughout the Term, each Party shall purchase and maintain, at its expense, insurance coverage in types and amounts as is customary and reasonable for similarly situated organizations and businesses.

19.        Accreditation and Licenses.

The Parties have set forth the terms, conditions and responsibilities in this Agreement in the good faith belief that they are fully in compliance with all legal and accreditation requirements generally applicable to New University or Contributor, or specifically applicable to such party’s obligations hereunder; provided, however, in the event that either Party reasonably determines that the performance of any particular service, duty or function by either Party is in violation of such legal or accreditation requirements, the Parties agree that such service, duty or function shall be promptly modified to the extent reasonably necessary to secure continued compliance with such legal and accreditation requirements.

New University shall maintain in full force and effect, as required for the offering of the Academic Programs:  (a) state authorization where such authorization is material to New University and its Academic Programs, (b) accreditation by the Higher Learning Commission and any other Accrediting Body where such accreditation is material to New University and its Academic Programs, and (c) eligibility and certification to participate in the Title IV Programs, including complying with the Higher Education Act of 1965, as amended, and its implementing regulations and the terms and conditions of the Program Participation Agreement between New University and ED, as in effect from time-to-time.

20.        Miscellaneous.

20.1     Third Party Servicer Requirements.

(a)            The Parties agree to comply with all statutory provisions of or applicable to Title IV of the HEA, all regulatory provisions prescribed under that statutory authority, and all special arrangements, agreements, limitations, suspensions, and terminations entered into under the authority of statutes applicable to Title IV, HEA program, including the requirement to use any funds that Contributor administers under any Title IV, HEA program and any interest or other earnings thereon solely for the purposes specified in and in accordance with that program.

(b)            Contributor agrees to refer to the Office of Inspector General (“OIG”) of the Department of Education for investigation of any information indicating there is reasonable cause to believe that New University might have engaged in fraud or other criminal misconduct in connection with the institution’s administration of any Title IV, HEA program or an applicant for Title IV, HEA assistance might have engaged in fraud or other criminal misconduct in connection with his or her application, including the examples of information that must be referred to the OIG as stated in 34 CFR § 668.25(c)(2)(i)-(vii).

(c)            Contributor agrees to be jointly and severally liable with New University to the ED for any violation by Contributor of any statutory provision of or applicable to Title IV of the HEA, any regulatory provision prescribed under that statutory authority, and any applicable special arrangement, agreement, or limitation entered into under the authority of statutes applicable to Title IV of the HEA.

(d)            In the event that Contributor disburses funds (including funds received under the Title IV, HEA programs) or delivers Federal Stafford Loan Program proceeds to a student, Contributor agrees to:  (i) confirm the eligibility of the student before making that disbursement or delivering those proceeds.  This confirmation must include, but is not limited to, any applicable information contained in the records required under 34 C.F.R. § 668.24; and (ii) calculate and return any unearned Title IV, HEA program funds to the Title IV, HEA program accounts and the student’s lender, as appropriate, in accordance with the provisions of 34 C.F.R. §§ 668.21 and 668.22, and applicable program regulations.

(e)            Upon the termination of this Agreement by any Party or if Contributor stops providing services for the administration of a Title IV, HEA program, goes out of business, or files a petition under the Bankruptcy Code, Contributor agrees to return to New University all:  (i) records in Contributor’s possession pertaining to New University’s participation in the program or programs for which services are no longer provided and (ii) funds, including Title IV, HEA program funds, received from or on behalf of New University or its students for the purposes of the program or programs for which services are no longer provided.

20.2     Relationship of the Parties.

The Parties intend to create an independent contractor relationship and nothing contained in this Agreement will be construed to make either Contributor or New University, or any of their respective Affiliates, partners, joint venturers, principals, agents, or employees of the other.  No officer, director, employee, agent, Affiliate, or contractor retained by a Party to perform services under this Agreement will be deemed to be an employee, agent, or contractor of the other Party.  Neither Party will have any right, power or authority, express or implied, to bind the other.

Each Party shall be solely responsible for the fulfillment of all applicable Fair Labor Standard Act, state labor laws and other labor laws and Social Security provisions that affect the labor relationships with its personnel, either currently in force or that may be enacted during the Term, expressly discharging the other Party from any liability for the breach thereof.  Each Party shall hold the other Party harmless in connection with any Tax and salaries to be paid in connection with its activity, to the extent such Tax and salaries are imposed upon such other Party under applicable Law or under the terms of this Agreement.  The terms of this Agreement are not intended to cause any of the Parties or their respective Affiliates to become a joint employer for any purpose.

20.3     Expenses.

Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses except as expressly otherwise set forth in this Agreement.

20.4     Notices.

All notices, requests, demands and other communications permitted or required to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed conclusively to have been given:  (a) when personally delivered, (b) when sent by facsimile (with hard copy to follow in accordance with sub clauses (a), (d) or (e)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (c) when sent by electronic mail (with hard copy to follow in accordance with sub clauses (a), (d) or (e)) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day), (d) one Business Day after being sent by reputable overnight express courier (charges prepaid) or (e) three Business Days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, requests, demands and communications to the Parties shall be sent to the following addresses:

(a)            If to Purdue:

The Trustees of Purdue University 610 Purdue Mall, Room 247 West Lafayette, IN 47907 Attn: Steven R. Schultz Fax: (765) 496-7465 Email: schult51@purdue.edu with a copy to:

Stuart & Branigin LLP 300 Main Street, Suite 900 Lafayette, IN 647901 Attn: Thomas B. Parent Fax: (765) 742-8175 Email: tbp@stuartlaw.com

(b)            If to New University:

Purdue NewU, Inc. 9000 Keystone Crossing, Suite 800 Indianapolis, IN 46240 Attn: Steven R. Schultz Fax: (765) 496-7465 Email: schult51@purdue.edu with a copy to:

Stuart & Branigin LLP 300 Main Street, Suite 900 Lafayette, IN 647901 Attn: Thomas B. Parent Fax: (765) 742-8175 Email: tbp@stuartlaw.com

(c)            If to KHE or ICA:

Kaplan, Inc. 6301 Kaplan University Avenue Fort Lauderdale, FL 33309 Attn: Janice Block Fax: (888) 652-6308 Email: jblock@kaplan.edu

With a copy to:

Dentons US LLP 233 South Wacker Drive, Suite 5900 Chicago, IL 60606 Attn: Linda Chaplik Harris Fax: (312) 876-7934 Email: linda.harris@dentons.com

20.5     Amendment; Waiver.

This Agreement (including the Exhibits other than the NU Policy Guide Policy) may not be modified or amended except by an instrument or instruments in writing signed by Contributor and New University.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights and the waiver by any Party of any one breach shall not be construed as a waiver of any other or subsequent breach.

20.6     Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party to this Agreement may assign its rights or delegate or subcontract any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement, except that Contributor may assign this Agreement to another entity owned, directly or indirectly, by Graham Holdings Company or its successor, or to a purchaser of all or substantially all of the assets or equity of Contributor (regardless of the form of such transaction), and Contributor may subcontract portions of its services consistent with past practices, and in any event so long as it does not subcontract all or substantially all of any Service Function.  For purposes of this Section, a Change of Control will be deemed an assignment under this Agreement.  Each Party shall notify the other Party in writing upon the public announcement of a Change of Control of such Party or its parent.

20.7     Third Party Rights.

Nothing in this Agreement, whether express or implied, is intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

20.8       Public Announcements.

Except as required by Law or the rules of any national securities exchange, each of the Parties shall (and shall cause their respective Affiliates and representatives to) consult with the other Parties and obtain the prior written consent of the other Parties (which consent (other than with respect to price) shall not be unreasonably conditioned, withheld or delayed) before issuing any press releases or any public statements or announcements with respect to the activities hereunder contemplated by this Agreement; provided that, prior to any such release, statement or announcement as required by Law or the rules of any such exchange, the Person required to issue the release, statement or announcement shall allow the other Parties reasonable time to comment thereon in advance of such issuance.

20.9       Entire Agreement.

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement.

20.10   Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20.11    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each of the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “.pdf” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

20.12    Further Assurances.

Each Party shall execute such deeds, assignments, endorsements, evidences of transfer and other instruments and documents and shall give such further assurances as shall be necessary to perform such Party’s obligations hereunder.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

KAPLAN HIGHER EDUCATION, LLC

by:

Name:
Title:

IOWA COLLEGE ACQUISITION, LLC

by:

Name:
Title:

PURDUE NEWU, INC.

by:

Name:
Title:

THE TRUSTEES OF PURDUE UNIVERSITY, solely for the purpose of being bound by the Purdue Provisions by:

Name:
Title:

[Signature Page to Transition and Operations Support Agreement]

EXHIBIT A

Definitions

“Academic Costs” has the meaning set forth in Section 2 of Exhibit F.

“Academic Functions” has the meaning set forth in Section 2.2.

“Academic Programs” means New University’s programs, plans, procedures and systems pursuant to which educational instruction and training is delivered either online or via hybrid ground-based programs on the Physical Campuses, and academic degrees, diplomas, honors or certificates are awarded for completion of undergraduate degree programs, graduate degree programs, certificate programs, professional studies programs or other educational programs offered by New University from time-to-time.

“Access” means the ability of authorized agents, officers, directors and employees of Contributor to:  (i) enter and exit the Campuses to perform the Services, (ii) review and analyze relevant documents, books and records of New University (including copies) as reasonably necessary to perform the Services and (iii) consult with any employees, agents or other representatives, or students, of New University as reasonably necessary to perform the Services.

“Accountancy” has the meaning in Section 2.4(k)(ii).

“Accrediting Body” means any governmental or non-governmental entity, including any institutional and/or specialized accrediting agency, that engages in the granting or withholding of accreditation of postsecondary educational institutions or programs in accordance with standards relating to the performance, operations, financial condition or academic standards of such institutions, including the Higher Learning Commission.

“Action” means any action, claim (including any cross–claim or counterclaim), lawsuit, complaint, charge, arbitration, litigation, proceeding or hearing by or before a court, Governmental Entity or arbitral tribunal, whether at law or in equity.

“Additional Fee” has the meaning in Part B of Exhibit D.

“Advisory Committee” has the meaning in Section 3.2(b).

“Affiliate” means, (a) with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; and (b) in the case of Purdue and New University, any such Party or other Person that directly, or through one or more intermediaries, is a support organization for, or exists for the benefit of, either of Purdue or New University.  For purposes hereof, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Agreed Principles” has the meaning in Section 4(b)(i) of Exhibit F.

“Agreed Reconciliation Statement” has the meaning in Section 2 and Section 4(a)(iii) of Exhibit F.

“Agreement” has the meaning in the Prologue.

“Annual New University Budget” has the meaning in Section 4.1(b).

“Applicable Interest” has the meaning in Section 2 of Exhibit F.
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Exhibit A - Definitions

“Applicable Period” has the meaning in Section 2 of Exhibit F.

“Applicable Product” has the meaning in Section 13.2.

“Audited Financial Statements” means the income statement, balance sheet, cash flow statement and footnotes of New University prepared in accordance with GAAP consistently applied and certified by such Party’s auditor.

“Available Cash” has the meaning in Section 2 of Exhibit F.

“Back-Office Support Functions” has the meaning in Section 14.9(a).

“Books and Records” means originals (or true, correct and complete copies) of all business, accounting, Tax and financial records (including supporting orders and invoices), files, lists, ledgers, correspondence, studies, reports databases and other documents (whether in hard copy, electronic or other form), including:  (a) all analysis reports, advertising, promotional and marketing materials and creative material and (b) all records and lists relating to students, vendors or personnel, but shall exclude student records, other than lists of students.

“Brand Costs” has the meaning in Section 2 of Exhibit F.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are authorized or obligated by Law or executive order to remain closed.

“Business Office” has the meaning in Section 2.4(g).

“Buyout Assets” has the meaning in Section 14.8(a).

“Buyout Closing” has the meaning in Section 14.8(c)(i).

“Buyout Contracts” has the meaning in Section 14.8(a)(ii).

“Buyout Fee” has the meaning in Section 14.6(b).

“Buyout Notice” has the meaning in Section 14.8.

“Buyout Option” has the meaning in Section 14.8.

“Buyout Tangible Assets” has the meaning in Section 14.8(a)(i).

“Buyout Transfer Agreement” has the meaning in Section 14.8(c)(ii)(5).

“Campuses” means:  (a) those certain real properties and owned or leased by New University at which New University operates its Academic Program, all improvements and personal property thereon, and any equipment related thereto (each, a “Physical Campus”); and (b) online portals, and any content related thereto, used by New University to carry out its Academic Program (“Online Campus”).

“Cash Operating Losses”, for any Fiscal Year, means the amount by which:  (a) the sum of:  (1) the Academic Costs plus the Support Costs incurred in such Fiscal Year, plus (2) $10 million for each of the first 60 months following the Effective Date, exceeds (b) the total Revenue earned by New University in such Fiscal Year.

“Cash Transactions” has the meaning in Section 1(b)(ii) of Exhibit F.

“Change of Control” means:  (i) a recapitalization, merger, consolidation or other business combination in which the direct or indirect owners of a Party or its parent, immediately prior to such transaction, own,
2
Exhibit A - Definitions

immediately following the consummation of such transaction, less than 50% of the voting power of the surviving entity; (ii) an acquisition, directly or indirectly through one transaction or a series of transactions, of more than 10% of the (1) equity interests or (2) voting power of a Party or its parent; (iii) in the case of New University, any transaction that would cause New University not to recognize or receive in the NU Account all Revenue of its businesses and operations, including all Revenue of its ED Institution; or (iv) any combination of, or similar transaction to, the foregoing; provided, however, that this definition shall not apply to any Person that is a reporting person under the Securities Exchange Act of 1934, as amended, or to Kaplan, Inc.

“Chosen Courts” has the meaning in Section 16.2(b).

“Closure” has the meaning in Section 14.7(a).

“Closure Budget” has the meaning in Section 14.7(c).

“Closure Period” has the meaning in Section 14.7(c).

“Closure Reserve” has the meaning in Section 14.7(c).

“Code” means the Internal Revenue Code of 1986, as amended for time-to-time.

“Collateral” has the meaning in Exhibit I-3.

“Confidential Information” has the meaning in Section 7.1.

“Consent” means a consent, authorization, order or approval of, or filing or registration with, or notification to any Person not a party to this Agreement, including any Governmental Entity.

“Contributor” has the meaning in the Prologue.

“Contributor Brand Marketing Department” has the meaning in Exhibit C.

“Contributor Cash Transactions” has the meaning in Section 1(b)(ii) of Exhibit F.

“Contributor Efficiency Payment” has the meaning in Section 2 of Exhibit F.

“Contributor Fee” has the meaning set forth in Section 2 of Exhibit F.

“Contributor Non-Brand Costs Cap” has the meaning in Section 2 of Exhibit F.

“Contributor Platform(s)” means the IT infrastructure and the platform(s), technology or any transmission or storage methodology, on which Institutional Assets are stored, housed, offered, delivered or otherwise made available, whether by any wireline or wireless networks now known or later developed (or any combination thereof) in any form, analog, digital, or other, now known or later developed (including limited downloads, permanent downloads, streams, streaming audio and/or video, digital downloads, direct broadcast satellite, point-to-multipoint satellite, multipoint distribution service, point-to-point distribution service, cable system, telephone system, and any other forms of transmission made on-demand or near on-demand (or otherwise interactive), and the other IT infrastructure and technology used in connection with the delivery of the Support Functions.

“Contributor Policies” has the meaning in Section 6.3.

“Contributor Relationship Manager” has the meaning in Section 3.2(a).

“Contributor Support Costs Cap” has the meaning in Section 2 of Exhibit F.
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Exhibit A - Definitions

“Cost Covering Students” has the meaning in Part B, Section IV of Exhibit D.

“Course” means any academic course to be offered as part of the Academic Program.

“Critical Service Level Failure” has the meaning in Section 3.5.

“Cure Period” has the meaning in Section 14.5.

“Current Fair Market Rate” has the meaning in Section 14.2(b).

“Defaulting Party” has the meaning in Section 14.5.

“Deferred Revenue Adjustment” means an amount equal to 35% of the average Kaplan University month-end deferred revenue balance for the 12 month period ending on the most recent month-end prior to the Effective Date.

“Deposit Credits” has the meaning in Section 5 of Exhibit F.

“Derivative Work” means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable Law, but excluding the preexisting work.

“Disclosing Party” has the meaning in Section 7.2.

“Distribution Waterfall” has the meaning in Article 9.

“Early Termination Fee” has the meaning in Section 14.2(b).

“Early Termination Note” has the meaning in Section 14.2(b).

“ECAR” has the meaning in Part A, Section II of Exhibit D.

“ED” means the United States Department of Education.

“ED Institution” has the meaning in Recital A.

“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding approvals for, or otherwise regulates, postsecondary institutions, their agents or employees in accordance with standards relating to performance, operation, financial condition or academic standards of such institutions, and the provision of financial assistance to such institutions or students attending such institutions, including ED, any Accrediting Body, the Higher Learning Commission, the U.S. Department of Veterans’ Affairs and state educational agencies.

“Educational Approvals” means any license, permit, approval, authorization, certificate or accreditation issued or required to be issued by an Educational Agency to a Person with respect to any aspect of such Person’s operations subject to the oversight of such Educational Agency or the participation of such Person in Student Financial Assistance Programs.

“Educational Law” means any federal, state, municipal, foreign or other law, regulation, order, Accrediting Body standard or other requirement that is applicable to a Party, including the provisions of Title IV of the HEA and any regulations or written guidance implementing or relating thereto, issued or administered by, or related to, any Educational Agency.

“Effective Date” has the meaning in the Prologue.
4
Exhibit A - Definitions

“Employer Party” has the meaning in Section 13.1(c).

“Evaluation Process” has the meaning set forth in Section 3.2(e).

“Examination Notice” has the meaning in Section 10.2(d).

“Excess Payments” has the meaning in Section 1(d) of Exhibit F.

“Exclusive Employees” has the meaning in Section 14.8(a)(iii).

“Fee” means the Early Termination Fee or the Post-Initial Term Fee.

“Fee Based Product” has the meaning in Section 13.2.

“FERPA” has the meaning in Section 6.1.

“Financial Expert” has the meaning in Section III of Part C of Exhibit D.

“Financial Reports” means the Reports prepared and delivered under this Agreement, which relate to financial and accounting matters of New University, Contributor or the functions each Party performs in connection with this Agreement, including the Reconciliation Statements, the Agreed Reconciliation Statements, the Unpaid Funds Reports, and the Termination Fee Report.

“Fiscal Year” means the fiscal year of New University, beginning on July 1 and ending on June 30.

“GAAP” means the generally accepted accounting principles for the United States as in effect at the time the applicable financial statements or other calculations or statement were prepared, consistently applied.

“GLB” has the meaning in Section 6.1.

“Governmental Entity” means any court, administrative agency, commission or other governmental authority, body or instrumentality, supranational, national, federal, state, provincial, local, municipal, domestic or foreign government or governmental or regulatory authority or any self-regulatory authority or arbitral or similar forum of any nature, including any agency, branch, bureau, commission, department, entity, official or political subdivision, whether domestic or foreign, including any Educational Agency.

“Guaranty” has the meaning in Section 14.8(c)(ii)(2).

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto.

“HR Evaluation Standard” has the meaning in Section 2.2(f).

“ICA” has the meaning in the Prologue.

“Independent Accounting Firm” has the meaning in Section 10.2(e).

“Initial Budget” has the meaning in Section 4.1(a).

“Initial Term” has the meaning in Section 14.1.

“Institutional Assets” has the meaning in Recital E.

“Intellectual Property Rights” means, on a worldwide basis, any and all:  (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks and service marks; (iii)
5
Exhibit A - Definitions

trade secret rights; (iv) patents and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) registrations, initial applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Kaplan University” or “KU” has the meaning in Recital A.

“Key Contracts” has the meaning in Section 8.3.

“KHE” has the meaning in the Prologue.

“Law” means any laws, statutes, rules, regulations, ordinances, orders, codes, arbitration awards, judgments, decrees or other legal requirements of any Governmental Entity or Educational Agency, including any Educational Law, applicable to a Party.

“Letter of Credit” has the meaning in Section 14.8(c)(ii)(B).

“Licensee” has the meaning in Section 8.1(d).

“Licensor” has the meaning in Section 8.1(d).

“Losses” means losses, costs, charges, expenses, fees (including reasonable fees of attorneys, consultants and advisors), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, assessments or deficiencies of any kind.

“Marketing Materials” means the works of authorship and other content created by both or either of New University and Contributor under the Marketing Plan or otherwise under this Agreement and which may be made available to each Party under this Agreement, including presentations, webcasts, video and audio clips, pictures, sound files, graphics, logos, and other similar materials and content; provided, however, in no event shall any IP or proprietary information of New University or Contributor be considered or deemed jointly owned.

“Marketing Plan” means the marketing plans developed jointly by the Parties which outline the marketing activities relating to the Academic Programs and the responsibilities of the Parties for those activities, which shall include the process regarding the production of Marketing Materials and the determination of marketing channels employed to display or disseminate such Marketing Materials.

“Materials” means, collectively, software, literary works, other works of authorship in whatever form (including written, magnetic, electronic, graphic or digitized), specifications, design documents and analyses, algorithms, processes, methodologies, programs, program listings, programming tools, user manuals, documentation, reports, drawings, databases, machine readable text and files, business rules or requirements, inventions, interfaces, scenarios, scripts, business models, business logic, templates, studies, strategies, operating models, technical architecture, design ware, software objects, source code, object code, artifacts, requirements, specifications, abstracts and summaries, software configurations, test plans, test results and similar work product.

“Material Sales Threshold” has the meaning in Section 13.2.

“Mediation Period” has the meaning in Section 14.5(b)(iii).

“New University” has the meaning in the Prologue.

“New University Board of Trustees” shall mean the independent governing board of New University.

“New University Budget(s)” has the meaning in Section 4.1(b).
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Exhibit A - Definitions

“New University Efficiency Payment” has the meaning in Section 2 of Exhibit F.

“NewU Relationship Manager” has the meaning in Section 3.2(a).

“Non-Defaulting Party” has the meaning in Section 14.5(a).

“non-performing Party” has the meaning in Section 2.7(a).

“Non-Renewal” has the meaning in Section 14.3.

“Note” means an Early Termination Note or a Post-Initial Term Note.

“NPS” has the meaning in Section 2.5(b)(iv).

“NU Account” has the meaning in Section 1(a) of Exhibit F.

“NU Cash Transactions” has the meaning in Section 1(b)(i) of Exhibit F.

“NU Costs Cap” has the meaning in Section 2 of Exhibit F.

“NU Policy Guide” has the meaning in Section 2.3.

“NU Upfront Payment” has the meaning in Section 3(b) of Exhibit F.

“OIG” has the meaning in Section 20.1(b).

“Opinion” has the meaning in Section 2.4(k)(ii).

“Organizational Documents” means:  (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and the articles of organization of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of an entity; and (e) any amendment to any of the foregoing.

“Party(ies)” has the meaning in the Prologue.

“Payment Shortfall” has the meaning in Section 1(e) of Exhibit F.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association, or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity and an Accrediting Body.

“Post-Initial Term Fee” has the meaning in Section 14.2(c).

“Post-Initial Term Note” has the meaning in Section 14.2(c).

“Post-Termination Resolution Period” has the meaning in Section 14.5(b)(ii).

“Pre-Termination Resolution Period” has the meaning in Section 14.5(b)(i).

“Primary Party” has the meaning in Section 6.2(a).

“Priority Payment” has the meaning in Section 2 of Exhibit F.
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Exhibit A - Definitions

“Priority Payment Differential” has the meaning in Section 2 of Exhibit F.

“Purdue” has the meaning in the Prologue.

“Purdue Provisions” means those provisions of this Agreement (including the Exhibits to this Agreement) and defined terms, which by their terms or as the context provides refer to Purdue, including the Recitals, Section 2.1 (New University Board of Trustees), Section 2.7 (Excused Performance; Force Majeure), Section 3.2(b) (Advisory Committee Make-Up and Meetings), Section 6.2 (Compliance with Law; Changes in Law), Article 7 (Confidentiality), Section 8.1(b) (Purdue License to Contributor), Section 8.1(c) (Purdue License to New University), Section 8.1(d) (Kaplan License to New University and Purdue), Section 8.1(e) (Trademark Provisions), Section 8.2 (Third Party Materials), Section 8.3 (Reservation), Section 8.4 (Residuals), Section 10.1(a) (Books and Records), Section 12.1 (Representations and Warranties; Covenants - Purdue and New University), Section 12.4 (Disclaimer), Section 13.1 (Restrictive Covenants), Section 13.2 (Transfer of Revenue Generating Assets), Section 14.1 (Term), Section 14.2(b) (Early Termination Fee), Section 14.5(a) (Termination for Material Breach - Generally), Section 14.7 (Teach-Out Period), Sections 14.8(c)(ii)(2), (3) and (7) (Closing Deliverables by New University), Article 15 (Limitation of Liability), Section 16.1 (Management Escalation), and Section 16.2 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Article 17 (Duty to Cooperate), Section 20.2 (Relationship of Parties), Section 20.3 (Expenses), Section 20.4 (Notices), Section 20.5 (Amendment; Waiver), Section 20.7 (Third Party Rights), Section 20.8 (Public Announcements), Section 20.9 (Entire Agreement), Section 20.10 (Severability), Section 20.11 (Counterparts), Section 20.12 (Further Assurances), and Sections 1(a) (NU Account) and 4(b) (Calculations of Payments; Process) of Exhibit F.

“Receiving Party” has the meaning in Section 7.2.

“Reconciled Termination Sum” has the meaning in Section 14.6(b).

“Reconciliation Statement” has the meaning in Section 4(a) of Exhibit F.

“Reconciliations” has the meaning in Section 4(a) of Exhibit F.

“Release” has the meaning in Section 14.8(c)(ii)(3).

“Remainder Payment” has the meaning in Section 2(g) of Exhibit F

“Remaining Revenue” has the meaning in Section 3(b) of Exhibit F.

“Renewal Term” has the meaning in Section 14.1.

“Reports” has the meaning in Section 2.8.

“Reporting Party” has the meaning in Section 2.8.

“Revenue” or “Revenues”, unless otherwise specified, means consolidated revenue of New University for the designated time period, calculated in accordance with GAAP, consistently applied in accordance with the past practices of Contributor, adjusted to include all insurance proceeds payable to New University related to either or both business interruption or a force majeure event, and further adjusted to reflect a reserve for bad debt calculated in a manner consistently applied in accordance with the past practices of Contributor.  For purposes of this definition, past practices of Contributor shall mean the applicable practices most recently applied prior to the Effective Date.

“Revenue Based Product” has the meaning in Section 13.2.

“Root Cause Analysis” has the meaning in Section 2.6.

“Service Levels” has the meaning in Section 2.5.
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Exhibit A - Definitions

“Short Term Advances” has the meaning in Section 1(c) of Exhibit F.

“Significant Adverse Impact” has the meaning set forth in Section 3.2(e).

“Special Academic Costs” has the meaning in Section 1(e)(i) of Exhibit F.

“State Subsidy” means, where applicable:  (a) Revenue collected by New University relating to any State share of instruction earned by New University students as a result of the Courses and credit hours of such students; and (b) the success points earned on a proportionate basis of such students compared to the total subsidy eligible enrollment.

“Student Financial Assistance Program” means any form of student financial assistance, grants or loans administered by any Governmental Entity, including  the Title IV Programs, state grant programs, and veterans’ education benefits administered by the U.S. Department of Veterans’ Affairs.

“Supplier Party” has the meaning in Section 8.2.

“Support Costs” has the meaning in Section 2 of Exhibit F.

“Support Functions” has the meaning in Section 2.4.

“Support Transfer Notice” has the meaning in Section 14.9(a).

“Target Outreach and Admission Spend” has the meaning in Part A, Section IV of Exhibit D.

“Tax” means any and all taxes and all other charges, fees, duties, contributions, levies, assessments or liabilities in the nature of a tax, whether disputed or not, imposed by any Governmental Entity, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Taxing Authority” means any Governmental Entity exercising regulatory authority in respect of any Taxes.

“Teach-Out Period” has the meaning in Section 14.7.

“Term” has the meaning in Section 14.1.

“Threshold Amount” has the meaning in Part B of Exhibit D.

“Title IV” means Title IV of the HEA, and any amendments or successor statutes thereto.

“Title IV Program” means the programs of federal student financial assistance administered pursuant to Title IV of the HEA.

“Transfer” has the meaning in Section 13.2.

“Transfer Agreement” has the meaning in Recital E.

“Transition Services Agreement” has the meaning in Section 14.8(c)(ii)(4).

“Triggering Loss” has the meaning in Section 14.4.

“UCC” has the meaning in Exhibit I-3.

“University Partner” has the meaning in the Prologue.
9
Exhibit A - Definitions

“Unpaid Contributor Fees” has the meaning in Section 2 of Exhibit F.

“Unpaid Contributor Funds” has the meaning in Section 2 of Exhibit F.

“Unpaid Funds Report” has the meaning in Section 4(c) of Exhibit F.

“Unpaid NU Funds” has the meaning in Section 2 of Exhibit F.

“Valuation Period” has the meaning in Section 14.5(b)(iv).

“Valuation Process” is the process set forth in Section 14.5(b)(iv).

“Wind-Down Costs” has the meaning in Section 14.7(c).

“Year End Reconciliation” has the meaning in Section 4(a)(ii) of Exhibit F.

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Exhibit A - Definitions